Exhibit 99.1

Admission to trading of shares in

Nordic Waterproofing Holding AB

on Nasdaq Stockholm

Important information

This prospectus (the "Prospectus") has been prepared in connection with the admission to trading of shares in Nordic Waterproofing Holding AB (a Swedish public limited liability company) on Nasdaq Stockholm (the "Admission") in connection with the execution of the Merger (as defined in section "Background and reasons for the Merger"). "Nordic Waterproofing", the "Company" or the "Group" refers to, depending on the context, Nordic Waterproofing Holding A/S, Nordic Waterproofing Holding AB, the group in which Nordic Waterproofing Holding A/S is the parent company until the execution of the Merger, whereby Nordic Waterproofing Holding AB will become the parent company of the Nordic Waterproofing Group, or subsidiaries in the Group. "Avanza Bank" means Avanza Bank AB (publ). For more defined terms, refer to section "Definitions".

The Prospectus has been prepared in accordance with the provisions of Regulation (EU) 2017/1129 (the "Prospectus Regulation") and Regulation (EU) 2019/2115. The Prospectus has been approved by and registered with the Swedish Financial Supervisory Authority in accordance with the Prospectus Regulation. Approval and registration by the Swedish Financial Supervisory Authority does not imply that the Swedish Financial Supervisory Authority guarantees that the factual information in the Prospectus is correct or complete. The Prospectus is available in electronic format on the Company's website (www.nordicwaterproofing.com) and will be available on the Swedish Financial Supervisory Authority's website (www.fi.se).

This Prospectus has been prepared in connection to the Admission and does not constitute an offer to subscribe for, or in any other way acquire shares or other financial instruments in the Company, whether in Sweden or in any other jurisdiction. Nor is the Prospectus intended for persons residing in jurisdictions whose securities regulation requires additional prospectuses, registrations or other measures other than those required by Swedish law. This Prospectus and/or other documents related to the Admission, nor other documents related to the Prospectus, may not be distributed or published in any country where the Admission requires measures as described above or contravenes the rules in these countries. Persons into whose possession the Prospectus comes are required to inform themselves about, and observe any such restrictions, and in particular, not publish or distribute the Prospectus in conflict with applicable laws and regulations. Any failure to comply with these restrictions may result in a violation of applicable securities regulations. Neither Nordic Waterproofing Holding A/S nor Nordic Waterproofing Holding AB assumes any legal responsibility for any violations of applicable securities regulations, irrespective of whether such violations are med by a shareholder or anyone else. Nordic Waterproofing Holding A/S and Nordic Waterproofing Holding AB have applied to the Swedish Securities Council (Sw. Aktiemarknadsnämnden) for an exemption from the application of certain provisions of Nasdaq Stockholm's takeover rules in respect of the Merger, which the Swedish Securities Council granted in its statement AMN 2020:37.

The Prospectus has been prepared in Swedish and English language versions. In the event of discrepancies between the versions, the Swedish version shall prevail. The Prospectus is governed by Swedish law. Any disputes arising from this Prospectus, the Admission or other legal matters in this connection shall be exclusively settled by a Swedish court under Swedish law without regard to conflict of law principles. The Stockholm District Court (Sw. Stockholms tingsrätt) shall be the court of first instance.

The figures included in the Prospectus have, in certain cases, been rounded in order to make the information easily accessible to the reader and, consequently, the tables contained in the Prospectus do not necessarily add up. All financial figures are presented in Swedish kronor (SEK) unless otherwise stated. Certain risks apply when investments in securities are made (refer to section "Risk factors"). When investors make an investment decision in the Company's shares, they must rely on their own analysis of the Company and the Group, including benefits and risks. Neither the publication or distribution of this Prospectus shall be deemed to imply that the information in this Prospectus is accurate or applicable at any time other than as of the date of the Prospectus or that there have been no changes in the Company's business, profit or financial position since this date.

No person is, or has been, authorised to provide any information or make any representations or warranties on behalf of the Company in connection with the Admission other than those indicated in this Prospectus. Should such information, representation or warranty nevertheless be given or made, it should not be relied upon as having been given or authorised by the Company and the Company assumes no liability whatsoever for any such information, representation or guarantee. Furthermore, no member of the Company's board of directors or any other party makes any representation or warranty, expressed or implied, with the exception of those ensuing from applicable legislation and stipulations, with regard to the accuracy and/or completeness of the information contained in this Prospectus.

The Prospectus contains certain forward-looking statements that reflect the Company's current view of future events and financial and operational results. Such forward-looking statements are subject to both known and unknown risks and circumstances that are outside the Company's control. All statements in this Prospectus with the exception of statements regarding historical or current facts or conditions are forward-looking statements. Forward-looking statements are made in a number of sections in this Prospectus and can be identified by the use of terms and expressions such as "could,", "may," "should," "expected," "estimated," "probable", "estimated," "plans to," "strives to" or variations of such terms or similar expressions. The section "Risk factors" contains a description of some, but not all, factors that could lead to the Company's future profit and progress diverging significantly from those expressed or suggested in any forward-looking statements. The forward-looking statements are only applicable as of the date of this Prospectus. The Company has no intention to publish updated forward-looking statements or other information in this Prospectus based on new information, future events etc., in addition to those required by the Prospectus Regulation, or other applicable law or regulation. This Prospectus contains specific information about the market and sector attributable to Nordic Waterproofing's operations and the market in which the Company operates. Unless otherwise stated, such information is based on the Company's own evaluations and calculations.

Notice to shareholders in the US

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Table of contents

Summary	2

Risk factors	7

Important dates	18

Background and reasons for the Merger	19

Market overview	21

Business overview	29

Selected financial information	58

Operating and financial review	59

Capitalisation, indebtedness and other financial information	65

Board of directors, executive management and auditor	68

Corporate governance	75

Share capital and ownership structure	82

Articles of association	88

Legal considerations and supplementary information	90

Tax considerations	98

Merger plan	101

Documents incorporated by reference	104

Definitions	105

Addresses	106

Indicative timetable

Last day of trading shares in Nordic Waterproofing Holding A/S:	27 November 2020
First day of trading shares in Nordic Waterproofing Holding AB:	30 November 2020

Information about the share

Short name (ticker) on Nasdaq Stockholm:	NWG
ISIN code:	SE0014731089
LEI code:	5493000T8MZ5GQREJW94

Financial calendar

Interim financial statement for the third quarter of 2020:	3 November 2020
Interim financial statement for the fourth quarter of 2020:	9 February 2021

Summary

Introduction and warnings

Introduction and warnings
This summary should be considered as an introduction to the Prospectus. Every decision to invest in the securities should be based on a consideration of the Prospectus as a whole by the investor.

Investors could lose all or part of the invested capital.

Where a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor might, under national law, have to bear the costs of translating the Prospectus before the legal proceedings are initiated.

Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus, or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in such securities.

Issuer information
Registered company name: Nordic Waterproofing Holding AB

Corporate registration number: 556839–3168

LEI code: 5493000T8MZ5GQREJW94

ISIN code: SE0014731089

Registered address: Rönnowsgatan 12, 252 25 Helsingborg

Telephone: +46 42 36 22 40

Website: www.nordicwaterproofing.com

Competent Authority	The Swedish Financial Supervisory Authority Registered address: Box 7821, 103 97 Stockholm Telephone: +46 84 08 980 00 Website: www.fi.se
The date of approval of the Prospectus	11 September 2020

Key information on the issuer

Who is the issuer of the securities?

Issuer information
The registered office of Nordic Waterproofing Holding AB, reg. no. 556839-3168, is in Helsingborg. The Company is a Swedish public limited liability company founded in Sweden under Swedish law and operating under Swedish law. The Company's form of association is governed by the Swedish Companies Act (2005:551). The Company's LEI code is 5493000T8MZ5GQREJW94.

The issuer's principal activities
Nordic Waterproofing operates in the waterproofing market in northern Europe. The Company provides high-quality products and solutions for waterproofing in, inter alia, Sweden, Finland, Denmark, Norway, Belgium, the Netherlands, Poland, the United Kingdom and Germany. Nordic Waterproofing also provides installation services through wholly-owned subsidiaries in Finland and through part-owned franchise companies in Denmark. Nordic Waterproofing has a strong brand portfolio and a broad customer base, combined with 17 production and pre-fabrication units, 15 sales offices as well as a number of district offices in Finland and franchise companies for installation services in Denmark, constitute the European platform from which Nordic Waterproofing can deliver its complete waterproofing solutions. Complete waterproofing solutions includes all products and services required to create a comprehensive waterproofing solution. Nordic Waterproofing's business is divided into two operating segments: Products & Solutions and Installation Services. Nordic Waterproofing offers a wide range of sealing and waterproofing products that are designed for the demanding climate in Northern Europe and are adapted to different types of roofs. In the Products & Solutions operating segment, the Company primarily offers flat roofing and pitched roofing products and solutions produced in-house, but also offers products produced by subcontractors to complement the Company's products manufactured in-house. Operations in the operating segment Products & Solutions are conducted in the Nordic region and in Northern Europe. Nordic Waterproofing offers its customers turnkey installation services in Sweden, Denmark and Finland, which include both the construction of the entire roof and individual roof installation services. The Installation Services operating segment is fully integrated into the Company's business and consists mainly of installation and maintenance with primarily the Company's own roofing products for commercial properties and residential buildings.

The issuer's shareholders
Prior to the execution of the cross-border reverse Merger, through which Nordic Waterproofing Holding A/S is being absorbed by its wholly-owned Swedish subsidiary Nordic Waterproofing Holding AB (the "Merger"), and as of the date of the Prospectus, the parent Company Nordic Waterproofing Holding A/S owns all 24,083,935 shares in Nordic Waterproofing Holding AB.
The shares in Nordic Waterproofing Holding A/S are listed on Nasdaq Stockholm. Below is a summary of Nordic Waterproofing Holding A/S ownership structure as 30 June 2020.

Name	Number of shares	Share of capital	Share of votes
Svolder	3,120,501	13.0%	13.1%
Swedbank Robur Funds	2,117,589	8.8%	8.9%
Mawer Investment Management	2,014,642	8.4%	8.4%
Carnegie Funds	1,663,043	6.9%	7.0%
Handelsbanken Funds	1,552,159	6.4%	6.5%
Länsförsäkringar Funds	1,539,840	6.4%	6.4%
Alcur Funds	1,213,174	5.0%	5.1%
Third Swedish National Pension Fund	1,088,707	4.5%	4.6%
Prior & Nilsson Funds	843,717	3.5%	3.5%
Canaccord Genuity Wealth Management	567,343	2.4%	2.4%
Other shareholders	8,363,220	34.7%	34.2%
Total	24,083,935	100.0%	100.0%
Key managing directors
The Company's board of directors

The company's board of directors consists of Mats O. Paulsson (chairman), Leena Arimo, Steffen Baungaard, Allan Lindhard Jørgensen, Riitta Palomäki, Hannu Saastamoinen and Kristina Willgård.

Executive management

The Company's executive management consist of Martin Ellis (CEO), Per-Olof Schrewelius, Bengt-Erik Karlberg, Mats Lindborg, Esa Mäki, Paul Erik Rask, Martin Tholstrup and Thomas Zipfel.

Auditor
Deloitte AB has been the Company's auditor since 2019, which at the annual general meeting concerning the financial year 2019, was re-elected for the period until the end of the next annual general meeting. The auditor-in-charge at Deloitte AB is Jeanette Roosberg.

Key financial information regarding the issuer

Key financial information in summary	Consolidated statement of comprehensive income in summary
	(SEKM)	1 January – 31 December			1 January – 30 June
		2019[1]	2018[2]	2017[3]	2020[4]	2019[5]
	Net sales	3,121.6	2,679.7	2,186.8	1,618.5	1,458.3
	Gross profit	813.3	679.7	584.1	439.8	370.6
	Operating profit (EBIT)	260.3	212.1	193.7	139.0	88.7
	Profit/loss for the period before tax	232.6	190.3	174.2	124.9	70.5
	Profit/loss for the period	195.8	151.8	137.6	99.8	56.2
Consolidated statement of financial position in summary
(SEKM)	31 December			30 June
	2019[6]	2018[7]	2017[8]	2020[9]	2019[10]
Total assets	2,536.2	2,127.0	1,756.1	2,782.5	2,721.0
Equity	1,209.6	1,105.6	1,009.8	1,294.2	1,084.1
Consolidated statement of cash flows in summary
(SEKM)	1 January – 31 December			1 January – 30 June
	2019[11]	2018[12]	2017[13]	2020[14]	2019[15]
Cash flow from operating activities	312.2	184.8	126.1	28.4	16.5
Cash flow from investing activities	-142.0	-311.2	-158.8	-21.2	-112.0
Cash flow from financing activities	-80.0	-73.2	-140.0	-22.8	67.4

[1]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[2]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[3]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[4]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[5]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[6]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[7]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[8]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[9]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[10]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[11]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[12]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[13]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[14]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[15]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.

Key risks which are specific to the issuer

Significant risk factors specific to the issuer
•     There is a risk that the demand for the Company's products and services decreases as a result of circumstances in the world economy, negative developments in the European economy and the economy in remaining parts of the world, as well as geopolitical risks, economic downturn and weakened consumer confidence.
•     There is a risk that the Company's production and installation operations may be affected by interruptions or disruptions as a result of, for example, fire.
•    There is a risk that fines and other sanctions will be imposed on the Company as a result of non-compliance with competition law rules.
•   There is a risk that the Company will be unable to successfully uphold necessary environmental permits for the Company's production operations, that the Company will be required to carry out environmental remediation or restoration measures at high costs due to environmental pollution on properties, that the Company will be held responsible for pollution and that oxidised bitumen, used by the Company in its production, is classified as carcinogenic and that the Company is forced to replace oxidised bitumen with another bitumen quality.

Key information on the securities

Main features of the securities

Securities admitted to trading	Shares in Nordic Waterproofing Holding AB, reg. no. 556839-3168. The shares have ISIN code SE0014731089.
The currency, quota value and number of shares
As of the date of the Prospectus, Nordic Waterproofing Holding AB's share capital amounts to SEK 24,083,935 and there is a total of 24,083,935 shares in the Company. The shares are denominated in SEK and each share has a quota value of SEK one (1). All shares are fully paid.

Rights associated with the securities
Each share in Nordic Waterproofing Holding AB entitles the shareholder to one (1) vote at the general meeting. Each shareholder is entitled to cast votes equal in number to the number of shares held by the shareholder in Nordic Waterproofing Holding AB. All shares in Nordic Waterproofing Holding AB give equal rights to dividends and the Company's assets and possible surpluses in the event of liquidation. If Nordic Waterproofing Holding AB resolves to issue new shares, shareholders shall as a general principle, as set out in the Swedish Companies Act (2005:551), have preferential rights to subscribe for such shares proportionally to the number of shares held prior to the issue. Resolutions regarding dividends is passed by the general meeting. All shares that are registered in the share register maintained by Euroclear Sweden on the record date adopted by the general meeting shall be entitled to receive dividends.

Dividend policy
The board of directors of Nordic Waterproofing Holding AB has adopted the following dividend policy.

Nordic Waterproofing's long-term intention is an annual dividend payment of more than 50 per cent of its net profit. The dividend proposal will be based on the group's financial position, investment needs, liquidity position as well as general economic and business conditions.

Where will the securities be traded?

Admission to trading
Nordic Waterproofing Holding AB has applied for admission to trading of the Company's shares on Nasdaq Stockholm. The Company's application has been approved by Nasdaq Stockholm's listing committee, provided that certain customary conditions are met, including that a Prospectus is approved by and registered with the Swedish Financial Supervisory Authority. Provided that formal merger steps are met, including the conditions set out by Nasdaq Stockholm's listing committee, the shares in Nordic Waterproofing Holding AB will be admitted to trading on Nasdaq Stockholm on or around the 30 November 2020.

What are the key risks that are specific to the securities?

Main risks related to the securities
•      There is a risk that no dividend will be paid in the future.
•     There is a risk that the difference between the selling and buying price, from time to time, makes it more difficult for shareholders to sell shares at a certain time at a price that is deemed appropriate.

Key information on the admission to trading on a regulated market

Under which conditions and timetable can I invest in this security?

General conditions for admission to trading and expected timetable for the admission
The Company's application for admission to trading of the Company's shares on Nasdaq Stockholm has been approved by Nasdaq Stockholm's listing committee, provided that certain customary conditions are met, including that a Prospectus is approved by and registered with the Swedish Financial Supervisory Authority. Providing that formal merger steps are met, including the conditions set by Nasdaq Stockholm's listing committee, the shares in Nordic Waterproofing Holding AB will be admitted to trading on Nasdaq Stockholm on or around the 30 November 2020.

Admission costs	The company's costs in connection with the admission to trading of the Company's shares on Nasdaq Stockholm are expected to amount to SEK 12 million.

Why is this Prospectus being produced?

Motives
The Prospectus has been prepared in connection with the admission to trading of the Company's shares on Nasdaq Stockholm and in connection with the implementation of the Merger. Nordic Waterproofing Holding A/S is a Danish public limited liability company whose shares have been listed on Nasdaq Stockholm since 10 June 2016. The Group's current structure, with a Danish parent company listed on Nasdaq Stockholm, is relatively unusual and means that processes for corporate governance, regulatory compliance and tax administration becomes time-consuming and costly. On 11 September 2020, the board of directors of Nordic Waterproofing Holding A/S, and the board of directors of the wholly-owned Swedish public limited liability company Nordic Waterproofing Holding AB, adopted a joint merger plan according to which Nordic Waterproofing Holding A/S, as the transferor company, shall be merged with Nordic Waterproofing Holding AB, as the transferee company. The shareholders of Nordic Waterproofing Holding A/S will, according to the merger plan, adopted by the boards of directors, receive one (1) share in Nordic Waterproofing Holding AB for every share held in Nordic Waterproofing Holding A/S, on the 30 November 2020. Provided that formal merger steps are met, including the conditions set out by Nasdaq Stockholm's listing committee, the shares in Nordic Waterproofing Holding AB will be admitted to trading on Nasdaq Stockholm on or around the 30 November 2020. At this time, trading of the shares of Nordic Waterproofing Holding A/S on Nasdaq Stockholm will cease.

Conflict of interest	There are no significant conflicts of interest regarding the admission to trading of the Company's shares on Nasdaq Stockholm.

Risk factors

This section contains risk factors and significant circumstances considered to be material to Nordic Waterproofing's business and future development. The risk factors relate to the Group's business, industry and markets, and further include operational risks, legal risks, regulatory risks, risks related to governance, tax risks, financial risks as well as risk factors related to the securities. The assessment of the materiality of each risk factor is based on the probability of their occurrence and the expected magnitude of their negative impact. In accordance with the Regulation (EU) 2017/1129 (the "Prospectus Regulation"), the risk factors mentioned below are, amongst other things, limited to such risks which are specific to the Company and/or to the securities.

The description below is based on information available as of the date of the Prospectus. The risk factors that are currently considered to be the most material is presented first in each category, and the subsequent risk factors are presented in no particular order.

The risks and uncertainties described below could have a material adverse effect on the Group's operations, financial position and/or earnings. They could also cause the value of the Company's shares to decrease, which could entail that shareholders in the Company lose all or part of their invested capital.

Risks related to Nordic Waterproofing Group's operations, industry and markets

Development in the construction economy, the general economy and other macroeconomic factors

Nordic Waterproofing conducts its business in various countries and is, like other companies, affected by the general financial and political situation in the world, regionally and locally. Circumstances in the world economy and negative developments in the European economy, primarily in the Nordic countries, as well as in remaining parts of the world, in addition to geopolitical risks, economic downturn and weakened consumer confidence, may lead to a lower demand for Nordic Waterproofing's products and services. The waterproofing market constitutes a relatively small part of the construction market and typically follows the fluctuations in the construction economy, and the waterproofing market, like the construction market, includes both new builds and renovations. The market for new builds is strongly connected to the general economy and has historically shown a more cyclical pattern than the renovation market, however, the renovation market also tends to follow the economy. A lower level of construction activity may result in a decreased demand for Nordic Waterproofing's products and services. Further, there is a risk that Nordic Waterproofing may not be able to keep up with a future recovery and upturn in the construction market. The Company deems the probability of the aforementioned risks materialising, wholly or partially, to be medium and the potential effect of such risks, if realised, to be medium.

Risks related to suppliers

Nordic Waterproofing's products consist of components from a number of suppliers. In order to be able to manufacture, sell and deliver products, Nordic Waterproofing is dependent on suppliers meeting agreed requirements as regards for example quantity, quality and delivery times. Many of the Group's relationships with suppliers are governed by email correspondence, price lists or short-term contracts which do not contain clear terms and conditions regarding delivery, delays, quality and allocation of risk. Nordic Waterproofing's customer agreements with builders' merchants in Sweden and Denmark contain stringent delivery terms linked to, inter alia, penalties in the event of delays. There is a risk that Nordic Waterproofing may be unable to protect itself against such penalties by obtaining corresponding protection from suppliers in the event of delays or non-deliveries. The lack of supply at Nordic Waterproofing's suppliers or price increases imposed by suppliers, which the Company is unable to pass on to its customers, or other circumstances affecting Nordic Waterproofing's access to products on commercially reasonable terms, may have an adverse effect on Nordic Waterproofing's business, financial position and results of operations.

In its production processes, Nordic Waterproofing is dependent on the raw material bitumen, which is currently supplied by a few suppliers which, under local agreements, delivers bitumen to Nordic Waterproofing's bitumen production facilities in Sweden, Finland and Denmark. One of the aforementioned suppliers is currently undergoing corporate reorganisation which, according to Södertörn District Court's (Sw. Södertörns tingsrätt) decision on extension on 15 June 2020, shall last until 15 September 2020. The supplier's application for corporate reorganisation was prompted by lending banks' decision to not extend the supplier's existing credit facilities. The background to the banks' decision was that the supplier, for a period up to and including 12 May 2020, incurred high financial costs following US sanctions against the supplier's half owner, Venezuelan PDVSA, as well as a prohibition to buy crude oil from Venezuela during this period. There is a risk that Nordic Waterproofing does not have sufficient viable alternative suppliers from which to purchase bitumen in the event that the said supplier is unable to fulfil its obligations, or if the co-operation, for any reasons, were to come to an end. If Nordic Waterproofing is compelled to use alternative suppliers, this may result in costs and transition problems in the form of, for example, quality checks and changes in the production.

 One of Nordic Waterproofing's two main suppliers of rubber compounds offers certain types of rubber components. The agreement is valid until the end of 2020. In the Company's view, some costs would be incurred to replace this supplier at short notice and, at the same time, maintain the production of all components. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be medium.

Seasonal variations and weather dependence

Nordic Waterproofing's business is affected by seasonal variations – the months of January, February and December being the weakest months. Normally, stockpiling takes place during the winter period, which transfers to a stock depletion during the summer period as a result of increased activity in the market. The seasonal variations may affect the Group's sales and earnings for the different quarters. An early winter could, among other things, have the effect that many of the Company's customers choose to postpone planned projects, which, in turn, has an adverse effect on annual earnings and cash flows. The same applies if the winter is long and the season starts late in the spring. In combination with production controlled by customer orders, seasonal variations involve capacity planning, which must partly be carried out in advance. If seasonal variations were to be greater than expected, there is a risk that it may have a negative impact on Nordic Waterproofing's business, financial position and profits. The Company deems the probability of such risk materialising, wholly or partially, to be medium and the potential effect of such risk, if realised, to be low.

Competitive market

Nordic Waterproofing's largest markets are Sweden, Denmark, Finland and Norway. The level of competition on these markets varies between the different countries and Nordic Waterproofing is exposed to particularly strong competition within certain product areas. If Nordic Waterproofing's competitors develop their products, improve their production methods and are able to offer their products at lower prices, customers may prefer competitors' products over Nordic Waterproofing's current and future products. There is a risk that synthetic materials, such as PVC and TPO, which account for a small proportion of the Company's sales, may increase in popularity at the expense of bitumen and EPDM, which accounts for a large proportion of the Company's sales. Nordic Waterproofing's competitors are primarily Nordic companies with local production. There is a risk that an increase in import of products from European companies may result in a higher level of competition on the markets on which the Company conducts business. Given the fact that the total demand for bitumen and EPDM products is stable, the Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be high.

Exposure to increase in prices of raw materials

Nordic Waterproofing is dependent on a number of input goods in order to be able to manufacture its products, primarily bitumen, a material based on crude oil, but also, for example, synthetic rubber. The price of bitumen is determined on a monthly basis based on the oil price, the price of the US dollar and a product mark-up. Despite the fact that a number of Nordic Waterproofing's agreements with customers provide for the possibility to make price adjustments to compensate for potential increases in prices of input goods, there may be a delay of up to nine months between the adjustment of the prices paid and the prices charged by the Company. In respect of certain customer agreements, Nordic Waterproofing is only entitled to initiate negotiation to increase prices. Subsequently, there is a risk that Nordic Waterproofing may be unable to compensate for an increase in the cost of input goods by imposing a higher price on the customers or that such compensation will only be obtained after a period of time, which may have an adverse effect on the Company's results of operations and financial position.

From time to time, Nordic Waterproofing hedges the price of bitumen, in accordance with the Company's hedging policy, by means of hedging arrangements, whereby the Group is able to hedge up to 100 per cent of all purchases during a set period. Decisions as to whether hedging will take place, and the level of hedging, are taken jointly by authorised individuals according the aforesaid policy. The status on outstanding hedging arrangements are reported monthly to the board of directors. However, these types of hedging arrangements will not eliminate, but merely delay, the effect of the price fluctuations. As a result, there is a risk that Nordic Waterproofing will be unable to compensate for the prices of its products in full. Reduced access to input goods or significant increases in prices of input goods may also make it more difficult and cause a delay for Nordic Waterproofing's ability to produce and deliver products. Furthermore, there is a risk that customers may demand price reductions when renegotiating customer agreements as a result of a decline in the prices of raw materials The Company deems the probability of such risks materialising, wholly or partially, to be medium and the potential effect of such risks, if realised, to be medium.

Uncertainties about potential effects of the United Kingdom's exit from the EU

The United Kingdom left the EU on 1 February 2020. However, according to the withdrawal agreement a transitional period applies up to 31 December 2020. During the transition period, the United Kingdom will in some respects still be treated as an EU member state, as such the United Kingdom will continue to be part of EU's internal market. Nordic Waterproofing conducts its business in the United Kingdom through its SealEco business unit. The business conducted in the United Kingdom is to a certain extent dependent on imports of goods from production units in Sweden, and the Company's sales in the United Kingdom constitute less than two per cent of the Group's total sales. Due to limited sales in the United Kingdom, the Company deems the probability of such risk materialising, wholly or partially, to be high and the potential effect of such risk, if realised, to be low.

Operational risks

Disruptions in production and unplanned stoppage

Nordic Waterproofing's manufacturing and installation operations could suffer stoppages or disruptions at any stage in a process, due to, for example, fire, engine breakdowns, failures in Nordic Waterproofing's IT system, disputes with labour organisations, weather conditions, pandemics or natural disasters, which may affect the ability for Nordic Waterproofing to perform its obligations to customers. Risks for, and vigilance against, fire is a part of the production process, since the Company to a large extent works with oil-based raw materials that are exposed to heat and pressure and also with certain installations that requires high vigilance against fire. Some of the Company's products, such as wood elements, may also be exposed to fire. Unfavourable weather conditions may affect the cultivation of material, used in some of the Company's products, resulting in a delayed growth or being destroyed. An event of this nature, as well as the anticipated risk of the occurrence of the event, may, in turn, result in customers using other suppliers. Various products are manufactured at Nordic Waterproofing's production facilities, which means that, in the event of a disruption, production cannot simply be transferred to another facility without considerable costs being incurred. The Company deems the probability of production stoppage and damage, both during production and installation, wholly or partially, to be medium and the potential effect of such risk, if realised, to be high.

Dependence on IT systems and IT processes

Nordic Waterproofing's business system is automated, and the ability for Nordic Waterproofing to manage orders and inventory, as well as other business-critical operations, is dependent on the Group's IT systems and IT processes functioning properly and without interruptions. IT systems of this nature can be disrupted by, among other things, software failures, computer viruses, computer hacking, sabotage and physical damage. Continuous monitoring of status and monthly updates are done to protect the Group's IT system, however, there is a risk that, depending on its duration, scope and complexity factor, an IT failure or other problems affecting an IT system may have an adverse effect on Nordic Waterproofing's business, financial position and results of operations. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be medium.

Risks related to the outbreak of Covid-19

The outbreak of Covid-19, which on 30 January 2020 was classified as an international threat to human health by the WHO (the World Health Organisation), has had, and will continue to have, a significant impact on the countries in which Nordic Waterproofing operates. Covid-19 has primarily affected the Company indirectly through the pandemics effect on the macroeconomic development, construction operations as well as the customers in Nordic Waterproofing's geographical markets. The Company's operations may also be affected if a large proportion of Nordic Waterproofing's employees, or the employees of the Company's suppliers, fall ill with Covid-19, or if national restrictions and limitations affect the aforementioned persons' ability to travel to, and perform, their work. At the end of the first quarter of 2020, Nordic Waterproofing's business units in the United Kingdom and Belgium were, following government decisions in each respective country, forced to implement a temporary shutdown. During the second quarter, however, operations were gradually resumed, with a strong focus on the health and safety of the Company's employees. The events described herein may result in disruptions in the Company's distribution chain, such as shortage of input material from Nordic Waterproofing's suppliers and impaired delivery capacity to the Company's customers. Due to the effects that Covid-19 has had on the Company, and which Nordic Waterproofing has noted so far, the Company deems the probability of such risks materialising, wholly or partially, to be high and the potential effect of such risks, if realised, to be medium.

Risks attributable to legal issues, regulatory issues and corporate governance

Risks related to competition law

Nordic Waterproofing is subject to competition law rules in the countries in which the Group conducts business. Terms and conditions and price arrangements in agreements entered into by Nordic Waterproofing may be subject to restrictions under competition rules. Competition authorities have the power to take legal action and may require a party to an agreement to cease applying terms and conditions or prices in agreements which are found to be anti-competitive. The competition authorities and courts that apply competition rules also have the power to impose fines and other sanctions for non-compliance. There is a risk that Nordic Waterproofing has failed to comply with competition rules and may do so in the future. To the extent Nordic Waterproofing is non-compliant, the Group may be adversely affected by regulatory sanctions and measures, and may be unable to apply terms and conditions of agreements which have been found to be in violation of the rules. Furthermore, Nordic Waterproofing's position on certain markets may result in the competition authorities coming to the view that Nordic Waterproofing has a significant market power on these markets. Significant market power on one or more markets may result in Nordic Waterproofing being restricted from acting freely on these markets and from growing through acquisitions.

During the period between 20 November 2014 and 29 April 2020, Nordic Waterproofing A/S and other suppliers of waterproofing products were subject to an investigation by the Danish Competition and Consumer Authority (Dk. Konkurrence- og Forbrugerstyrelsen). The investigation concerned potential anti-competitive conduct in the Danish market through the development and application of product standards for waterproofing. On 29 April 2020, the authority closed the investigation without finding any violations of competition law or other irregularities. However, it cannot be ruled out that competition authorities may initiate investigations in the future of Nordic Waterproofing. The Company deems the probability of such risks materialising, wholly or partially, to be medium and the potential effect of such risks, if realised, to be medium.

Regulatory changes and interpretations

Nordic Waterproofing is exposed to risks relating to the construction of new-builds in the countries in which the Group operates. Changes in stimulus measures regarding construction of new-builds, legislation, regulations and rules affecting community planning, zoning plans and land development, and building permit/planning permission regulations may change in the future in such a way as to reduce demand for Nordic Waterproofing's products both temporarily and in the long term. Furthermore, rules relating to subsidies, such as tax relief on home repairs and renovation work in Sweden (Sw. ROT-avdrag) and tax relief on household services in Finland (Fin. kotitalousvähennys), may be changed, which could make it more expensive to carry out renovation work on roofs, thereby reducing the demand for Nordic Waterproofing's products both in the short term and the long term. Regulatory changes of this nature may have an adverse effect on Nordic Waterproofing's business, financial position and results of operations.

Nordic Waterproofing is also exposed to risks relating to changes to, and the enactment of, legislation governing the use of input products required to manufacture its products, the production itself, and the environmental permits required to carry out production at Nordic Waterproofing's production facilities. Changes of this nature may result in certain products no longer being manufactured, and the production being unprofitable or significantly more expensive than is currently the case. Furthermore, there is a risk that requirements imposed for obtaining applicable certificates and permits may change in such a way that the Group is unable to obtain a relevant certificate or permit without changes being made to the production process.

The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be medium.

Insufficient protection of intellectual property rights

Nordic Waterproofing holds a number of trademarks, domain names and patents. Nordic Waterproofing develops, either itself or together with other parties, products and technologies, and operates on a changeable product market. Nordic Waterproofing's strategy to ensure that there is sufficient protection for its trademarks and intellectual property rights is based on what the Group considers is commercially reasonable, and the Company uses a third party to register and maintain held intellectual property rights. However, there is a risk that Nordic Waterproofing will be unable to defend developed products that lack patent protection and that these products are more important to Nordic Waterproofing and its competitive position on the market than what has previously been considered to be commercially reasonable. There is also a risk that Nordic Waterproofing will be unable to defend trademarks and patents granted. It is also uncertain whether Nordic Waterproofing is considered to be infringing intellectual property rights held by external parties. Furthermore, there is a risk that Nordic Waterproofing will not succeed in protecting unregistered proprietary products, retaining registered trademarks and patents or considered to infringe on intellectual property rights held by external parties. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be medium.

Inadequate corporate governance and compliance with policies

Nordic Waterproofing is subject to the risk that senior executives in the Group takes decisions that are not in conformity with Nordic Waterproofing's strategy, internal guidelines and/or policies, for example, the Company's code of conduct or whistleblower policy. Furthermore, employees of Nordic Waterproofing, who in 2019 averaged 1,116 full-time employees (average number of employees calculated as full-time equivalents), its customers and suppliers may act in a way that is unethical, criminal (for example, violations of applicable anti-corruption and bribery legislation) or otherwise in breach of applicable legislation and regulations, or Nordic Waterproofing's internal guidelines and policies. There is a risk that Nordic Waterproofing's internal control and other measures taken to ensure compliance with legislation, rules and regulations, internal guidelines and policies prove to be insufficient. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be medium.

Environmental permits and operations hazardous to the environment

The production operations in Sweden, Finland and Denmark are subject to mandatory reporting obligations or require permits. The operations affect the external environment primarily through noise and emissions. Changes to legislation or rules issued by public authorities, entailing new or more stringent requirements or changes in conditions in respect of health, safety and the environment, as well as a development towards a more stringent application of legislation and regulations by public authorities, may require further investment and may result in increased costs and other obligations for the operations conducted by Nordic Waterproofing which are subject to such rules and regulations. There is a risk that Nordic Waterproofing is unable to handle these changes cost-effectively or maintain requisite permits.

Nordic Waterproofing's operations may have caused, or may cause, environmental contamination. It has been noted that environmental contamination has been detected at two properties in Denmark currently owned by, or which have previously been owned by, the Group. In respect of one of the properties which is contaminated, Nordic Waterproofing is obliged to keep a functioning groundwater treatment system running. As regards the second property, previously owned by Nordic Waterproofing, there is a risk that the public authorities may claim that the current owner should be obliged to carry out cleaning and restitution measures, which might result in the current owner, in turn, bringing a claim of compensation against Nordic Waterproofing on contractual grounds. Nordic Waterproofing has not conducted a technical survey of the land at the production facilities in Värnamo, which means that there may be a risk that the Group has not identified potential contamination caused by its operations there. Any contamination resulting from the Group's operations may result in the Group being ordered to carry out clean-up and restitution measures at significant costs.

Nordic Waterproofing's operations in Värnamo are to some extent integrated with the former owner's group company, Trelleborg Sealing Profiles Sweden AB, and the production facilities are located on adjacent properties. The operations share an environmental permit for the production of 25,000 tons of rubber products annually, yet report separately to the public authorities. The operator is responsible for ensuring compliance with conditions attached to the permit and, in the event of a breach of applicable conditions for operations hazardous to the environment or contamination, the public authority may bring a claim against the party that is regarded as being the operator. Since the permit is shared between two different operators, there is a risk that public authorities may bring a claim against either Nordic Waterproofing or Trelleborg Sealing Profiles Sweden AB in the event of a breach of applicable conditions attached to the permit or contamination in cases where it is unclear which party contributed to the breach or the contamination. There is risk that Nordic Waterproofing may be held liable under public law for breaching conditions or contamination that were not caused by Nordic Waterproofing's operations.

Nordic Waterproofing use oxidised bitumen in its production in Sweden and Denmark. According to a 2011 study produced by the WHO organisation the International Agency for Research on Cancer, oxidised bitumen can be carcinogenic if the fumes are inhaled in the lungs. The study recommended that oxidised bitumen be classified as probably being carcinogenic. Oxidised bitumen has, however, not been classified as likely to be carcinogenic and the Company is not aware of any other studies published in this regard. Nor has the EU regulation Reach, adopted to improve protection of human health and the environment from risks deriving from chemical substances, classified the use of oxidised bitumen as carcinogenic if the fumes are inhaled in the lungs. In the event oxidised bitumen is classified as carcinogenic and Nordic Waterproofing is compelled to replace oxidised bitumen with a different bitumen quality, the Company deems the probability of such risks materialising, wholly or partially, to be medium and the potential effect of such risks, if realised, to be medium.

Responsibility for the working environment and accidents in the workplace

The production facilities and working environment for roofers at Nordic Waterproofing are subject to requirements regarding safety and a suitable working environment. If the Group fails to establish and uphold adequate safety directives and ensure that its personnel comply with these directives, there is a risk of personnel at the Group being involved in accidents, which may result in the Group incurring liability as an employer. The Group is exposed to environmental and production risks in the form of major fires, with both production stoppages and environmental impact as a consequence, as well as risk of personnel injuries and, in worst case, deaths for roofers in the Group's Installation Services segment. Workplace accidents may have an adverse effect on the Group's reputation. The Company deems the probability of such risk materialising, wholly or partially, to be low and the potential effect of such risk, if realised, to be medium.

Risks related to the franchise model in Denmark

In Denmark, Nordic Waterproofing has adopted a strategy to break into the Danish market by partly-owned franchise companies, which are significant to the Company's sales since they account for a substantial proportion of Nordic Waterproofing A/S sales to installation companies. Nordic Waterproofing owns minority shares in the franchise companies (usually 40 per cent), while the members of executive management of the individual franchise companies are majority shareholders. The franchise companies' active management often consists of self-employed persons. There is a risk that the members of executive management of the franchise companies may have different business strategies than those pursued by Nordic Waterproofing and have the ability to prevent commercial and financial decisions being made or otherwise implement proposals which may not serve Nordic Waterproofing's interests. The members of executive management of the franchise companies may be prevented from complying, or unwilling to comply, with their obligations under the relevant franchise agreements and shareholders' agreements, which may result in the members of executive management of the franchise companies deciding to end the cooperation.

Despite the fact that the franchise agreements entered into with Nordic Waterproofing contain non-compete and non-solicitation provisions, and that the Company considers these provisions valid, there is a risk that these provisions may not be upheld if members of executive management of the franchise companies are regarded as employees rather than part-owners/partners, which may render the provisions invalid. Any cooperation where there are no valid non-compete and non-solicitation provisions carries a risk that the members of executive management of the franchise companies will start cooperating with competitors and with customers. There is a risk that Nordic Waterproofing's existing franchise agreements are terminated, or are restricted or otherwise changed in such a way which is unfavourable to Nordic Waterproofing. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be low.

Risks related to the interpretation of tax rules

Nordic Waterproofing operates its business, calculates its incurred tax expenses and determines the extent to which deferred tax claims exist in its financial statements in accordance with its interpretation of the applicable tax law in the countries in which the Company has its domicile for tax purposes. There is a risk that Nordic Waterproofing's interpretation and application of applicable laws, rules and regulations, judicial practice and the administrative practices of relevant tax authorities has not been or will not continue to be correct or that such laws, rules and regulations, or judicial practices will change, potentially with retroactive effect. There is a risk that the tax authorities in relevant countries will make decisions which are different from Nordic Waterproofing's interpretation. Tax authorities may have a different view to Nordic Waterproofing particularly as regards transactions between group companies in different countries (referred to as transfer pricing issues).

Nordic Waterproofing has grown by means of a number of acquisitions. Despite the fact that Nordic Waterproofing has obtained qualified advice in connection with the acquisitions, acquisitions generally entail exposures of current and future tax positions relating to the targets of the acquisitions.

To the Company's knowledge, Nordic Waterproofing has complied with applicable tax legislation, rules and regulations, rules of law based on case law and administrative practices applied by relevant tax authorities.

There is currently political pressure to change the international tax environment. In light of the Base Erosion and Profit Shifting (BEPS) Action Plan, launched by the OECD (Organisation for Economic Co-operation and Development), and its development, and corresponding activities within the European Union, there are indications that there is an increased support for global tax coordination among jurisdictions, which could have a significant impact on the international taxation landscape in which Nordic Waterproofing operates. The tax position, both for previous and the current year, may thus change as a result of decisions by tax authorities or as a result of changes in laws, treaties and other regulations. Such decisions or changes, potentially with retroactive effect, could have an adverse effect on Nordic Waterproofing's business, results of operations and financial position. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be low.

Financial risks

Nordic Waterproofing is subject to currency risks in the form of exposure to transactions and conversion of currencies. Transaction exposure arises in connection with acquisitions and sales of goods and services in currencies other than the local currency of the relevant subsidiary. The Group has significant cash flows in foreign currencies, that arise in day-to-day operations, the most important of which are EUR, DKK and NOK. When subsidiaries' balance sheets and income statements in local currency are converted into SEK, a conversion gain or loss arises. The income statement is converted into the average weighted price during the year, while the balance sheet is converted into the price at the end of the reporting period. The conversion exposure constitutes the risk represented by the conversion difference in the form of the change in equity. There is a risk that Nordic Waterproofing's measures to hedge or otherwise manage the effects of currency fluctuations prove to be insufficient.

The Company also runs a commercial credit risk in relation to its customers. Nordic Waterproofing has a large number of customers in each country in which the Company operates, and there is a risk that these customers may not be able to fulfil their obligations, for example, due to financial difficulties, or that Nordic Waterproofing's measures to manage credit risks will prove to be insufficient.

The Company's operations are partly financed through external lenders. As of 30 June 2020, the Group had an interest-bearing net debt, consisting mainly of bank loans, of SEK 619 million. The Group is thus dependent on debt financing to finance its operations. If there is concern in the capital and credit markets when the Group wishes to refinance external lending, there is a risk that such refinancing will be made more difficult or impossible. There is a risk that the Group's financial position will be materially adversely affected in the event that the Group is unable to refinance external lending or can only refinance external lending on unfavourable terms.

The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be low.

Risks attributable to the Merger and the Admission

Risks attributable to the approval and execution of the Merger

The board of directors of Nordic Waterproofing Holding A/S and the board of directors of the wholly-owned Swedish public limited liability company Nordic Waterproofing Holding AB have adopted a joint merger plan according to which Nordic Waterproofing Holding A/S, the transferor company, is intended to be merged with Nordic Waterproofing Holding AB, the transferee company, through a cross-border reversed merger. As a result of the merger, Nordic Waterproofing Holding AB will become the new parent company in the Nordic Waterproofing group. In conjunction with the execution of the merger, the shares in Nordic Waterproofing Holding AB will be admitted to trading on Nasdaq Stockholm.

The execution of the merger presupposes that a number of formal steps are met. Such a decisive step is that the merger plan is approved by the general meeting of each company. The intention is that such approval will be given at an extraordinary general meeting of Nordic Waterproofing Holding A/S and of Nordic Waterproofing Holding AB, respectively. There is a risk that the resolution may not be approved by a sufficiently large number of shareholders present at the general meeting of Nordic Waterproofing Holding A/S, which would mean that the merger, and the subsequent admission to trading, will lapse in its entirety.

The execution of the merger entails that the parent company will have to comply with Swedish rules instead of Danish rules regarding, inter alia, corporate governance and reporting. There is a risk that the Company will not comply with applicable rules following the merger as a result of, for example, insufficient or non-compliant transition processes.

The Company incurs costs, such as costs for legal advice and tax advice, in connection with the work on the merger and admission to trading, that the Company will have to pay despite the fact that the merger and admission to trading may not be carried out. Such costs will increase if the work in connection with the merger and admission to trading, for any reason, would be delayed and not carried out in accordance with the preliminary timetable. The Company deems the probability of such risks materialising, wholly or partially, to be low and the potential effect of such risks, if realised, to be low.

Risks related to the shares

Future dividends

The existence and size of any future dividend from the Company is dependent on a number of factors, such as the Company's business development, results of operations, financial position, cash flow and need for working capital. The annual general meeting of 2019 resolved, in accordance with the board of directors revised dividend proposal, that no ordinary dividend would be paid for the financial year of 2019. There are many risks that may affect the Company's earnings and there is no guarantee that the Company will be able to present results that enable dividends to be distributed to shareholders in the future. If no dividend is distributed, returns on the investment in the Company will solely be generated by the potential development of the share price. The Company deems the probability of the aforementioned risk materialising to be low.

Market price and liquidity of the shares

Since an investment in shares can decrease in value, there is a risk that a shareholder will not get back the invested capital. The development of the share price is dependent on a number of factors, and may, for example, be affected by supply and demand, variations in actual or expected results, changes in regulatory conditions, divestment of major shareholdings by shareholders and competitors' activities and position in the market. The stock market has, for example, since the outbreak of Covid-19 been very volatile and share prices for several companies, including Nordic Waterproofing Holding A/S, have been subject to extraordinary fluctuations. During the period 1 January 2020 – 30 June 2020, Nordic Waterproofing Holding A/S share price amounted to a minimum of SEK 60.00 and a maximum of SEK 112.40. Consequently, the share price of the Company's shares may be volatile, and the difference between the sale and purchase price may from time to time be significant, which makes it more difficult for a shareholder to sell his or hers shares at a certain point in time at a price deemed appropriate.

Important dates

The Merger is estimated to be registered with the Swedish Companies Registration Office (Sw. Bolagsverket) and the Danish Business Authority (Dk. Erhvervsstyrelsen) tentatively on 30 November 2020 and first day of trading in the shares of Nordic Waterproofing Holding AB on Nasdaq Stockholm is expected to take place around 30 November 2020.

The preliminary timetable set out below, assumes, among other things, that the Merger Plan will be approved by the shareholders in Nordic Waterproofing Holding A/S at the extraordinary general meeting scheduled to be held around 15 October 2020.

Registration date for participating in the extraordinary general meeting of Nordic Waterproofing Holding A/S	8 October 2020
Extraordinary general meeting of Nordic Waterproofing Holding A/S to resolve upon the approval of the Merger plan	15 October 2020
Extraordinary general meeting of Nordic Waterproofing Holding AB to resolve upon the approval of the Merger plan	15 October 2020
Preliminary last day of trading in the shares of Nordic Waterproofing Holding A/S on Nasdaq Stockholm	27 November 2020
Preliminary date for execution of the Merger	30 November 2020
Preliminary first day of trading in the shares of Nordic Waterproofing Holding AB on Nasdaq Stockholm	30 November 2020

Background and reasons for the Merger

Nordic Waterproofing Holding A/S is a Danish public limited liability company whose shares have been listed on Nasdaq Stockholm since 10 June 2016. The Group's current structure, with a Danish parent company listed on Nasdaq Stockholm, is relatively unusual and means that processes for corporate governance, regulatory compliance and tax administration becomes time-consuming and costly. The board of directors of Nordic Waterproofing Holding A/S has subsequently made the assessment that there are no operational or other compelling reasons to continue to have a Danish parent company. On 10 December 2019, Nordic Waterproofing Holding A/S announced, in a press release, that the Company's board of directors had decided upon evaluation of the possibility to transfer the Company's registered office from Denmark to Sweden through a cross-border merger.

On 11 September 2020, the board of directors of Nordic Waterproofing Holding A/S, and the board of directors of the wholly-owned Swedish public limited liability company Nordic Waterproofing Holding AB, adopted a joint merger plan according to which Nordic Waterproofing Holding A/S, as the transferor company, shall be merged with Nordic Waterproofing Holding AB, as the transferee company (the "Merger Plan") (the "Merger"). For further information, refer to section "Merger Plan".

The execution of the Merger presupposes that a number of formal steps are met. A decisive step is that the Merger Plan is adopted by the general meeting of each company respectively. The intention is that such approval will be sought at an extraordinary general meeting of Nordic Waterproofing Holding A/S, to be held around 15 October 2020, and at an extraordinary general meeting of Nordic Waterproofing Holding AB, to be held around 15 October 2020. If such approval is not given, the planned Merger will lapse. Nordic Waterproofing Holding A/S will provide the shareholders with required documents, in accordance with Danish company law, in advance of the extraordinary general meeting. The Merger will be executed after registration by the Swedish Companies Registration Office, which according to the current schedule intends to take place around 30 November 2020 (the "Merger Date"). At this point in time, the assets and liabilities of Nordic Waterproofing Holding A/S will be transferred to Nordic Waterproofing Holding AB by way of universal succession. Nordic Waterproofing Holding A/S will simultaneously be dissolved. Nordic Waterproofing Holding AB will, as a result of the Merger, become the new parent company of the Nordic Waterproofing group.

The shareholders of Nordic Waterproofing Holding A/S will, according to the Merger Plan, receive one (1) share in Nordic Waterproofing Holding AB (ISIN: SE0014731089) for every share held in Nordic Waterproofing Holding A/S (ISIN: DK0060738409) on the day of the Merger (the "Merger Consideration"). The exchange ratio has been determined in the light of the fact that Nordic Waterproofing Holding AB is a wholly-owned subsidiary of Nordic Waterproofing Holding A/S without any operations of its own, which in turn owns the subsidiaries that conduct the Group's operations, meaning the value of all shares in Nordic Waterproofing Holding AB, after the Merger, will correspond to the value of all shares in Nordic Waterproofing Holding A/S prior to the Merger.

Subsequently, after the execution of the Merger, the ownership structure in Nordic Waterproofing Holding AB will be the same as the ownership structure in Nordic Waterproofing Holding A/S prior to the execution of Merger. The parent company's board of directors, management and the Group's operations will remain unchanged after the Merger, and no employees are expected to be affected by the Merger. The Merger is thus not considered to entail any significant changes for existing shareholders.

Provided that the Merger is approved by the extraordinary general meeting of Nordic Waterproofing Holding A/S, the shareholders are not required to take any measures in order to receive the Merger Consideration. The Merger Consideration will be distributed to the shareholders on or around the Merger Date. Shares in Nordic Waterproofing Holding AB will entitle shareholders to dividends as of the Merger Day.

Nordic Waterproofing Holding AB has applied for admission to trading of the Company's shares on Nasdaq Stockholm. The Company's application has been approved by Nasdaq Stockholm's listing committee, provided that certain customary conditions are met, including approval by and registration of the Prospectus with the Swedish Financial Supervisory Authority. Provided that formal Merger Steps are met, including the conditions set out by Nasdaq Stockholm's listing committee, the shares in Nordic Waterproofing Holding AB will be admitted to trading on Nasdaq Stockholm on or around the Merger Date. Trading in the shares of Nordic Waterproofing Holding A/S on Nasdaq Stockholm will cease on or around 27 November 2020.

The board of directors of Nordic Waterproofing Holding AB is responsible for the content of the Prospectus. To the best of the board of directors' knowledge, the information contained in the Prospectus is in accordance with the facts and the Prospectus makes no omission likely to affect its import.

Helsingborg, 11 September 2020

Nordic Waterproofing Holding AB

The board of directors

Market overview

This section contains certain market and industry information which is based on the Company's own evaluations and calculations.

Introduction

Nordic Waterproofing operates primarily on the waterproofing market in northern Europe, a sub-market within the broader construction market. The waterproofing market includes both products and services for waterproofing and protection of residential homes, commercial properties and other facilities, such as bridges, against water and wind.

The Company manufactures and sells waterproofing products and solutions, and offers installation services. Nordic Waterproofing operates primarily in Sweden, Denmark, Finland and Norway, but also conducts business in Belgium, the Netherlands, Poland, the United Kingdom, Germany and Latvia. In the Group's main markets – the Nordic countries of Denmark, Finland, Norway and Sweden, Nordic Waterproofing provides waterproofing products, such as roofing felt, primarily made of the principal material bitumen16, and in Finland and Denmark through partly-owned franchise companies, the Company also provides installation services for roofing and floor coating. In Belgium, the Netherlands, Poland, the United Kingdom, Germany and Sweden, the Company provides waterproofing products made of the synthetic rubber material, EPDM17. Nordic Waterproofing is of the opinion that it is one of the leading providers on the waterproofing market in northern Europe.

The addressable market – the waterproofing market in the Nordic region and EPDM products in Europe

The Company estimates that the value of the total waterproofing market for buildings in the Nordic amounted to approximately SEK 15 billion in 2019. The value of the European market for EPDM products was estimated to approximately SEK 1.5 billion in 2019. The Nordic waterproofing market and the European market for EPDM products together constitute the Company's addressable market.

The waterproofing market in the Nordic region

The waterproofing market in the Nordic region can be divided into two market segments: products and solutions, and installation services. A description of the structure and market size of each segment is set out below.

[16]	A binder consisting of hydrocarbon. It is made from petroleum (crude oil), also known as asphalt, and is a viscous waterproofing component used in roof felt.
[17]	EPDM rubber (ethylene propylene diene monomer M-class rubber) a type of synthetic rubber, also known as etenpropenrubber.

Products and solutions

The Company estimates that the total value of the products and solutions market in the Nordic region amounted to approximately SEK 5 billion in 2019. The products and solutions market segment can be further divided as follows:

•
Roofing products, including products for (i) flat roofing[18], primarily made of bitumen (roofing felt) and PVC[19], as well as of EPDM (rubber membranes) and TPO[20]; (ii) pitched roofing[21], primarily made of bitumen; and (iii) roofing accessories, such as fastening devices;

•	Building products, which, among other things, include various types of membranes for buildings, such as underlayers (moisture, wind and vapour underlay barriers) made of bitumen and EPDM;
•	Green infrastructure, including ponds and reservoirs; and
•	Prefabricated elements, including prefabricated construction components such as facade elements, floor elements, walls and sandwich wall elements.

Installation services

The installation services segment includes installation of waterproofing products and maintenance services. The Company estimates that the total value of the installation services market in the Nordic region amounted to approximately SEK 10 billion in 2019.

The European market for EPDM products

On the waterproofing product market, Nordic Waterproofing also sells rubber membranes made of the synthetic material EPDM, primarily in the countries of Belgium, the Netherlands, Poland, the United Kingdom, Germany and Sweden. EPDM is used on, for example, flat roofs and facades, as well as on geomembranes22. The Company estimates that the total value of the European market for EPDM products amounted to approximately SEK 1,5 billion in 2019.

Types of buildings and projects

The Group's markets can also be divided by type of building, such as residential and commercial properties, as well as by the type of project, such as new-build and renovation projects. In 2019, it was estimated that around 70 per cent of the value of the total waterproofing market in the Nordic region was attributable to commercial properties and other facilities (such as bridges). In terms of the division by type of project, the Company estimates that renovation and new-build accounted for 50 per cent respectively of the value of the construction market in the Nordic region in 2019.

The distribution chain

The operators on the Nordic waterproofing market and the European market for EPDM products can be divided into the following levels: (i) manufacturers, (ii) installation companies and builders' merchants, (iii) construction companies, and (iv) end-users. The market is relatively consolidated among manufacturers, with a small number of large providers. Nordic Waterproofing operates both on the manufacturing level, through the Products & Solutions operating segment, and on the installation level, through the Installation Services operating segment.

[18]	Roofing with a gradient of less than approximately 14°.
[19]
A synthetic plastic material, also known as Polyvinylchloride, and the third-most widely produced synthetic plastic polymer, after polyethylene and polypropylene. PVC comes in two basic forms: rigid (sometimes abbreviated as RPVC) and flexible.

[20]	Thermoplastic olefin, a synthetic plastic material.
[21]	Roofing with a gradient of more than approximately 14°.
[22]	A waterproof membrane which is intended to waterproof, for example, foundations, ponds and reservoirs.

Manufacturers

The operators on the manufacturing level delivers products to installation companies and builders' merchants. The manufacturers customer base within the sales type direct sales is considered as fragmented and consists mainly of small, local companies, while the customer base within the sales type distribution is considered as relatively consolidated and consists mainly of large builders' merchants. Some of the manufacturers, including Nordic Waterproofing, offer their own installation services (for further information, refer to section "Market overview – The distribution chain – Installation companies" below). In addition to Nordic Waterproofing, examples of local Nordic manufacturers of waterproofing products include Icopal (which is part of the BMI Group), Katepal, Protan and Isola.

Installation companies

The installation level of the distribution chain is fragmented and mainly consists of small local companies. These companies generally specialise in products for commercial properties and are typically characterised by variations in local building standards and building traditions. Further, they often have a strong loyalty to certain brands. Since flat roofing waterproofing installation require special expertise, related materials are mainly sold to installation companies.

The companies can be divided into independent and non-independent installation companies, the latter being wholly or partly owned by a manufacturer of waterproofing products. The non-independent installation companies have exclusive sales agreements with the owning manufacturer, and almost exclusively buy products from that manufacturer. The share of the waterproofing market held by non-independent installation companies varies from country to country. Independent installation companies can buy products from both manufacturers and builders' merchants. Typical independent installation companies have around ten employees and generally find it difficult to stand out and market themselves in the highly fragmented group of similar companies.

In addition to Nordic Waterproofing, examples of companies on the Nordic market include Icopal's installation business (non-independent installation company), and Nytt Tak and Årsta Tak (independent installation companies).

Builders' merchants

The builders' merchants' level of the distribution chain is relatively consolidated, consisting mainly of large building material chains with a regional or national presence, where waterproofing products is a small part of a wide product range. Builders' merchants generally specialise in housing products.

Builders' merchants can be divided into two categories: traditional builders' merchants, such as XL Bygg, Beijer Byggmaterial and Optimera, and DIY (do-it-yourself) merchants, such as Byggmax and Bauhaus, the latter's customers consisting primarily of small construction companies such as carpenters and property owners. Traditional builders' merchants specialise in providing products to professional construction companies and generally have more specialised and knowledgeable staff than DIY merchants. The product range at traditional builders' merchants typically consists of a small number of strong, well-established brands. Unlike traditional builders' merchants, DIY merchants generally specialise in simpler and cheaper products.

Builders' merchants have extensive logistics setups, which enables large volumes of products to be distributed via the builders' merchants' level. Consequently, builders' merchants are well-suited to distribute pitched roofing products, where each individual order is generally relatively small. Following the staff's high level of technical expertise, building products, such as underlayers, moisture barriers and foundation panels, are also primarily distributed through builders' merchants.

Construction companies

Construction companies are either large general contractors with a global, national or regional presence, including Swedish JM, NCC, Skanska and Peab; Danish MT Højgaard, HusCompagniet and Hoffmann; and Norwegian Veidekke, or smaller contractor companies, such as local builders and contractors. With regard to flat roofing waterproofing products, these companies secure direct agreements with installation companies.

The Group's operations with prefabricated elements for floors, walls and roofs also has customers in the segment of medium-sized and large construction companies, major architectural firms and other procuring companies. Within the floor covering market, the Group has a customer base consisting mainly of medium and large construction and industrial companies, as well as shipyards and their subcontractors.

End-users

End-users consist of property owners who use waterproofing products on their properties. This level of the distribution chain is fragmented and includes commercial real estate companies, such as Kungsleden, Castellum and Hufvudstaden, Carlsberg Ejendomme, small private real estate owners but also public operators such as airports and government-owned real estate companies.

Material

The preferred waterproofing material varies from country to country, due to inter alia, different building standards and building traditions, the climate, and the preferences of local companies (particularly installation companies). With regards to sealing materials for flat roofs, it is in the Company's view that 85 per cent of the roofs in the Nordic region had bitumen-based waterproofing in 2019.

Despite the fact that preferences vary from country to country, the Company has not noted any significant changes in the choice of material within each country in recent years, which is partly due to the fact that the choice of material for renovation projects tend to remain the same as the material that was installed prior to the renovation. Nordic Waterproofing manufactures and sells bitumen and EPDM rubber membranes, while TPO and PVC-plastic are sourced from a third party and thereafter sold on to the Company's customers. It is in the Company's view that the materials bitumen, EPDM, TPO and PVC account for approximately 95 per cent of all waterproofing of buildings in the Nordic region. Currently, there are no materials based on completely fossil-free alternatives that have the same cost level and the same level of performance.

Differences in the materials' characteristics

The principal materials in the waterproofing market are bitumen, EPDM, PVC, and TPO. When choosing between these materials important factors are price, difficulty of installation and product lifespan. Bitumen can be installed on both simple and complex roofs and the installation and maintenance process is well developed. It is in the Company's view that today's bitumen-based waterproofing, blended with elastomers and polymer for increased flexibility, has a lifespan of up to 50 years. In comparison with EPDM and PVC, however, bitumen-based larger roofs have a longer installation process. The Company believes that EPDM, which is more expensive than both bitumen and PVC, has a simple and fast installation process due to prefabrication and that EPDM has a lifespan of approximately 40-50 years. It is the Company's view that PVC, which is cheaper than both bitumen and EPDM, is more difficult to install on complex roofs and has a shorter lifespan of approximately 20 years. TPO is a durable plastic material, which, however, is more expensive than PVC.

Other materials, used solely for pitched roofing are concrete tiles (complemented by an underlayer made of bitumen or an alternative material) and tinplate. Concrete tiles have a long lifespan, over 50 years, and are suitable for environments with varying weather conditions, but can only be installed on certain types of buildings due to the weight of the material. Tinplate is used primarily on detached, semi-detached and terraced houses. Most of the tinplate roofing alternatives are simple and cheap to install and maintain, but have a relatively short lifespan and require the installation of a suitable underlayer, such as a bitumen underlayer.

Nordic Waterproofing expects bitumen to continue to be the most commonly used material in the Nordic region, due to its competitive characteristics, long lifespan and a large installed base. The Company also believes that bitumen, in addition to EPDM, is the material that maintains the highest quality, is the easiest to work with, and offers the best solution when renovating roofs and repairing damaged roofs.

Underlying drivers and market trends

Nordic Waterproofing is of the opinion that their addressable market is affected by a number of underlying drivers and market-specific trends. The Company believes that the following factors, both macroeconomic as well as more sector-specific, constitute important drivers and trends on the market:

•	demographics and economics;
o	GDP trend and political factors;
o	maintenance and renovations; and
o	urbanisation.
•	sustainability and responsibility; and
o	environment;
o	competition for skills; and
o	taking responsibility.
•	technical development;
o	digitalisation; and
o	prefabrication.

Demographics and economics

GDP trend and political factors

The Company has noted that the development of the waterproofing market follows the overall national GDP trend, as well as the broader construction market. Strong GDP growth favors the broad construction industry with more construction starts and higher volumes, while weaker periods mean greater focus on maintenance and repairs. In periods of lower activity, it has been common for governments to initiate construction and civil engineering projects to stimulate the economy. Greater uncertainty in the geopolitical situation may lead to a changed view on state aid and funding, but also postponement and delays, as well as changes in strategies.

Maintenance and renovation

The Company has noted that maintenance and renovation of waterproofing is less cyclical than the construction market in general and that such works are normally not affected by a recession. Neglected maintenance, especially of waterproofing, leads to costly consequences which constitutes a key driver to ensuring frequent monitoring and maintenance. The renovation market is driven by the composition and age of property stocks. The Company thus believe that an increase in building stock leads to a growing waterproofing market, in the long term. Furthermore, the Company has noted that the customers sustainability perspective contributes to an increasing demand for good quality in roofing products and preventative activities, including annual controls and more frequent maintenance of roofs and facades. As a result, the renovation market is considered as relatively stable and less cyclical in comparison with the market of new production.

Urbanisation

The Company has noted that an increase in urbanisation tends to lead to housing shortage in major cities. Most of the Nordic capitals remain among the top-ten-fastest-growing cities in Europe, leading to a higher demand for construction projects in these regions. In the Nordic countries, the public sector is estimated to account for a significant share of construction investments, contributing to steadier demand even during periods of recession.

Sustainability and responsibility

Environment

The Company has noted that the general environmental awareness increases the importance of sustainable construction and infrastructure solutions. The challenges of the future require housing and work environments with minimal environmental impact and maximum resistance to climate change, and the key words are reduced climate footprint, industrial symbiosis (reuse of materials) and energy-efficient and renewable materials. Green roofs, livings walls and parklands – also known as ecosystems in urban environments – are all vital parts of cities that house both humans and animals, and contributes to well-functioning ecosystems.

A significant trend noted by the Company is the efforts to reduce dependence on non-renewable energy and to reduce carbon dioxide emissions which has prompted regulators, including the European Union, to issue directives on optimising the energy performance of buildings.

Competition for skills

Being able to attract and retain well-trained, skilled employees is crucial to competitiveness in many industries, including the construction industry. Having employees with broad experience and of different backgrounds generates the conditions for new insights and methods to emerge, as well as strong customer relationships.

Taking responsibility

In the Company's view, issues of responsibility, environmental impact, business ethics and control of both the internal organisation and the external supply chain are becoming increasingly important and are a decisive factor in how different stakeholders assess the business.

Technical development

Digitalisation

The Company has noted that the construction industry has begun a significant and necessary digitalisation process, which will continue for several years to come. Digitalisation will affect all aspects of the value chain, from purchasing, design and manufacturing to how the products are marketed. Digitalisation will also drive the development of new services in the construction and maintenance market. For example, advanced digital technology known as BIM (Building Information Modeling) is used in the prefabrication of building elements. Digitalisation means shorter lead times, less inventory and lower costs, as well as an increased need for skills development among employees, designers and customers. Digitalisation leads to more contact paths for different customer categories, including e-commerce, apps, information on websites, but also trade fairs, brick-and-mortar stores and face-to-face meetings.

Prefabrication

Building elements, such as prefabricated roof and facade elements based on wooden frame constructions are built with the same materials and to the same building codes and architectural specifications as products produced in accordance with traditional construction methods.

A growing need for prefabrication has been noted when establishing efficient and profitable construction processes. Prefabrication is an important component in a more efficient supply chain and in the effort to reduce construction costs and shorten lead times. Underlying this development are factors such as increasing demand for quality at all stages, and for system and concept solutions where technically more advanced manufacturing cannot be performed at construction sites, as well as increased standardisation.

Prefabrication of building elements relies on advanced digital technology known as BIM (Building Information Modeling) for visualisation, to assess the energy efficiency and identify the most cost-effective efficiency measures. Prefabrication can benefit from the ongoing digitalisation by streamlining the handling of drawings and other documents.

Market position and competitors

The market-leading companies on the local Nordic market consist of companies with a long history on the waterproofing market and with production in the Nordic region. The Company considers Nordic Waterproofing, Icopal, Katepal, Isola and Protan to be the largest private companies, of which Nordic Waterproofing and Icopal are the only companies with a pan-Nordic presence. Nordic Waterproofing also competes with a number of global and European companies whose production facilities are located outside of the Nordic region and who export products to the Nordic region. Since local operators hold a unique position on the Nordic market, due to among other things, their extensive sales networks, long-term customer relationships, well-organised distribution channels and local logistics solutions, as well as advice and support services for customers and thus it is the Company's view that there is limited competition from global and European export companies.

In the European market for EPDM products, it is the Company's view that competitors to Nordic Waterproofing's SealEco brand include Firestone, Carlisle and Duraproof.

Within Nordic Waterproofing's operations for prefabricated elements, it is the Company's belief that it is primarily the construction companies' own operations with semi-prefabricated or site-built core and facade elements which may be considered to compete with Nordic Waterproofing. The Company does, however, asses that there are few direct competitors to Nordic Waterproofing in the Nordic market. In Denmark, competitors include Roust Træ, and in Norway they include roof manufacturer Lett-Tak and manufacturers of wall and larger house elements Optimera, Jatak and Støren Treindustri.

Within the area of installation services, in the countries where Nordic Waterproofing operates, that is Denmark and Finland, it is the Company view that its main competitors consist of Icopal, Kateoal as well as smaller independent installation companies.

Business overview

Introduction

Nordic Waterproofing operates in the waterproofing market in northern Europe. The Company provides high-quality products and solutions for waterproofing in, inter alia, Sweden, Finland, Denmark, Norway, Belgium, the Netherlands, Poland, the United Kingdom and Germany. Nordic Waterproofing also provides installation services through wholly-owned subsidiaries in Finland and through part-owned franchise companies in Denmark.

Nordic Waterproofing's history dates back to 1889, when today's Trebolit was founded. A number of the Company's other brands were founded in the early part of the 20th century, which means that the Company has extensive and solid experience of the Nordic waterproofing market. Many of the companies that Nordic Waterproofing now consists of have evolved from being general producers of roofing felt to becoming part of a single group, which constitutes a provider of complete waterproofing solutions. During this time, Nordic Waterproofing has built up a strong brand portfolio and a broad customer base which, combined with 17 production and pre-fabrication units, 15 sales offices as well as a number of district offices in Finland and franchise companies for installation services in Denmark, constitute the European platform from which Nordic Waterproofing can deliver its complete waterproofing solutions. Complete waterproofing solutions includes all products and services required to create a comprehensive waterproofing solution.

In 2019, the Company had net sales of SEK 3 122 million. The Company's brand portfolio includes some of the most established and well-known brands both on the Nordic as well as the European waterproofing market, for example Mataki, Trebolit, Phønix Tag Materialer, Kerabit, Nortett, SealEco, Distri Pond, SPT Painting, Taasinge Elementer, RVT and Veg Tech. Nordic Waterproofing's headquarters is located in Helsingborg and has its production and pre- fabrication units in Sweden, Denmark, Finland, Norway, the United Kingdom, Belgium, the Netherlands and Latvia.

The Products & Solutions operating segment account for the majority of the Company's sales, corresponding to 73 per cent of all sales in 2019, while the Installation Services segment accounted for 27 per cent of all sales for the corresponding period. Nordic Waterproofing's sales within Products & Solutions are divided into two main sales channels:

•	Direct sales: sales to primary installation companies (70 per cent of Product & Solution's net sales in 2019); and
•	Distribution: sales to builders' merchants (30 per cent of Product & Solution's net sales in 2019).

According to the Company's assessment, the renovation sector accounted for approximately 50 per cent of the Company's total sales in 2019 and the construction sector for approximately 50 per cent of the total sales in 2019.

History

Nordic expansion

The Company's history dates back to 1889 when the Company's oldest brand, Trebolit, was founded in Sweden, under the name Phylatterion, as a manufacturer of roofing felt. During the course of the 20th century, a number of the Company's other brands were founded, including Mataki (1904), Phønix Tag Materialer (1907), Kerabit (1920), SealEco (1967), Hetag Tag Materialer (1973) and Nortett (1978). Mataki was for a long period the driving force behind the consolidation of the Nordic market and, among other things, acquired Höganäs takläggningsverksamhet in 1982. Mataki was acquired in 1995 by Trelleborg AB and became part of Trelleborg Building Systems. With a long history going back 120 years, the Company has acquired extensive, solid experience providing it with a strong foundation for its business.

The creation of Nordic Waterproofing

Nordic Waterproofing in its current form was established in February 2011 via a merger between Trelleborg AB's Swedish and Danish waterproofing subsidiaries and Lemminkäinen Oy's roof installation business. The merger with Lemminkäinen's roof installation business resulted in the Company achieving a strong position on the installation services market in Finland which, combined with the strong position held by Trelleborg's subsidiaries on the waterproofing markets in Sweden and Denmark, gave Nordic Waterproofing a pan-Nordic presence on the waterproofing market.

European expansion

Nordic Waterproofing's expansion on the European market occurred through both organic growth and strategic acquisitions of manufacturers, installation companies, prefabricators and distributors with strong brands and many years' experience on their local markets. Following the merger in 2011, Nordic Waterproofing acquired Wulva, a Belgian distributor and prefabricator of EPDM material which is now incorporated into SealEco's organisation; in 2012, Nordic Waterproofing acquired AL-Katot, a Finnish installation company, and Nortett Bygg, a retailer and distributor in Norway; and in 2014, the Company acquired Univex, a distributor and prefabricator on the Belgian market.

Integration and consolidation

Since the creation of Nordic Waterproofing, the Company has successfully consolidated and integrated the acquired businesses into a coordinated group. During this period, a number of operational improvements have been made, including recipe optimisation, productivity improvements, and streamlining purchasing and pricing. In addition, Nordic Waterproofing has refined its operations by closing down non-key businesses, realised considerable synergies from acquisitions, and successfully shared know-how within the Group.

Listing on Nasdaq Stockholm and subsequent expansion

On 10 June 2016, Nordic Waterproofing Holding A/S was listed on Nasdaq Stockholm, Mid Cap. In 2017, the Company expanded its operations through the acquisition of EPDM Systems B.V., a prefabricator and distributor of EPDM-membranes on the Dutch market, the acquisition of the Finnish company SPT-Painting Oy, which operates in the market for liquid sealing membranes, as well as the acquisition of the Finnish roof and services company LA Kattohuolto Oy. In the same year the Company also acquired the Danish company Taasinge Elementer A/S, a producer of prefabricated wooden roof and facade elements, as well as a production facility for prefabricated roof and facade elements in Denmark. As part of the strategy to make the Group a major operator in the Nordic market for prefabricated roof and facade elements, Ringsaker Vegg- og Takelementer AS ("RVT") was acquired in 2018, a producer of prefabricated facade elements in wood. In the same year, Nordic Waterproofing acquired Veg Tech, an operator in vegetation technology in the Nordics, as well as Distri Pond in 2019, a distributor of pond systems in the Belgian market. During January – June 2020, Nordic Waterproofing acquired 25 per cent of the Finnish company Playgreen Finland Oy.

Company strengths

Nordic Waterproofing believes that the following factors are in favour of the company.

A mature and consolidated industry

The waterproofing market is consolidated, and the market shares tend to remain stable over time. The industry requires local production, since transportation costs account for a considerable proportion of the total costs (high weight in proportion to the value of the product) and since customers expect short delivery times, requiring manufacturers to have reliable and efficient logistic solutions. Production processes in the industry is characterised by high level of automation, reducing competition from countries able to take advantage of low-cost labour. The waterproofing market is characterised by differences in regulations and building traditions on the local markets. Customers generally seek proven and well-established products and materials from strong brands with a long tradition of quality and expertise, since long-term reliability is of crucial importance. The Group's well-reputed brands, combined with partnership and training programs and technical service have contributed to the creation of long-term relationships with customers.

The costs of construction on site are increasing, which is why time is a critical factor where climate and season also pose a risk of delays. Construction with prefabricated elements is therefore an increasing trend and the market for prefabricated elements is in an early phase of growth. Demand for larger elements such as walls, roofs and facades are increasing due to stricter quality requirements, increased opportunities for automation and coordination of various logistics streams. In a construction market with declining volumes, construction companies can choose to increase the degree of site-based core units and walls, which may affect demand for simpler prefabricated products. In addition, construction with prefabricated elements with wooden frame is also increasing for larger buildings such as offices, plants and warehouses, retail, multi-storey residential buildings and community properties. The increase in wood-based production is driven by an increasing demand for more sustainable materials as well as productivity and thus cost savings.

Waterproofing manufacturers have a strong bargaining position on the market, since the products and solutions are crucial to the construction process and account for a small fraction of the total construction cost, with far-reaching consequences if the waterproofing work is unsuccessful. The strong bargaining position is further strengthened by the fact that the customer base is generally fragmented and increases in raw material prices can usually be passed on to customers.

Stable demand for bitumen products

The company estimates, when it comes to sealing materials for flat roofs, that 85 per cent of the roofs in the Nordic region had bitumen-based waterproofing in 2019. The company have noted a continued preference for bitumen-based solutions as the most suitable waterproofing material.

Long-term reliability

To an increasing extent, customers, both professionals and private individuals, demand customised solutions combining broad and deep product ranges with expertise on materials, service, advice/training and specialist skills. The Group's well-reputed brands, combined with partnerships, training programs, technical service and highly motivated employees, have contributed to the creation of long-term relationships with customers.

Nordic Waterproofing invests in the training of roofing contractors and other professional customers, as well as representatives of building merchants. In addition to training and inspiration initiatives, the Group is expanding its value-generating services to be able to advise building merchants on matters such as permits, supervision and inventory optimisation. Private individuals are increasingly becoming aware of the benefits of annual roof checks, roof clearance, gutter clearance and receiving advice on investments and supplier contacts.

The quality of the waterproofing layers

Flawless waterproofing is key for a safe and sustainable building, and failure in choice of material, quality and installation could have far-reaching consequences. Waterproofing products and related solutions are crucial to the lifespan of buildings and at the same time account for a small fraction of the total construction cost. Thus, it is important for construction companies to source qualified roof installers who have the necessary understanding of the material, quality and installation.

Nordic Waterproofing believes that the Company's innovative complete solutions for waterproofing under well-established and well-known national brands, in combination with the Company's market position, have given the Company a competitive advantage that enables a long-term growth and profitability for Nordic Waterproofing. The Company continuously improves existing products and solutions, as well as develops new products, with a special focus on installation friendliness and environmental awareness.

Experienced management with international and local expertise

The members of the Group's executive management are highly skilled and experienced professionals with deep and extensive international and local industry experience, who have together developed Nordic Waterproofing into a strong company on the waterproofing market. The members of executive management have a broad range of skills supporting the continued growth of the Company's business, comprising experience from both the waterproofing industry and other areas of the construction industry. Members of executive management receive continuous support from a strong board of directors. For further information about the Group's board of directors and executive management, refer to sections "Board of directors, executive management and auditors – Board of directors" and "Board of directors, executive management and auditors – Executive management".

Sustainability and environmental awareness

Nordic Waterproofing works environmentally consciously and takes environmental considerations into account in all decisions that are deemed to have a direct or indirect impact on the environment. The company works continuously to develop existing products and solutions with a special focus on installation friendliness and environmental awareness. Nordic Waterproofing's subsidiaries are subject to the Group's environmental policy. Furthermore, the Company works actively to reduce waste and energy consumption through streamlined production at the Company's factories, as well as increased reuse of materials and energy from production waste which cannot be reduced or avoided. The Company educates and informs its employees about the environment, health and safety and involves them in the continuous improvement process.

Vision, mission, business concept and core values

Vision

Nordic Waterproofing's vision is to make waterproofing solutions so easy that every structure and building in the world is protected, enabling everyone to live and work in healthy, good atmosphere environments.

Mission

Nordic Waterproofing's mission is to protect people and what is important to them by creating reliable waterproofing solutions for buildings and infrastructure.

Business concept

Nordic Waterproofing develops, manufactures, markets and distributes innovative products and solutions for sealing, protecting and preserving buildings and other constructions. The products and solutions are supplied with a high level of service and are characterised by high level of quality, long lifespan, local adaption, smart logistics, ease of installation, energy and environmentally aware as well as good customer service.

Core values

Enthusiasm

Nordic waterproofing strives to follow through with the highest quality possible and with accuracy to the last detail.

Reliability

Nordic Waterproofing strives to care for and maintain the trust of customers. The Company takes great responsibility for ensuring reliable product development, as well as reliable services and customer relationships.

Efficiency

Nordic Waterproofing is a relatively large organisation, with a well-developed, flexible and efficient logistics system. At the same time, the organisational structure is simple with a decentralised corporate culture geared toward efficiency and strategic targets.

Strategy

Proximity to the customer

Nordic Waterproofing's strategy is to understand and anticipate the customer's current and future needs, have local production to optimise availability and offer the industry's best service and responsiveness as well as smart logistics.

Leading product portfolio

Nordic Waterproofing's strategy is to handle a complete range of products that the Group's customers need for protection of buildings and infrastructures, present innovative environmentally and energy-efficient solutions and to offer complete contracts for roof maintenance.

Market expansion

Nordic Waterproofing's strategy is to focus on opportunities in Western, Central and Eastern Europe and prioritise add-on acquisitions.

Targets

The financial targets, including the dividend policy, and the strategic targets described herein are forward-looking statements and involves great uncertainty. They are neither forecasts nor guarantees for future financial results or other events and Nordic Waterproofing's actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, including, but not limited to, those described in the section "Risk Factors".

Financial targets

Nordic Waterproofing's board of directors has adopted the following financial targets and dividend policy. The financial targets are valid as of 2 May 2019 and integrated into the business units of the decentralised organisation.

Sales growth	Nordic Waterproofing's target is to exceed the average growth experienced in the Group's current markets through organic growth. In addition, the Group expects to grow through selective acquisitions.
>13% profitability	Nordic Waterproofing's profitability target is to generate a return on capital employed (ROCE) exceeding 13 per cent.
<3x capital structure	Net debt in relation to EBITDA (R12M basis) shall not exceed a multiple of 3.
>50% dividend policy
Nordic Waterproofing aims to have an annual dividend exceeding 50 per cent of its net profit. The proposed dividend will be based on the Group's financial position, investment needs, liquidity position, as well as general economic and business conditions.

Strategic targets

Nordic Waterproofing strives to generate value for its various stakeholders over time through the following strategic targets:

•	enhance product and service offering for existing customers;
•	apply geographic leverage to newly acquired product and services categories;
•	benefit from mega trends in the construction industry: sustainable building solutions, energy efficiency, renewable energy sources and site efficiency through increased exposure to prefabrication;
•
forward integration to increase exposure to end customers. By widening and enhancing products and services with new product categories, the Group foresees that Nordic Waterproofing will increasingly become a one-stop-shop for customers seeking comprehensive solutions for building and infrastructure protection; and

•	maintain a focus on small to medium sized companies presenting good synergistic potential with existing businesses.

Brands, products and services

Nordic Waterproofing applies a multi-brand strategy, which means that the Company manufactures and market a large range of roofing waterproofing products and solutions and installation services under distinctive and largely local brands, to meet the various standards and preferences in the markets. The Company's brand portfolio consists of well-reputed and well-established brands with a long tradition of quality and expertise.

Nordic Waterproofing's brands are present in all sales channels, are marketed to all types of end-users and cover the different price segments, enabling the Company to make its offering distinctive and thereby avoid the risk of sales conflicts between brands. The brand portfolio is dynamic, which means that a brand marketed to a certain type of end-user in its geographical domestic market can be marketed to other types of end-users in adjacent geographical markets.

Nordic Waterproofing's business is divided into two operating segments: Products & Solutions and Installation Services.

Products & Solutions

Nordic Waterproofing offers a wide range of sealing and waterproofing products that are designed for the demanding climate in the Nordics and are adapted to different types of roofs. In the Products & Solutions operating segment, the Company primarily offers flat roofing and pitched roofing products and solutions manufactured in-house, but also offers products produced by subcontractors, such as plastic sheets, foundations and moisture barriers, to complement the Company's products manufactured in-house. The business within this operating segment is conducted in the Nordic region and northern Europe. The products are sold under the Hetag Tagmaterialer, Kerabit, Mataki, Nortett, Phønix Tag Materialer, Trebolit, Distri Pond, RVT, Taasinge Elementer and Veg Tech brands, as well as the cover-all brand SealEco. Products supplied by third parties are sold to a certain extent under some of Nordic Waterproofing's brands.

The Company has 15 sales offices in Sweden, Denmark, Norway, Finland, the United Kingdom, Belgium, The Netherlands, Germany and Poland, and 17 production and pre-fabrication units in Sweden, Denmark, Norway, Finland, the United Kingdom, Belgium, the Netherlands and Latvia. In 2019, an average of 678 full-time employees (average number of employees calculated as full-time equivalents) worked within the segment (2018: 617, 2017: 413). Products & Solutions accounted for 73 per cent of the total sales in 2019 and accounted for 80 per cent of the total operating profit in 2019.

The products sold within the Products & Solutions segment are divided into the following product segments:

•
Roofing products, including products for (i) flat roofing[23], primarily made of bitumen (roofing felt) and PVC[24], as well as of EPDM (rubber membranes) and TPO[25], (ii) pitched roofing[26], primarily made of bitumen; and (iii) roofing accessories, such as fastening devices;

•	Building products, which, among other things, include various types of membranes for buildings, such as underlayers (moisture, wind and vapour underlay barriers) made of bitumen and EPDM;
•	Green infrastructure, including ponds and reservoirs; and
•	Prefabricated elements, including prefabricated construction components such as facade elements, floor elements, walls and sandwich wall elements.

Roofing products

Nordic Waterproofing offers a wide range of roofing products which are adapted for different types of roofing and needs. The products create long-term (up to 50 years) and robust protection for roofs and properties, irrespective of the climate to which they are exposed. The Company's roofing products are sold primarily in the Nordic region. The Company's roofing products are divided into flat roofing waterproofing products, pitched roofing waterproofing products, and roofing accessories. Roofing products are mainly provided through the sales channel direct sales to installation companies. In the European market, the Company also provides EPDM-products.

Flat roofing

Flat roofs make waterproofing and installation particularly difficult, and this work is usually performed by professional installation companies. Flat roofing is mainly used on commercial properties. The Company's products have unique technical qualities and can easily be adapted to different environments, property types and underlayers. The products are directly sold to installation companies and are mainly made of bitumen and EPDM.

Pitched roofing

Nordic Waterproofing's pitched roofing products are sold primarily to builders' merchants and are usually installed by private individuals or independent smaller contractors or carpenters. Pitched roofing is mainly used on residential buildings. Products installed on pitched roofs are more visible than products used for flat roofs. The design and appearance of the products are therefore important factors for the customer. In Denmark, the products are installed by Nordic Waterproofing's partly owned franchise companies, and in Finland installation services are performed by the Company's own staff within the Installation Services operating segment.

[23]	Roofing with a gradient of less than approximately 14°.
[24]
A synthetic plastic material, also known as Polyvinylchloride, and the third-most widely produced synthetic plastic polymer, after polyethylene and polypropylene. PVC comes in two basic forms: rigid (sometimes abbreviated as RPVC) and flexible.

[25]	Thermoplastic olefin, a synthetic plastic material.
[26]	Roofing with a gradient of more than approximately 14°.

Accessories

As a provider of complete roofing solutions, Nordic Waterproofing also offers a wide range of essential accessories and accessories that complement the Company's products, such as plastic sheets, foundations, moisture barriers. Nordic Waterproofing sources accessories from a number of subcontractors. Products from subcontractors often constitute an important factor in the complete solutions and the products are sold both via builders' merchants as well as directly to installation companies.

EPDM products

The EPDM products are made of the synthetic rubber material EPDM which are sold primarily on the European market and are used on, for example, roofs and facades as well as geomembranes in building foundations, ponds and reservoirs. The product range consists of waterproof and airtight systems providing long-term efficiency for up to 50 years. The supplied rubber membrane is normally adapted to the customer's needs to enable easy installation. The adjustment takes place at the Group's prefabrication units and are sold primarily to customers in Belgium, Germany, the Netherlands, Poland, Sweden and the United Kingdom.

Building products

The building products are sold and marketed under the Company's brands, mainly in the Nordic region, to the builder's merchants. Building products, such as chemicals for roof installations and repairs, as well as protection against radiation from radon and sealing of roof lanterns, are highly technical and therefore often require customer support and training. Nordic Waterproofing produces building products in-house, but also sells building products purchased from subcontractors and mainly sold under the Company's own brands. Building products are sold primarily via the distribution sales channel to builders' merchants.

Green infrastructure

The Group offers solutions for green infrastructure, that is plant-based surfaces for roofs and facades as well as for green spaces in urban areas, for example nature parks, traffic environments and open water. Green infrastructure contributes to biodiversity and at the same time protects roof membranes, providing better building insulation against extreme temperatures, by absorbing large parts of the city's noise, dust and air pollution, thus improving both the micro and macro climates. Plant-covered roofs can absorb up to 50–80 per cent of the rainwater falling on the roof, reducing or delaying the flow of rainwater into the drainage system. Green infrastructure has to a great extent the same sales channels as other waterproofing products, for example contracting authorities such as municipal administrations.

Prefabricated elements

Nordic Waterproofing manufactures environmentally sustainable building solutions with prefabricated elements based on a wooden frame. All production is project-based where the prefabricated elements are developed in close dialogue with builders and architects for the best design and solution. The prefabricated elements comprise roofs, facades, interior walls as well as floors. The elements are ready for installation with insulation, windows and doors, external and internal surface layer as well as being prepared for electrical wiring and ventilation. The prefabricated elements are mainly produced for larger buildings such as offices, industries and warehouses, retail, multi-story residential buildings and community properties.

Installation Services

Nordic Waterproofing offers its customers turnkey installation services in Sweden, Denmark and Finland, which include both the construction of the entire roof and individual roof installation services. The Installation Services operating segment is fully integrated into the Company's business and consists mainly of installation and maintenance with primarily the Company's own roofing products for commercial properties and residential buildings. In addition to installation, services are continuously offered to property owners who wish to extend the life span of their properties and ensure that the buildings' climate shells meet established energy values. Consequently, this operating segment constitutes an additional sales channel for the Company's waterproofing products and solutions.

The Company's installation business comprises its own installers in Finland, under the AL-Katot and KerabitPro brands, in Denmark services are offered through franchising under the Phønix Tag and Hetag Tagdækning brands, and in Sweden through the wholly-owned subsidiary Nordic Takvård.

The business conducted within this operating segment enables Nordic Waterproofing to better meet the needs and preferences of customers, educate the market of the importance of using high quality products, and protect the Company's market position and brands. It is common practice in the industry for companies to offer their own installation services and a number of Nordic Waterproofing's competitors have similar services.

Nordic Waterproofing has district offices throughout Finland and the Company owns 100 per cent of the installation business. Nordic Waterproofing also owns 100 per cent of the installation business in Sweden. Accordingly, the Company controls all purchasing and management systems in these countries. In Denmark, Nordic Waterproofing owns minority interests in 19 franchise companies, majority interest in one franchise company and also indirectly owns one franchise company. The members of executive management of the franchise companies are majority shareholders, usually holding 60 per cent, while Nordic Waterproofing owns the remaining shares in each company. Consequently, the sales of the franchise companies is not consolidated into the Company's balance sheets. In 2019, an average of 426 full-time employees worked in the segment (average number of employees calculated as full-time equivalents) (2018: 404, 2017: 404). The installation services segment accounted for 27 per cent of the total sales in 2019 and accounted for 20 per cent of the total operating profit in 2019.

The Group is the exclusive supplier of bitumen to the franchise companies in Denmark, and certain administrative and system costs are absorbed by the franchise companies. In Finland, the Company has introduced a bonus program for the members of executive management to increase their incentive. In Denmark, the franchise model functions essentially as an incentive for the local management, that is the owners.

Product development

Nordic Waterproofing's objective is to be an innovative leader in the waterproofing solutions industry. The Company continuously develops existing products and solutions, focusing in particular on ease of installation and environmental awareness. Nordic Waterproofing has its own product development division which, together with the business units, develops and improves the Company's products and solutions and conducts production and factory tests. The Company's development process is carried out at both Group and business unit level and is based on trends and an analysis of the needs and requirements of customers. In addition, product development initiatives are introduced which affect the Company as a whole at Group level. The development process is designed to encourage cooperation between the business units and includes sharing of best practices between the business units in respect of, for example, recipe optimisation and improvements to products and recipes.

The Company's development process is divided into four stages:

1.
The Group's product managers regularly identify and analyse the need for new products and customer tailored concepts based on prevailing market trends, the needs and requirements of customers, and growth areas.

2.	The R&D function for products assesses feasibility and develops product prototypes.
3.	Production and factory tests are conducted. The product is evaluated, and product management, together with the responsible production unit, decide whether to launch the product.
4.	Following the launch of the product, there is a follow-up process in which an analysis of customer views is conducted.

Geographical overview

Finland

Finland, Nordic Waterproofing's largest business unit, accounted for approximately 31 per cent of the Company's sales in 2019. The largest customer group on the Finnish market is professional installation companies. In the Finnish market, the Company sells products under the Kerabit and Trebolit brands, and installation services under the KerabitPro and AL-Katot brands. The Company has one production facility in Finland which is situated in Lojo, where the Company manufactures bitumen-based products.

Sweden

Sweden accounted for approximately 17 per cent of the Company's total sales in 2019. The largest customer group on the Swedish market is external professional installation companies. Nordic Waterproofing has two production facilities in Sweden: one in Värnamo, where the Company produces EPDM-based products under the cover-all brand SealEco, and one in Höganäs, where the Company produces bitumen-based products under the Mataki and Trebolit brands. In the Swedish market, the Company also sells products under the Veg Tech brand. In addition, the Company has an EPDM prefabrication unit.

Denmark

Denmark accounted for 22 per cent of the Company's total sales in 2019. The largest customer group on the Danish market is internal and external professional installation companies. Nordic Waterproofing provides internal installation services in Denmark through a franchise model. The Company has two production facilities in Denmark, which are situated in Vejen and Hedensted, where the Company manufactures fluid and fixed bitumen-based products. In addition, the Company has five production units for prefabricated facade and roof elements. The products are sold under the Hetag Tagmaterialer, Phønix Tag Materialer, and Taasinge Elementer brands.

Norway

Norway accounted for 13 per cent of the Company's total sales in 2019. Nordic Waterproofing's products are sold under the Mataki and Nortett brands. The company has one production unit for prefabricated facade and roof elements in Norway.

Europe and the remaining parts of the world

Europe accounted for approximately 16 per cent of the Company's total sales in 2019, while the remaining parts of the world accounted for less than one per cent. Nordic Waterproofing conducts its operations through SealEco in Belgium, the Netherlands, Poland, the United Kingdom and Germany. Through the mentioned business unit, Nordic Waterproofing also exports products to Australia, the Middle East, Switzerland and Turkey. On the European market, excluding the Nordic region, the Company is mainly active in the EPDM products segment. The Company's products are manufactured in Värnamo, in Sweden, and transported further out into Europe.

Customer base

Nordic Waterproofing has a broad and diversified customer base, which means that the Company has limited customer risk and is to a very low degree dependent on individual customers. This also means that the Company has a strong bargaining position. Nordic Waterproofing's customers primarily comprise local installation companies and builders' merchants.

All of Nordic Waterproofing's customer agreements have been entered into at a local level. Accordingly, customers with operations in more than one country generally have relationships with several business units. Nordic Waterproofing has had long-lasting relationships with numerous individual customers and receives many recurring orders for a relatively low order value. The Company has limited customer risk since both the average order and the average single customer purchase have a low value. The orders from builders' merchants are generally larger than the orders from installation companies. Since the Company's operations within the operating segment Installation Services generally carry limited commercial risk, with many small contracts with a value below SEK 5 million, Nordic Waterproofing's exposure to individual customers is limited.

Sales and marketing

The sales process comprises three main elements: marketing, sales, customer service and training. Crucial aspects of sales and marketing include having a local focus and a strong tie to all interested parties, whilst being able to offer global functions and provide its products and solutions on a large scale.

Nordic Waterproofing markets its products and solutions mainly on a national level to ensure they are adapted to local preferences, customer behaviour and sales channels. However, both marketing and sales are coordinated at Group level. As part of its marketing strategy, the Group has strengthened its relationships with its customers and other interested parties by offering product information, technical training and support provided by the Company's service team. Through its local presence, the Company is able to maintain relationships with interested parties, enabling Nordic Waterproofing to continue to develop and refine its sales and marketing efforts. The Company also use other marketing channels, tailored to the market and brand, such as direct marketing, store campaigns, the Company's own website and online advertising. Nordic Waterproofing also assists smaller installation companies with updating their websites on a regular basis to present the Company's products, product specifications and installation manuals. The Company also cooperates with builders' merchants to market its products.

Sales in the Nordic region are managed by the Company's sales offices, while sales in other markets are managed by local partners (who administer export sales) and external distribution companies. All of the sales offices have extensive experience and in-depth knowledge of the market. The Company has 15 sales offices in nine countries and each individual brand has its own sales division. In most of Nordic Waterproofing's markets, the sales organisation is well structured and has a country manager, who is responsible for the local sales organisation and for implementing strategic initiatives. Nordic Waterproofing's sales force and product order division regularly liaise with customers to increase customers' understanding of the Company's products and solutions and to ensure that customers' needs are met as regards to planned and future orders. Nordic Waterproofing has long opening hours to ensure that orders can be received late in the evening and that deliveries can be made the following day.

Nordic Waterproofing's brands are present in all sales channels, marketed to all types of end-users and cover the different price segments. The choice of sales channel depends primarily on the type of product being provided. Nordic Waterproofing's sales channels comprise mainly installation companies (direct sales) and builders' merchants (distribution). The advantages of direct sales include the Company's bond with local customers and stronger relationships with customers, whilst the advantages of distribution are builders' merchants' efficient logistics solutions and market penetration. Further benefits of distribution include order transparency and low credit risk. In 2019, The Company estimates that approximately 70 per cent of the Company's sales are related to direct sales and approximately 30 per cent to distribution in 2019. For a more detailed description of the different sales channels, refer to section "Introduction" above.

Production, purchasing and logistics

Production

Nordic Waterproofing mixes the raw materials and manufactures its products at 17 production and prefabrication units in Sweden, Denmark, Norway, Finland, the United Kingdom, Belgium, The Netherlands and Latvia. The production process is simple and highly automated, and is driven by orders from customers. The Company has good insight into the process flow of the production and continuously measures key ratios in order to streamline and improve production.

Manufacturing close to the markets and customers is an important part of the supply chain. Nordic Waterproofing manufactures waterproofing products at five production units for bitumen and EPDM based products in Denmark, Finland and Sweden, five prefabrication units for EPDM products in Belgium, the Netherlands, the United Kingdom and Sweden and seven units for prefabricated elements in Denmark, Norway and Latvia. Under the Taasinge Elementer and RVT brands, environmentally sustainable building solutions with prefabricated wood-based building elements are manufactured. The Group also has cultivation areas in Sweden and Norway. For example, for the operations conducted within the Veg Tech brand, most of the production is carried out at the Company's own cultivation areas in Småland.

The Company's waterproofing products and solutions are primarily bitumen and EPDM-based. The Group owns the recipes for its bitumen and EPDM products. Ongoing optimisations are also part of Nordic Waterproofing's intellectual property rights. Production volumes are based on both forecasts and orders. The Group's production is supplemented by products manufactured by subcontractors, such as plastic films, foundations and moisture barriers. The production process differs depending on the material on which the product is based and EPDM products can also undergo a pre-fabrication process which enables the delivery of custom-made products directly to the workplace as well as quick and easy installation of the prefabricated products.

Production is conducted indoors in a controlled environment, which is a precondition for being able to maintain a high and even level of quality in the production and to meet increasing requirements regarding improved working environment and more advanced technology.

All of the Company's production units apply environmental management systems. For further information, refer to section "Environment, health, safety and diversity" below.

Raw materials and purchasing

Nordic Waterproofing's purchasing organisation is divided into a centralised group function for all business units and local purchasing functions. Purchasing of the most important input materials for Nordic Waterproofing's production is bitumen, polymers (rubber compounds and plastics), environmentally certified wood and plants. Purchases is coordinated centrally at Group level, in order to achieve economies of scale and increase the Company's bargaining power. Market specific products and materials are purchased by the local purchasing functions in order to increase flexibility and ensure that local needs are met. The supplier base consists of companies with long-term relationships with the Company. Nordic Waterproofing applies double sourcing and thus has several alternative suppliers to those it currently uses in order to secure the inflow of raw materials.

The prices on the waterproofing market are affected by fluctuations in the prices of raw materials and increases in the prices of raw materials are generally passed on by the Company to end-users. The largest price exposure is in bitumen where the price is the most volatile in the short term. Nordic Waterproofing hedges the price of bitumen by entering into commodity price derivatives in order to further reduce the risk of fluctuations in the prices of raw materials. For further information about Nordic Waterproofing's supply agreements, refer to section "Legal considerations and supplementary information – Material agreements – Supply agreements relating to rubber compounds".

Nordic Waterproofing's purchasing organisation takes an interest in and places demands on their suppliers, and it is of considerable importance to the Company that suppliers conduct business in accordance with Nordic Waterproofing's environmental and safety policies and code of conduct. The heads of purchasing for the business units that provide bitumen meet on a quarterly basis to assess the largest suppliers and to make decisions regarding certain issues relating to volumes. In order to evaluate the quality of the services provided by suppliers, the Company makes a quarterly assessment of the these. Nordic Waterproofing seeks to have at least two suppliers for each key raw material.

Purchases of products manufactured by subcontractors

Products manufactured by subcontractors comprise primarily various accessories complementing the Company's own products and contributing to ensure that customers receive a complete solution. The range of products manufactured by subcontractors varies from market to market, since the accessories differ for the various roofing products sold by the Company. Products manufactured by subcontractors include glue, tape and roof safety products.

Logistics

Nordic Waterproofing has a well-functioning logistics and inventory management structure based on delivering the right product, at the right time, to the right destination. Having efficient local logistics is an important part of the Company's service offering, since customers expect short lead times, at the same time as the transportation costs for the Company's bitumen products are relatively high. Nordic Waterproofing has local distribution platforms connected to the production facilities which, combined with local production, result in cost benefits. In addition, the local distribution platforms contribute to short lead times, reduced stock for customers and the option of delivering products directly to the customer's workplace, which improves relations with customers and increases benefits for customers.

Nordic Waterproofing's stock is managed internally by each business unit individually in order to facilitate planning, while transportation services are provided by external companies in order to ensure consistently fast delivery times of products and solutions to customers. The Company's objective is to always keep all products in stock in order to simplify the delivery process in the case of delayed orders. Nordic Waterproofing seeks to streamline and improve stock management and logistics.

Acquisition strategy

Historically, acquisitions have been an important part of Nordic Waterproofing's growth strategy. The Company has successfully realised synergies from previous acquisitions by means of bolt-on sales and centralising functions, such as production, procurement, purchasing and administration, and sharing of best practices. The aim of Nordic Waterproofing's acquisition strategy is to enhance its position on existing markets, expand into new markets and acquire new skills and expertise, products and solutions, as well as services. For example, the Company acquired Veg Tech in 2018 and Distri Pond in 2019 to be able to offer a wide range of green roofs and vegetation technology, as well as to strengthen the business unit SealEco's market presence with, inter alia, distribution of high-quality pond systems.

Organisation and employees

Organisation

The Company has a decentralised organisation structure with local management groups in each individual business unit, which are supported by a strong central management and group functions, such as the finance and R&D functions, creating both efficiency within the Group and local flexibility. Each business unit is responsible for local production and for profitability within that unit. The Company is of the view that the decentralised management model helps to form close local relationships with customers, higher involvement, and speed in the flow of information and decision-making processes. Equally, the central functions contribute to maximising synergies throughout the entire Group.

Employees

During 2019, Nordic Waterproofing had an average of 1,116 full-time employees (average number of employees calculated as full-time equivalents) (2018: 1,033, 2017: 830). Approximately 39 per cent of these employees worked in the Company's installation services business unit, approximately 39 per cent worked in the production unit, approximately 16 per cent worked in the sales and marketing unit, and approximately six per cent worked in the administration unit. Of all employees, 42 per cent worked in Finland, 23 per cent in Denmark, 17 per cent in Sweden, nine per cent in Norway and nine per cent in other countries.

Environment, health, safety and diversity

Nordic Waterproofing operates in an environmentally aware manner and takes environmental considerations into account in all decisions deemed to have a direct or indirect impact on the environment. All subsidiaries of Nordic Waterproofing are covered by the Group Environmental policy, which covers energy consumption, emissions and use of raw material. Where applicable, there is a local policy as a complement. All manufacturing units apply an environmental management system and each production facility has established environmental objectives. The operations in Finland and Sweden are certified in accordance with ISO 14001. Furthermore, the Company is actively working to reduce waste and energy consumption by streamlining production at its factories, and increasing the re-use of materials and energy from production waste which cannot be reduced or avoided.

Nordic Waterproofing's production facilities are subject to mandatory reporting obligations or require permits in accordance with environmental and permit regulations in each respective country. Together with Trelleborg Sealing Profiles Sweden AB, Nordic Waterproofing's production facilities in the municipality of Värnamo have, pursuant to Chapter 9, Section 6 of the Swedish Environmental Code, received a permit from the Environmental Licensing Delegation in the County Administrative Board (Sw. Länsstyrelsen) to produce up to 25,000 tons of rubber products per year. The prefabrication in Värnamo is conducted in separate premises, however, the business does not entail any change from an environmental perspective. A voluntary permit has been received from the County Administrative Board pursuant to the Swedish Environmental Code for the Company's operations in Höganäs relating to the production of bitumen-based waterproofing material. In Denmark, Nordic Waterproofing has received two environmental permits for its production facilities in Vejen; one permit is from 1989 and the other permit is from 2006. In Finland, an environmental permit has been received for the production facilities in Lojo. The Finnish environmental permit is valid until further notice.

The Company provides education and information to its employees about the environment, health and safety, and involves employees in the continuous improvement process. Nordic Waterproofing maintains excellent health and safety standards in all areas in which the Company operates and seeks to minimise risks and consequences of accidents. Employee safety is always of highest priority and all subsidiaries have a work environment policy. The production unit in Finland is certified in accordance with the OHSAS 18001 work environment management system. The Company applies a zero-tolerance policy towards alcohol and drugs.

The Company has a stated policy that factors such as the environment, health and safety must be taken into consideration in the development of both products and processes. In addition, the effects on the environment, health and safety are taken into consideration when selecting the chemical substances to be used in the Company's products and processes.

Nordic Waterproofing works to achieve its goal to have a balanced mix of ethnicity, age and gender, taking into account the type of activity being conducted.

Corporate social responsibility

The Company has adopted guidelines relating to the Company's social responsibility, known as Corporate Social Responsibility, which must be applied by all interested parties at Nordic Waterproofing. The guidelines are produced in accordance with the United Nations Global Compact Rules and also contain a policy on whistle blowing. The guidelines have been presented to, and discussed with, all employees in the Group. Nordic Waterproofing has also adopted a code of conduct which is based on the ten principles of the UN Global Compact Rules and include, among other things, the areas of human rights, employment rights, environmental protection, and anti-corruption. The company's subsidiaries are expected to comply with the code of conduct in their sustainability work.

The majority of the Company's suppliers are certified and it is also of utmost importance that both suppliers and subcontractors act in accordance with Nordic Waterproofing's code of conduct. The Company's objective is to include a requirement for compliance with the Company's code of conduct in its agreements with suppliers and subcontractors. A specific code of conduct for the Company's suppliers was introduced in 2019.

Selected financial information

The selected financial information in the Prospectus should be read in conjunction with the sections "Operating and financial review" and "Capitalisation, indebtedness and other financial information".

The selected historical financial information has been derived from and shall be read in conjunction with the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017, and the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020 with comparable figures for the period 1 January – 30 June, 2019.

The Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018, 2017, have been prepared in accordance with the International Financial Reporting Standards ("IFRS") as adopted by the EU, and are incorporated by reference into the Prospectus. The Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019 have been audited by the Company's independent auditors Deloitte Statsautoriseret Revisionspartnerselskab, as set forth in the accompanying audit report, and the Group's audited consolidated financial statements for and as of the financial years ended 31 December 2018 and 2017 respectively, have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, which was the Company's independent auditors during the mentioned periods, as set forth in their accompanying audit report. The Group's unaudited consolidated interim financial statement for the period 1 January – 30 June, 2020 with comparable figures for the period 1 January – 30 June 2019 have been prepared in accordance with IAS 34 Interim Financial Reporting, as adopted by the EU, and is incorporated by reference into the Prospectus.

The Group's audited consolidated financial statements incorporated by reference into this Prospectus have been prepared for the Group with Nordic Waterproofing Holding A/S as the parent company. The Merger will be treated in the Group's consolidated accounts as a reorganisation within the consolidated group, however, the Merger changes the reporting entity under IFRS from Nordic Waterproofing Holding A/S to Nordic Waterproofing Holding AB. The consolidated financial statements of Nordic Waterproofing Holding AB, the new parent company of the Group, will reflect a continuum of the carrying values from the consolidated financial statements of the current parent company of the Group, Nordic Waterproofing Holding A/S, which are incorporated by reference into this Prospectus.

IFRS 16 Leases, which replaced IAS 17 Leases, has been applied by the Group since 1 January 2019. The Group has applied the simplified transition method, meaning that comparative figures for previous periods have not been recalculated. For further information, refer to note 2 in Nordic Waterproofing's audited annual report for the financial year of 2019, which is incorporated by reference into the Prospectus.

The figures included in this section have, in certain cases, been rounded and, consequently, the tables contained do not necessarily add up. With the exception of what has been stated above, no information in the Prospectus has been reviewed or audited by the Company's auditor.

Consolidated statement of comprehensive income for the Group

(SEKM)	1 January – 30 June		1 January – 31 December
	2020[27]	2019[28]	2019[29]	2018[30]	2017[31]
Net sales	1,618.5	1,458.3	3,121.6	2,679.7	2,186.8
Cost of goods sold	-1,178.7	-1,087.7	-2,308.3	-1,999.9	-1,602.7
Gross profit	439.8	370.6	813.3	679.7	584.1
Selling expenses	-203.4	-195.3	-391.6	-322.4	-272.3
Administrative expenses	-106.8	-92.8	-185.6	-161.1	-130.5
Research and development expenses	-2.6	-3.3	-5.6	-6.7	-6.5
Other operating income	5.3	4.3	10.5	7.3	6.3
Other operating expenses	-2.5	-1.5	-4.5	-4.5	-2.5
Share of profit in associated companies	9.2	6.5	23.8	19.8	15.1
Operating profit (EBIT)	139.0	88.7	260.3	212.1	193.7
Net finance items	-14.1	-18.2	-27.7	-21.9	-19.5
Profit/loss for the period before tax	124.9	70.5	232.6	190.3	174.2
Tax	-25.1	-14.2	-36.9	-38.5	-36.6
Profit/loss for the period	99.8	56.2	195.8	151.8	137.6
Other comprehensive income for the period	-18.7	32.3	11.4	29.7	-1.1
Comprehensive income for the period	81.1	88.5	207.2	181.4	136.5

[27]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[28]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[29]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the financial statement for this financial year.
[30]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[31]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.

Consolidated statement of financial position for the Group

(SEKM)	30 June		31 December
	2020[32]	2019[33]	2019[34]	2018[35]	2017[36]
Assets
Intangible assets	1,074.4	1,089.8	1,085[37]	975.4[38]	796.563.7[39]
Property, plant and equipment	376.1	414.9	388.9	268.1	209.8
Non-current receivables	91.0	90.9	102.4[40]	64.1[41]	38.5[42]
Deferred tax assets	0.2	0.0	0.8	0.0	0.0
Other non-current receivables	15.6	17.1	21.4	16.3	12.0
Total non-current assets	1,557.3	1,612.7	1,598.4	1,323.8	1,056.8
Inventory	446.1	407.9	382.5	345.8	259.6
Trade receivables	498.9	474.4	265.0	250.6	199.8
Receivables for on-going construction contracts	38.6	86.6	51.5	54.3	43.9
Receivables from associated companies	-[43]	-[44]	8.5	10.9	13.0
Current tax assets	13.2	7.3	1.5	2.4	1.9
Other current receivables	50.3	52.0	16.2	15.5	10.9

[32]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[33]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[34]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the annual financial statement for this financial year.
[35]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the financial statement for this financial year.
[36]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the financial statement for this financial year.
[37]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019. The amount is derived from the items "Goodwill" and "Other intangible assets" in the report referred to.

[38]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018. The amount is derived from the items "Goodwill" and "Other intangible assets" in the report referred to.

[39]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017. The amount is derived from the items "Goodwill" and "Other intangible assets" in the report referred to.

[40]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019. The amount is derived from the items "Share of profit in associated companies", "Receivables from associated companies" and "Other investments" in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019.

[41]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018. The amount is derived from the items "Share of profit in associated companies", "Receivables from associated companies" and "Other investments" in the report referred to.

[42]
The item "intangible assets" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017. The amount is derived from the items "Share of profit in associated companies", "Receivables from associated companies" and "Other investments" in the report referred to.

[43]
The item "Receivables from associated companies" is not separately reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. "Receivables from associated companies" are reported in the item "Trade receivables" in the report referred to.

[44]
The item "Receivables from associated companies" is not separately reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. "Receivables from associated companies" are reported in the item "Trade receivables" in the report referred to.

Prepaid expenses and accrued income	-[45]	-[46]	15.8	17.9	13.5
Cash and cash equivalents	178.2	80.1	196.9	105.6	156.8
Total current assets	1,225.3	1,108.3	937.9	803.2	699.3
Total assets	2,782.5	2,721.0	2,536.2	2,127.0	1,756.1
Equity	1,294.2	1,084.1	1,209.6	1,105.6	1,009.8
Non-current interest-bearing liabilities	753.5	890.2	762.7	416.3	360.3
Other non-current liabilities	42.8	39.4	43.2	38.1	37.1
Provisions	6.3	5.8	5.8	5.9	5.8
Deferred tax liabilities	75.5	81.7	91.1	75.2	52.6
Total non-current liabilities	878.1	1,017.1	902.8	535.4	455.9
Current interest-bearing liabilities	44.2	59.7	44.2	131.0	0.00
Trade payables	217.4	262.0	130.1	129.2	90.7
Payables for on-going construction contracts	15.5	19.7	20.3	15.5	-[47]
Current tax liabilities	24.9	17.7	5.7	11.7	9.4
Other current liabilities	308.3	260.7	51.0	46.0	57.2
Accrued expenses and prepaid income	-[48]	-[49]	172.4	152.6	133.1
Total current liabilities	610.2	619.8	423.8	485.9	290.4
Total equity and liabilities	2,782.5	2,721.0	2,536.2	2,127.0	1,756.1

[45]
The item "Prepaid expenses and accrued income" is not separately reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. "Prepaid expenses and accrued income" are reported in the item "Other current receivables " in the report referred to.

[46]
The item "Prepaid expenses and accrued income" is not separately reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. "Prepaid expenses and accrued income" are reported in the item "Other current receivables " in the report referred to.

[47]	The item "Payables for on-going construction contracts" is not reported in the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017.
[48]
The item "Accrued expenses and prepaid income" is not separately reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. "Accrued expenses and prepaid income" are reported in the item "Other current liabilities" in the report referred to.

[49]
The item "Accrued expenses and prepaid income" is not separately reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. "Accrued expenses and prepaid income" are reported in the item "Other current liabilities" in the report referred to.

Consolidated statement of cash flow for the Group

(SEKM)	1 January – 30 June		1 January – 31 December
	2020[50]	2019[51]	2019[52]	2018[53]	2017[54]
Cash flow from operating activities	28.4	16.5	312.2	184.8	126.1
Cash flow from investing activities	-21.2	-112.0	-142.0	-311.2	-158.8
Cash flow from financing activities	-22.8	67.4	-80.0	73.2	-140.0
Total cash flow for the period	-15.5	-28.1	90.2	-53.3	-172.7
Cash and cash equivalents at beginning of period	196.9	105.6	105.6	156.8	328.4
Exchange-rate differences in cash and cash equivalents	-3.1	2.7	1.1	2.1	1.0
Cash and cash equivalents at end of period	178.2	80.1	196.9	105.6	156.8

Consolidated statement of net sales per operating segment for the Group

(SEKM)	1 January – 30 June		1 January – 31 December
	2020[55]	2019[56]	2019[57]	2018[58]	2017[59]
Products & Solutions	1,291	1,134	2,358.5	2,023.0	1,568.1
Installation Services	379	373	866.4	752.5	713.8
Group items and eliminations	-52	-48	-103.2	-95.8	-95.2
Total	1,618	1,458	3,121.6	2,679.7	2,186.8

[50]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[51]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[52]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the annual financial statement for this financial year.
[53]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the annual financial statement for this financial year.
[54]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the annual financial statement for this financial year.
[55]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[56]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[57]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the annual financial statement for this financial year.
[58]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the annual financial statement for this financial year.
[59]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the annual financial statement for this financial year.

Consolidated statement of net sales per country for the Group

(SEKM)	1 January – 30 June		1 January – 31 December
	2020[60]	2019[61]	2019[62]	2018[63]	2017[64]
Sweden	294	246	535.2	440.8	348.1
Norway	187	201	411.5	303.7	193.4
Denmark	395	317	698.9	707.9	493.0
Finland	442	429	978.0	856.0	810.0
Europe (excluding the Nordic region)	296	262	491.7	366.4	333.5
Remaining parts of the world	4	4	6.3	4.9	8.8
Totalt	1,619	1,458	3,121.6	2,679.7	2,186.8

Key ratios65

The key figures presented below are so-called alternative performance measures, which are not necessarily comparable with key figures with similar terms used by other companies. Management uses alternative performance measures, together with key ratios defined in accordance with IFRS, to monitor the underlying development of the Company's operations. For definitions and justification for using alternative performance measures, refer to section "Definitions of alternative performance measures" below, and for reconciliations of the alternative performance measures, refer to section "Reconciliation tables" below.

(SEKM unless otherwise stated)	1 January – 30 June		1 January – 31 December
	2020[66]	2019[67]	2019[68]	2018[69]	2017[70]
Margins
EBITDA margin (%)	12.2%	9.7%	11.9%	10.7%[71]	11.3%[72]

[60]
Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. The figures are the sum of the figures presented in the columns "Q2 2020" and "Q1 2020" in the report referred to.

[61]
Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020. The figures are the sum of the figures presented in the columns "Q2 2019" and "Q1 2019" in the report referred to.

[62]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the annual financial statement for this financial year.
[63]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the annual financial statement for this financial year.
[64]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the annual financial statement for this financial year.
[65]	For definitions of key ratios in the table below, refer to section "Selected financial information – Definitions of alternative performance measures".
[66]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[67]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[68]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the annual financial statement for this financial year.
[69]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the annual financial statement for this financial year.
[70]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the annual financial statement for this financial year.
[71]	Refers to the key figure "EBITDA margin before items affecting comparability".
[72]	Refers to the key figure "EBITDA margin before items affecting comparability".

EBIT margin (%)	8.6%	6.1%	8.3%	8.4%[73]	9.5%[74]
Capital structure
Capital employed	2.108	2.034	2.016	1.653	1.370
Equity	1.294	1.084	1.210	1.106	1.010
Net interest-bearing debt	665	925	610	442	204
Net debt/EBITDA, multiple	-[75]	-[76]	1.6x	1.5x77	0.8x78
Equity/assets ratio (%)	46.5%	39.8%	48%	52%	57%
Net debt/equity ratio, multiple	0.5x	0.8x	0.5x	0.4x	0.2x
Profitability
Return on shareholders' equity (%)	-[79]	-[80]	17.3%	14.5%	13.9%
Return on capital employed (%)	-[81]	-[82]	14.2%	14.8%[83]	15.5%[84]
Return on capital employed excluding goodwill (%)	-[85]	-[86]	28.3%	31.7%[87]	31.0%[88]

Definitions of alternative performance measures

This Prospectus contains certain key ratios which are not defined according to IFRS (alternative performance measures). Such non-IFRS key ratios measure historical or future financial performance, financial position or cash flow, but exclude or include amounts that would not be adjusted for in the most comparable key ratio defined according to IFRS, as defined in by the Group's accounting principles. The management uses alternative performance measures internally to measure the underlying development of the Company's business and considers the alternative performance measures, when provided in combination with key ratios defined according to IFRS, to help investors in understanding the development of the Company from time to time as well as facilitate a comparison between similar companies. In addition, the non-IFRS key ratios, as defined by the Group, may not be comparable to other similarly titled key ratios used by other companies. The Company considers the alternative performance measures to provide valuable supplementary information for investors. The alternative performance measures are not a substitute for or superior to, and should be used in conjunction with, key ratios defined according to IFRS, for complementary rather than replacement purposes. The alternative performance measures have not been audited. Investors are cautioned not to place undue reliance on these alternative performance measures and are also advised to review them in conjunction with the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017 and the Group's unaudited interim financial statement for the period January – June 2020, incorporated by reference into the Prospectus.

[73]	Refers to the key figure "EBIT margin before items affecting comparability".
[74]	Refers to the key figure "EBIT margin before items affecting comparability".
[75]	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[76]	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[77]	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
[78]	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
[79]	The key figure "Return on shareholders' equity (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[80]	The key figure "Return on shareholders' equity (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[81]	The key figure " Return on capital employed (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[82]	The key figure " Return on capital employed (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[83]	Refers to the key figure "Return on capital employed before items affecting comparability".
[84]	Refers to the key figure "Return on capital employed before items affecting comparability".
[85]	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's unaudited consolidated interim financial report for the period 1 January – 30 June 2020.
[86]	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's unaudited consolidated interim financial report for the period 1 January – 30 June 2020.
[87]	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".
[88]	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".

Refer to section "Reconciliation tables" below for reconciliations of the alternative performance measures.

Key figures	Definition[89]	Motivation for use
Capital employed	Total assets less non-interest bearing provisions and liabilities.	Relevant to demonstrate the proportion of the Company's assets that are related to the business.
EBIT (earnings before interest and taxes)	Operating profit.	Relevant to assess the Company's profitability.
EBIT margin	EBIT as a percentage of net sales.	Relevant to assess the Company's efficiency and value creation.
EBITDA (earnings before interest, taxes, depreciation and amortization)	Operating profit before depreciation, amortization and impairment of tangible and intangible assets.	Relevant to assess the Company's efficiency, excluding depreciation and amortization and acquisition-related items.
EBITDA-margin	Operating profit before depreciation, amortization and impairment of tangible and intangible assets as a percentage of net sales.	Relevant to assess the Company's efficiency and value creation.
Equity/assets ratio	Shareholders' equity, including non-controlling interests, as a percentage of total assets.	Relevant to assess the Company's abilities to fulfill its financial obligations.
Net debt	Interest bearing and non-interest bearing liabilities less cash and cash equivalents	Measurement to demonstrate the Company's total indebtedness.
Net debt/equity ratio	Net debt in relation to shareholders equity.	Relevant to describe the Company's financial risk.
Organic growth	Net sales growth adjusted for enterprises acquired and sold off and any exchange rate changes. No adjustments have been made for number of working days.	Relevant to demonstrate underlying growth in local currency.
Return on capital employed	EBIT as a percentage of average capital employed, calculated as the average of the last four quarter's closing balances.	Relevant to assess the Company's efficiency and value creation.
Return on capital employed excluding goodwill	Operating profit (EBIT) as a percentage of average capital employed, excluding goodwill, calculated as the average of the latest four quarter's closing balances.	Relevant in order to assess the Company's efficiency and value creation without taking goodwill into account.
Return on shareholders' equity	Profit after tax attributable to Parent Company shareholders as a percentage of average shareholders' equity, excluding non-controlling interests.	Relevant in order to assess how the Company uses its assets to create profit in the company.

[89]
The definitions of the alternative performance measures are derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020 and may differ from the corresponding definitions in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017.

Reconciliation tables

The tables below reflect a reconciliation of alternative performance measures based on items, subtotals or totals included in the Group's audited financial statements for the financial years ended 31 December 2019, 2018 and 2017, as well as the Group's unaudited interim financial statement for the period January – June 2020, which are incorporated by reference into the Prospectus. The alternative performance measures have not been audited.

(SEKM)	1 January – 30 June		1 January – 31 December
	2020[90]	2019[91]	2019[92]	2018[93]	2017[94]
EBITDA
EBIT	139	89	260	224[95]	208[96]
Depreciation	48	44	91[97]	36[98]	27[99]
Amortization	10	9	19100	27101	13102
Impairment103	-	-	-	-	-
EBITDA	198	142	371	286104	248105
EBITDA margin (%)
Net sales	1.618	1.458	3.122	2.680	2.187
EBITDA	198	142	371	286	248
EBITDA margin (%)	12.2%	9.7%	11.9%	10.7%106	11.3%107
EBIT margin (%)

[90]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[91]	Derived from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
[92]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019, included in the annual financial statement for this financial year.
[93]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2018, included in the annual financial statement for this financial year.
[94]	Derived from the Group's audited consolidated financial statement as of and for the financial year ended 31 December 2017, included in the annual financial statement for this financial year.
[95]	Refers to "Operating profit (EBIT) before items affecting comparability".
[96]	Refers to "Operating profit (EBIT) before items affecting comparability".
[97]	The amount is derived from the Company's internal accounting or reporting system.
[98]	The amount is derived from the Company's internal accounting or reporting system.
[99]	The amount is derived from the Company's internal accounting or reporting system.
100	The amount is derived from the Company's internal accounting or reporting system.
101	The amount is derived from the Company's internal accounting or reporting system.
102	The amount is derived from the Company's internal accounting or reporting system.
103	No impairments have been made during the periods.
104	Refers to "EBITDA before items affecting comparability".
105	Refers to "EBITDA before items affecting comparability".
106	Refers to the key figure "EBITDA margin before items affecting comparability".
107	Refers to the key figure "EBITDA margin before items affecting comparability"..

Net sales	1.618	1.458	3.122	2.680	2.187
EBIT	139	89	260	224	208
EBIT margin (%)	8.6%	6.1%	8.3%	8.4%108	9.5% 109
Capital employed
Total assets	2.783	2.721	2.536	2.127	1.756
Other non-current liabilities	-43	-39	-43	-38	-37
Provisions	-6	-6	-6	-6	-6
Deferred tax liabilities	-76	-82	-91	-75	-53
Trade payable	-217	-262	-130	-129	-91
Payables for on-going construction contracts	-15	-20	-20	-15	-110
Tax liabilities	-25	-18	-6	-12	-9
Other current liabilities	-308	-261	-223111	-199112	-190113
Capital employed	2.108	2.034	2.016	1.653	1.370
Net debt
Non-current interest-bearing liabilities	753	890	763	416	360
Non-current non-interest-bearing liabilities	43	39	-114	-115	-116
Current interest-bearing liabilities	44	60	44	131	0
Current non-interest-bearing liabilities	3	16	-117	-118	-119
Cash and cash equivalents	-178	-80	-197	-106	-157
Net debt	665	925	610	442	204

108	Refers to the key figure "EBIT margin before items affecting comparability".
109	Refers to the key figure "EBIT margin before items affecting comparability".
110	The item "Payables for on-going construction contracts" is not reported in the consolidated financial statement as of and for the financial year ended 31 December 2017.
111
The amount is derived from the items "Other current liabilities" and "Accrued expenses and prepaid income" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019.

112
The amount is derived from the items "Other current liabilities" and "Accrued expenses and prepaid income" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018.

113
The amount is derived from the items "Other current liabilities" and "Accrued expenses and prepaid income" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2017.

114
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019 does not include the item "Non-current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's unaudited consolidated interim financial statement for the period 1 January – June 30, 2020.

115
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018 does not include the item "Non-current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's unaudited consolidated interim financial statement for the period 1 January – June 30, 2020.

116
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2017 does not include the item "Non-current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's unaudited consolidated interim financial statement for the period 1 January – June 30, 2020.

117
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019 does not include the item "Current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's unaudited consolidated interim financial statement for the period 1 January – June 30, 2020.

118
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018 does not include the item "Current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's unaudited consolidated interim financial statement for the period 1 January – June 30, 2020.

119
The definition of the key ratio "Net debt" in the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2017 does not include the item "Current non-interest-bearing liabilities" and thus differs from the definition of the key ratio in the Group's unaudited consolidated interim financial statement for the period 1 January – June 30, 2020.

Net debt/EBITDA, multiple
Net debt	-	-	610	442	204
EBITDA	-	-	371	286	248
Net debt/EBITDA, multiple	-120	-121	1.6ggr	1.5ggr122	0.8ggr123
Solvency (%)
Total assets	2.782	2.721	2.536	2.127	1.756
Equity	1.294	1.084	1.210	1.106	1.010
Solvency (%)	46.5%	39.8%	48%	52%	57%
Net debt/equity ratio, multiple
Net debt	665	925	610	442	204
Equity	1.294	1.084	1.210	1.106	1.010
Net debt/equity ratio, multiple	0.5x	0.8x	0.5x	0.4x	0.2x
Return on shareholders' equity, %
Profit after tax attributable to parent company shareholders (R12124)	-	-	198	152	137
Average shareholders' equity ((OB+CB)/2125)	-	-	1.143126	1.050	987
Return on shareholders' equity, %	-127	-128	17.3%	14.5%	13.9%
Return on capital employed, %
EBIT (R12)	-	-	260	224	208
Average capital employed ((OB+CB)/2)	-	-	1.835129	1.512130	1.344131
Return on capital employed, %	-132	-133	14.2%	14.8%134	15.5%135
Return on capital employed excluding goodwill, %
EBIT (R12)	-	-	260	224	208

120	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
121	The key figure "Net debt/EBITDA, multiple" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
122	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
123	Refers to the key figure "Net debt/EBITDA before items affecting comparability".
124	The last twelve months/rolling twelve months.
125	Opening balance and closing balance divided by two.
126	The amount is derived from the Company's internal accounting or reporting system.
127	The key figure "Return on shareholders' equity (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
128	The key figure "Return on shareholders' equity (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
129	The amount is derived from the Company's internal accounting or reporting system.
130	The amount is derived from the Company's internal accounting or reporting system.
131	The amount is derived from the Company's internal accounting or reporting system.
132	The key figure "Return on capital employed (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
133	The key figure "Return on capital employed (%)" is not reported in the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.
134	Refers to the key figure "Return on capital employed before items affecting comparability".
135	Refers to the key figure "Return on capital employed before items affecting comparability".

Average capital employed ((IB+UB)/2)	-	-	1,835136	1,512137	1,344138
Goodwill ((IB+UB)/2)	-	-	915139	806140	674141
Return on capital employed excluding goodwill, %	-142	-143	28.3%	31.7%144	31.0%145

136	The amount is derived from the Company's internal accounting or reporting system.
137	The amount is derived from the Company's internal accounting or reporting system.
138	The amount is derived from the Company's internal accounting or reporting system.
139	The amount is derived from the Company's internal accounting or reporting system.
140	The amount is derived from the Company's internal accounting or reporting system.
141	The amount is derived from the Company's internal accounting or reporting system.
142	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's unaudited consolidated interim financial report for the period 1 January – 30 June 2020.
143	The key figure "Return on capital employed excluding goodwill (%)" is not reported in the Group's unaudited consolidated interim financial report for the period 1 January – 30 June 2020.
144	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".
145	Refers to the key figure "Return on capital employed before items affecting comparability excluding goodwill".

Operating and financial review

The information presented below should be read in conjunction with the sections "Selected financial information" and "Capitalisation, indebtedness and other financial information".

The financial information is derived from and shall be read in conjunction with the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018 and 2017, respectively, and the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020 with comparable figures for the period 1 January – 30 June 2019.

The Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019, 2018, 2017, respectively, have been prepared in accordance with the International Financial Reporting Standards ("IFRS") as adopted by the EU, and are incorporated by reference into the Prospectus. The Group's audited consolidated financial statement as of and for the financial year ended 31 December 2019 have been audited by the Company's independent auditors Deloitte Statsautoriseret Revisionspartnerselskab, as set forth in the accompanying audit report, and the Group's audited consolidated financial statements for and as of the financial years ended 31 December 2018 and 2017, respectively, have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, which was the Company's independent auditor during the specified periods, as set forth in their accompanying audit report. The Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020 with comparable figures for the period 1 January – 30 June 2019 has been prepared in accordance with IAS 34 Interim Financial Reporting, as adopted by the EU, and is incorporated by reference into the Prospectus.

The Group's audited consolidated financial statements incorporated by reference into this Prospectus have been prepared for the Group with Nordic Waterproofing Holding A/S as the parent company. The Merger will be treated in the Group's consolidated accounts as a reorganisation within the consolidated group, however, the Merger changes the reporting entity under IFRS from Nordic Waterproofing Holding A/S to Nordic Waterproofing Holding AB. The consolidated financial statements of Nordic Waterproofing Holding AB, the new parent company of the Group, will reflect a continuum of the carrying values from the consolidated financial statements of the current parent company of the Group, Nordic Waterproofing Holding A/S, which are incorporated by reference into this Prospectus.

IFRS 16 Leases, which replaced IAS 17 Leases, has been applied by the Group since 1 January 2019. The Group has applied the simplified transition method, meaning that comparative figures for previous periods have not been recalculated. For further information, refer to note 2 in Nordic Waterproofing's audited annual report for the financial year 2019, which is incorporated by reference into the Prospectus.

Figures included in this section have, in certain cases, been rounded and, consequently, the tables contained do not necessarily add up. With exception of what has been stated above, no information in the Prospectus has been reviewed or audited by the Company's auditor.

Comparison of the periods 1 January – 30 June 2020 and 1 January – 30 June 2019146

Net sales

The Group's net sales amounted to SEK 1,618.5 million during the period January – June 2020, compared with SEK 1,458.3 million during the period January – June 2019, representing an increase of 11 per cent. In the Products & Solutions operating segment, net sales amounted to SEK 1,291.0 million during the period January – June 2020, approximately 77 per cent of total net sales, compared with SEK 1,134.0 million during the period January – June 2019, representing an increase of 14 per cent. In the Installation Services operating segment, net sales amounted to SEK 379.0 million during the period January – June 2020, approximately 23 per cent of total net sales, compared with SEK 373.0 million during the period January – June 2019, representing an increase of two per cent. It can be noted that SEK 52 million is attributable to income from intra-group transactions during the period January – June 2020.

The increase in net sales is mainly attributable to the Products & Solutions operating segment, where the four Nordic markets showed a good growth in the bitumen-based business. Growth was particularly strong in Denmark and Norway, and operations within SealEco also had a good growth. All markets within SealEco, except for the United Kingdom, which was affected by the effects of Covid-19, developed well. The operations with prefabricated elements had weaker sales than the previous year, as did Veg Tech, the business in green infrastructure. The good increase in sales can to some extent be explained by an increase in own renovations to residential homes and customers who increase their inventories to avoid delivery problems.

Operating profit (EBIT)

Operating profit (EBIT) amounted to SEK 139.0 million during the period January – June 2020, compared with SEK 88.7 million during the period January – June 2019, representing an increase of 57 per cent. The EBIT margin amounted to 8.6 per cent during the period January – June 2020, compared with 6.1 per cent during the period January – June 2019, representing an increase of 2.5 percentage points.

EBITDA amounted to SEK 198 million during the period January – June 2020, compared with SEK 142 million during the period January – June 2019, representing an increase of 40 per cent. The EBITDA margin was 12.2 per cent during the period January – June 2020, compared with 9.7 per cent during the period January – June 2019, representing an increase of 2.5 percentage points.

The increase in operating profit is mainly attributable to increased volumes, good cost control and costs avoided as a result of Covid-19.

Net finance items

The Group's net financial items amounted to SEK -14.1 million during the period January – June 2020, compared with SEK -18.2 million during the period January – June 2019. The decrease in net financial items is mainly attributable to minor negative currency effects.

146	Retrieved from the Group's unaudited consolidated interim financial statement for the period 1 January – 30 June 2020.

Profit/loss for the period

Profit/loss for the period amounted to SEK 99.8 million during the period January – June 2020, compared with SEK 56.2 million during the period January – June 2019, representing an increase of 77 per cent. The increase in profit is mainly attributable to increased volumes, good cost control and costs avoided as a result of Covid-19.

Balance sheet

Balance sheet total amounted to SEK 2,782.5 million at the end of the period January – June 2020, compared with SEK 2,721.0 million at the end of the period January – June 2019, representing an increase of 2.3 per cent. Equity amounted to SEK 1,294.2 million at the end of the period January – June 2020, compared with SEK 1,084.1 million at the end of the period January – June 2019, representing an increase of 19.4 per cent. The equity/assets ratio was 46.5 per cent at the end of the period January – June 2020, compared with 39.8 per cent at the end of the period January – June 2019, representing an increase of 6.7 percentage points. The Group's net interest-bearing debt amounted to SEK 665 million at the end of the period January – June 2020, compared with SEK 925 million at the end of the period January – June 2019, corresponding to an improvement of SEK 260 million. The Group's cash and cash equivalents amounted to SEK 178.2 million at the end of the period January – June 2020, compared with SEK 80.1 million at the end of the period January – June 2019, representing an increase of SEK 98 million. The total increase in balance sheet total was mainly attributable to accounts receivable which increased as a result of strong sales and increased inventory to ensure delivery capacity.

Cash flow

Cash flow from operating activities generated an inflow of SEK 28.4 million during the period January – June 2020, compared with SEK 16.5 million during the period January – June 2019, representing an increase of SEK 12 million. The increase was mainly attributable to the positive operational result with increased sales and EBIT.

Cash flow from investment activities amounted to SEK -21.2 million during the period January – June 2020, compared with SEK -112.0 million during the period January – June 2019, corresponding to an improvement of SEK 91 million. The change in cash flow from investment activities is mainly explained by investments in associated companies in Denmark and the acquisition of Distri Pond which was made during the period January – June 2019.

Cash flow from financing activities amounted to SEK -22.8 million during the period January – June 2020, compared with SEK 67.4 million during the period January – June 2019. The decrease was mainly attributable to the cash dividend of SEK 96 million paid during the period January – June 2019. No dividend has been paid during the period January – June 2020.

Comparison of the financial years 2019 and 2018147

Net sales

The Group's net sales amounted to SEK 3,121.6 million in 2019, compared with SEK 2,679.7 million in 2018, representing an increase of 16 per cent. In the Products & Solutions operating segment, net sales amounted to SEK 2,358.5 million in 2019, approximately 73 per cent of total net sales, compared with SEK 2,023.0 million in 2018, representing an increase of 17 per cent. In the Installation Services operating segment, net sales amounted to SEK 866.4 million in 2019, approximately 27 per cent of total net sales, compared with SEK 752.5 million in 2018, representing an increase of 15 per cent. It can be noted that SEK 103.2 million is attributable to income from intra-group transactions in 2019.

147
Derived from the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2019 and 2018, which are included in the annual financial statements for these financial years.

Organic growth amounted to seven per cent in 2019, compared with three per cent in 2018. Sales in acquired units contributed to seven per cent in 2019, including the acquisitions made during the year, compared with 15 per cent in 2018. The positive currency effect affected net sales by two per cent in 2019, compared with five per cent in 2018.

The increase in net sales is primarily attributable to an increase in sales in the Group's two operating segments, Products & Solutions and Installation Services. Distri Pond, which was acquired in February 2019, contributed to strong sales in SealEco and the rubber sheet business.

Operating profit (EBIT)

Operating profit (EBIT) amounted to SEK 260.3 million in 2019, compared with SEK 212.1 million in 2018, representing an increase of 23 per cent. The EBIT margin was 8.3 per cent in 2019, compared with the EBIT margin before items affecting comparability amounting to 8.4 per cent in 2018.

EBITDA amounted to SEK 370.6 million in 2019, compared with SEK 274.5 million in 2018, representing an increase of 35 per cent. The EBITDA margin was 11.9 per cent in 2019, compared with the EBITDA margin before items affecting comparability amounting to 10.7 per cent in 2018.

The increase in operating profit is primarily attributable to organic growth in both operating segments, Products & Solutions and Installation Services, in most of the Company's markets, a favourable development of raw material prices due to hedged bitumen prices, earnings improvement programs and organisational changes in the Group, as well as positive contributions from Distri Pond which was acquired in 2019.

Net finance items

The Group's net financial items amounted to SEK -27.7 million in 2019, compared with SEK -21.9 million in 2018, representing an increase of 26 per cent. The increase in net financial items is mainly attributable to increased indebtedness following the acquisitions of Veg Tech and Distri Pond, which were acquired during the second half of 2018 and early 2019, respectively, as well as a value adjustment of call and put options for the remaining shares in the acquired companies, due to a stronger development than expected at the time of acquisition.

Tax

The Group's tax expenses amounted to SEK 36.9 million in 2019, compared with SEK 38.5 million in 2018, corresponding to an effective tax rate of 15.8 per cent in 2019, compared to an effective tax rate of 20.2 per cent in 2018. The change corresponds to a reduction of five per cent. Reduced tax expenses are mainly explained by the profit increase in Finland where no tax cost is recorded due to previous non-capitalised tax-loss carry-forwards, increased share of profit in the Danish partly-owned companies, lower tax non-deductible acquisition-related transaction expenses and fair value adjustments for the call/put options for the remaining shares in the acquired companies.

Profit/loss for the period

Profit/loss for the period amounted to SEK 195.8 million in 2019, compared with SEK 151.8 million in 2018, representing an increase of 29 per cent. The increase in profit is primarily attributable to the organic growth in both operating segments, Products & Solutions and Installation Services, and contribution from acquired business.

Balance sheet

Balance sheet total amounted to SEK 2,536.2 million at the end of 2019, compared with SEK 2,127.0 million at the end of 2018, representing increase of 19 per cent. Equity amounted to SEK 1,209.6 million at the end of 2019, compared with SEK 1,105.6 million at the end of 2018, representing an increase of nine per cent. The solvency ratio was 48 per cent at the end of 2019, compared with 52 per cent at the end of 2018, representing a decrease of four percentage points. The consolidated net debt amounted to SEK 610 million at the end of 2019, compared with SEK 442 million at the end of 2018, representing an increase of 38 per cent. The consolidated cash and cash equivalents amounted to SEK 196.9 million at the end of 2019, compared with SEK 105.6 million at the end of 2018, representing an increase of 86 per cent. The total increase in the balance sheet was mainly attributable to the acquisition of the Belgian company Distri Pond.

Cash flow

Operating cash flow amounted to SEK 306 million in 2019, compared with SEK 180 million in 2018, representing an increase of 70 per cent. Cash flow from operating activities generated an inflow of SEK 312.2 million in 2019, compared with SEK 184.8 million in 2018, representing an increase of 69 per cent. The increase was mainly attributable to the improved operating profit and the decrease in working capital during 2019.

Cash flow from investment activities amounted to SEK -142.0 million in 2019, compared with SEK -311.2 million in 2018, representing an increase of 54 per cent. The negative cash flow is mainly explained by the Group only acquiring one lager business, Distri Pond, in 2019, compared with 2018 when two large business acquisitions and one asset deal were finalised. The negative cash impact from acquired businesses was lower than the previous year and amounted to SEK 49 million, compared with SEK 228 million in 2018, while gross investments in tangible and intangible assets amounted to SEK 65 million, compared with SEK 56 million in 2018

Cash flow from financing activities amounted to SEK -80.0 million in 2019, compared with SEK 73.2 million in 2018. The decrease is mainly explained by the cash dividend of SEK 96 million paid in May 2019, the increase in external loans in connection with the acquisition of Distri Pond in February 2019 and the acquisition of treasury shares during the first quarter of 2019 amounting to SEK 15 million, compared with SEK 0 million in 2018.

Comparison of the financial years 2018 and 2017148

Net sales

The Group's net sales amounted to SEK 2,679.7 million in 2018, compared with SEK 2,186.8 million in 2017, representing an increase of 23 per cent. In the Products & Solutions operating segment, net sales amounted to SEK 2,023.0 million in 2018, approximately 72 per cent of total net sales, compared with SEK 1,568.1 million in 2017, representing an increase of 29 per cent. In the Installation Services operating segment, net sales amounted to SEK 752.5 million in 2018, approximately 28 per cent of total net sales, compared with SEK 713.8 million in 2017, representing an increase of five per cent. It can be noted that SEK 95.8 million is attributable to income from intra-group transactions in 2018.

148
Derived from the Group's audited consolidated financial statements as of and for the financial years ended 31 December 2018 and 2017, which are included in the annual financial statements for these financial years.

Organic growth amounted to three per cent in 2018, compared with five per cent in 2017. Sales in acquired units contributed with 15 per cent, including the acquisitions made during the year, compared to a corresponding percentage in 2017. The positive currency effect affected net sales by five per cent in 2018, compared to one per cent in 2017.

The increase in net sales is attributable to an increase in sales in the Group's two operating segments, Products & Solutions and Installation Services.

Operating profit (EBIT)

Operating profit (EBIT) amounted to SEK 212.1 million in 2018, compared with SEK 193.7 million in 2017, representing an increase of ten per cent. The EBIT margin before items affecting comparability amounted to 8.4 per cent in 2018, compared with 9.5 per cent in 2017, representing a decrease of 1.1 percentage points.

EBITDA amounted to SEK 274 million in 2018, compared with SEK 234 million in 2017, representing an increase of 17 per cent. The EBITDA margin before items affecting comparability amounted to 10.7 per cent in 2018, compared with 11.3 per cent in 2017, representing a decrease of 0.6 percentage points.

The increased operating profit is mainly attributable to a combination of organic growth in both operating segments, Products & Solutions and Installation Services, and in most of the Company's markets, and unfavourable development of raw material prices which was largely balanced by increased sales prices. Furthermore, the increase is attributable to contributions from acquired businesses, including among other things, amortisation of customer relationships in acquired companies and acquired order books in Taasinge Elementer and RVT, respectively.

Net finance items

The Group's net financial items amounted to SEK -21.6 million in 2018, compared with SEK -19.5 million in 2017, representing an increase of ten per cent. The increase in net financial items can mainly be explained by increased indebtedness following the acquisitions of, among others, RVT and Veg Tech, which were finalised in March 2018 and during the second half of 2018 respectively, as well as a value adjustment of call and put options for the remaining shares in the acquired companies, due to a stronger development than expected at the time of acquisition.

Tax

The Group's tax expenses amounted to SEK 38.5 million in 2018, compared with SEK 36.6 million in 2017, corresponding to an effective tax rate of 20.2 per cent in 2018, compared with an effective tax rate of 21 per cent in 2017. The change corresponds to an increase of five per cent. The increase can mainly be explained by the improved result.

Profit/loss for the period

Profit/loss for the period amounted to SEK 151.8 million in 2018, compared with SEK 137.6 million in 2017, representing an increase of ten per cent. The increase in earnings is mainly explained by organic growth in both operating segments, Products & Solutions and Installation Services, as well as contributions from acquired businesses.

Balance sheet

The Group's balance sheet total amounted to SEK 2,127.0 million in 2018, compared with SEK 1,756.1 million in 2017, representing an increase of 21 per cent. Equity amounted to SEK 1,105.6 million at the end of 2018, compared with SEK 1,009.8 million at the end of 2017, representing an increase of ten per cent. The solvency ratio was 52 per cent at the end of 2018, compared with 57 per cent at the end of 2017, representing a decrease of five percentage points. The Group's consolidated net debt amounted to SEK 442 million at the end of 2018, compared with SEK 204 million at the end of 2017, representing an increase of 117 per cent. The Group's consolidated cash and cash equivalents amounted to SEK 105.6 million at the end of 2018, compared with SEK 156.8 million at the end of 2017, representing a decrease of 33 per cent. The total increase in the balance sheet total was mainly attributable to the acquisitions made during 2018.

Cash flow

Operating cash flow amounted to SEK 180 million in 2018, compared with SEK 164 million in 2017, representing an increase of 17 per cent. Cash flow from operating activities generated an inflow of SEK 184.8 million in 2018, compared with SEK 126.1 million in 2017, representing an increase of 47 per cent. The increase was mainly attributable to the improved result and the positive development in working capital.

Cash flow from investment activities amounted to SEK -311.2 million in 2018, compared with SEK -158.8 million in 2017, representing an increase of 96 per cent. The negative cash flow is mainly explained by two large business acquisitions and one asset deal finalised in 2018. Net cash flow was negatively affected as a result of acquired businesses and amounted to SEK 228 million, compared to SEK 123 million in 2017, while gross investments in tangible and intangible assets amounted to SEK 56 million, compared with SEK 23 million in 2017.

Cash flow from financing activities amounted to SEK 73.2 million in 2018, compared with SEK -140.0 million in 2017. The increase is mainly explained by the increase in external loans in connection with the acquisition of Veg Tech in July 2018.

Capitalisation, indebtedness and other financial information

The tables in this section describe Nordic Waterproofing's capitalisation and indebtedness at Group level as of 30 June 2020. For further information regarding the Company's share capital and shares, refer to section "Share capital and ownership". The table in this section should be read in conjunction with the sections "Selected financial information" and "Operating and financial review".

Capitalisation

(SEKM)	30 June 2020
Current debt
Guaranteed	-
Secured	44.2
Unguaranteed/unsecured or other security	566.0
Total current debt	610.2
Non-current debt
Guaranteed	-
Secured	753.5
Unguaranteed/unsecured or other security	124.6
Total non-current debt	878.1
Total current and non-current debt	1,488.3
Shareholders' equity
Share capital	30.0
Treasury shares	-15.6
Other reserves	43.5
Retained earnings including profit/loss for the period	1,236.5
Total equity	1,294.2

Pledged assets and contingent liabilities

Nordic Waterproofing's pledged assets and contingent liabilities as of 30 June 2020, were SEK 145 million. For further information about Nordic Waterproofing's pledged assets and contingent liabilities, refer to note 35 in Nordic Waterproofing's audited annual report for the financial year 2019, incorporated by reference into the Prospectus.

Working capital statement

It is Nordic Waterproofing's opinion that the working capital available is sufficient for the Company's needs for the twelve months following the date of the Prospectus. Working capital refers to a company's ability to access cash and cash equivalents to fulfill its payment obligations as they become due.

Net indebtedness

(SEKM)	30 June 2020
(A) Cashflow	-
(B) Cash and cash equivalents	178.2
(C) Trading securities	-
(D) Liquidity (A) + (B) + (C)	178.2
(E) Current receivables	-
(F) Current bank debt	44.2
(G) Current portion of non-current debt	-
(H) Other current financial debt	-
(I) Current financial debt (F) + (G) + (H)	44.2
(J) Net current financial indebtedness (I) – (E) – (D)	-134.0
(K) Non-current bank debt	753.5
(L) Bonds issued	-
(M) Other non-current debt	42.8
(N) Non-current financial indebtedness (K) + (L) + (M)	796.3
(O) Net financial indebtedness (J) + (N)	662.3

Investments

Historical investments

Nordic Waterproofing's ordinary investments consist primarily of investments in tangible assets, including construction in progress, machinery and other technical facilities as well as inventories, tools and installations. Investments in intangible fixed assets mainly consist of capitalised costs for IT projects and R&D projects. The investments have been financed by cash flows from operating activities and under existing credit facilities.

The Group has also made a number of investments through the acquisition of shares or assets. In 2017, shares in (i) EPDM Systems B.V; (ii) SPT-Painting Oy; (iii) LA Kattohuolto Oy; and (iv) Taasinge Elementer A/S, were acquired. In 2018, the Company acquired (i) a production facility in Denmark for prefabricated roof and facade elements; (ii) shares in Ringsaker Vegg- og Takelementer AS; and (iii) the shares in Veg Tech AB. In 2019, the shares in Distri Pond were acquired. For further information, refer to note 14 in Nordic Waterproofing's audited annual report for the financial years 2017, 2018 and 2019, respectively, which are incorporated by reference into the Prospectus. During the period January – June 2020, 25 per cent of the shares in Playgreen Finland Oy was acquired. The Company has an option to acquire an additional 55 per cent of the shares within two years.

The table below summarises Nordic Waterproofing's significant investments for the financial years 2017–2019 and for the interim period January to June 2020.

(SEK million)	January – June 2020	2019	2018	2017
Acquisition of intangible fixed assets	3.5	19.5	20.2	2.0
Acquisition of tangible fixed assets	19.9	41.0	35.5	21.2
Acquisition of business (net liquidity impact)	-	48.6	228.2	123.2
Acquisition of shares in associated companies	4.2	31.2	19.4	6.6

Ongoing and decided investments

As of the date of the Prospectus, there are no on-going or pending investments.

Material events after 30 June 2020

There have not been any significant changes in the Group's financial position, earnings or market position after 30 June 2020.

Board of directors, executive management and auditor

Board of directors

The Company's registered office is situated in Helsingborg. According to Nordic Waterproofing's articles of association, the board of directors must consist of a minimum of four members and a maximum of eight members. Currently, Nordic Waterproofing's board of directors consists of seven appointed members, including the chairman. The current board of directors has been appointed for the period until the end of the annual general meeting to be held in 2021. The table set out below contains the names of the members of the board of directors, their position, the year in which they were first appointed and whether they are considered to be independent of the Company and executive management and/or the major shareholders.

The board of directors
Name	Position	Member since149	Independent of
			The Company and executive management	The major shareholders
Mats O. Paulsson	Chairman	2017150	Yes	Yes
Leena Arimo	Board member	2020	Yes	Yes
Steffen Baungaard	Board member	2019	Yes	Yes
Allan Lindhard Jørgensen	Board member	2018	Yes	Yes
Riitta Palomäki	Board member	2016	Yes	Yes
Hannu Saastamoinen	Board member	2020	Yes	Yes
Kristina Willgård	Board member	2017	Yes	Yes

Further information on each of the board members and their holdings of shares in the Nordic Waterproofing Holding A/S, as of the date of the Prospectus, is set out below. Assignments in Group subsidiaries have been excluded.

Mats O. Paulsson

Born in 1958. Member of the board of directors since 2017 and chairman of the board of directors since 2020. Chairman of the remuneration committee.

Education: Master of Science in Engineering from Lund University of Technology, Sweden.

Other current assignments: Chairman of the boards of directors of Caverion Oy, Fastighetsbolaget Storgatan 9 AB, Fastighetsaktiebolaget Spelmanshejdan AB, Homtre Holding AB, JPS Guldsmed & Design AB, Nääs Konsult och Förvaltning AB Nordisk Bergteknik AB (publ), and Svevia AB (publ), member of the boards of directors of BE Group AB (publ), Aktiebolaget Bösarps Grus & Torrbruk, Fastighetsaktiebolaget Malmö Blomman 13, Holding Jönköping Tigern 9 AB, Holding Kvillgatans Bostäder AB, Kaabs Fastighets AB and Kvillgatans bostäder AB, deputy member of the board of directors of Systems Tracked AB, and holder of Nääs Förvaltning.

149
The board members were elected to the board of Nordic Waterproofing Holding A/S in the specified year. All board members, excluding the chairman, were elected as board members of Nordic Waterproofing Holding AB in connection with an extraordinary general meeting held on 12 August 2020.

150	Mats O. Paulsson has been a board member of Nordic Waterproofing Holding AB since 7 May 2020.

Previous assignments: Chairman of the boards of directors of Eleda Holding AB, Eleda Acquisition AB, KEWAB, Kenneth Wahlström Aktiebolag, DV Partner AB, CD Entreprenad AB, Ericson i Lima AB, AXEDA Entreprenad AB,Slam- & Brunnsrensning i Karlstad Aktiebolag, KEWAB AB, Mark & Energibyggarna i Göteborg Aktiebolag, Mark & Energibyggarna Infra AB, Västkustens Anläggnings AB, Anläggning & Kabel Entreprenad i Malmö AB, Salboheds Bygg och Anläggningstjänst AB, Palms Sprängtjänst Aktiebolag, Trigo Mätteknik AB, Hjortkvarn Timber AB, Norrbottens Bergteknik Aktiebolag, Modulbetong i Lund AB, Systems Tracked AB and Torpheimergruppen AB, member of the boards of directors of Acando AB, BTH Bygg Aktiebolag, Eleda Acquisition AB, Qevirp Holding AB, GDL Logistik AB, Malmö Affärsutveckling AB, Paroc Oy, Ramirent Plc, Kanonaden Entreprenad AB and Win Group AG, chief executive officer of BTH Bygg Aktiebolag, Bravida AB, Eleda Acquisition AB, Homtre Holding AB, Strabag Scandinavia AB and Peab Industri AB, and auditor in Röttle Bryggaresällskap ekonomisk förening.

Shareholding in Nordic Waterproofing Holding A/S: 15,000 shares.

Leena Arimo

Born in 1963. Member of the board of directors since 2020.

Education: Master's degree from Helsinki University of Technology, Finland.

Other current assignments: Chief financial officer of Bravida Finland Oy.

Previous assignments: Senior Vice President, Finance, of as well as other managerial positions at Lemminkäinen, and chief executive officer of Lemcon Network.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Steffen Baungaard

Born in 1967. Member of the board of directors since 2019. Member of the remuneration committee.

Education: Master of Business Economics from Copenhagen Business School, Denmark, Bachelor's degree from Copenhagen University of Technology, Denmark, and courses from IMD Business School, Switzerland, and Harvard Business School, USA.

Other current assignments: Chairman of the board of directors of Brøndum A/S, deputy chairman of the board of directors of Arkil Holding A/S, and member of the boards of directors of Carl Ras A/S, M.B. Packaging A/S, Frederikshøj Ejendomme A/S, Huscompagniet A/S (chairman of the operations committee) and DEKO A/S.

Previous assignments: Group chief executive officer of Huscompagniet A/S, and chief executive officer and senior executive vice president of NCC Danmark A/S.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Allan Lindhard Jørgensen

Born in 1965. Member of the board of directors since 2018. Member of the audit committee.

Education: Bachelor of Commerce, Accounting from Copenhagen Business School, Denmark.

Other current assignments: Chairman of the boards of directors of Velfac A/S, Rational Vinduer A/S, Svenska Fönster Aktiebolag, Mockfjärds Fönster AB and Snidex AB, member of the board of directors of OH Industri A/S, Pankas A/S and Dovista Sverige AB, and chief executive officer of Dovista A/S.

Previous assignments: Chairman of the board of directors of Mockfjärds Fönsterentreprenad AB and Mockfjärds Fönstermästaren AB, member of the board of directors of Huscompagniet A/S, chief executive officer of Kemp & Lauritzen A/S and Eurodan-huse A/S, COO of NCC AB, chief accountant at Eurodan-huse A/S, and auditor at PricewaterhouseCoopers A/S.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Riitta Palomäki

Born in 1957. Member of the board of directors since 2016. Chairman of the audit committee.

Education: Master of Science in Accounting and ICT from Turku School of Economics and Business Administration, Finland, and studies at IMD Business School, Switzerland.

Other current assignments: Member of the board of directors and chairman of the audit committee of OP Financial Group.

Previous assignments: Member of the board of directors, chairman of the audit committee and member of the remuneration committee of HKScan Oyj, Executive Vice President and CFO of Uponor Oyj, member of the board of directors and chairman of the audit committee of Componenta Oyj, CFO of Kuusakoski Group, and various managerial positions at Konecranes and ABB Finland.

Shareholding in Nordic Waterproofing Holding A/S: 5,000 shares.

Hannu Saastamoinen

Born in 1960. Member of the board of directors since 2020.

Education: Master's degree from Helsinki School of Business, Finland.

Other current assignments: Member of the boards of directors of VEHO Group, Rototec Oy and MTC Flextek Oy, and chief executive officer of Swegon.

Previous assignments: Senior positions in, among others, Munters, Huurre Group, TAC Svenska, Carrier Refigeration and Electrolux.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Kristina Willgård

Born in 1965. Member of the board of directors since 2017. Member of the audit committee.

Education: Master of Science of Economics from Lund University, Sweden.

Other current assignments: Chairman of the board of directors and chief executive officer of Addlife Development AB, member of the boards of directors of Mediplast AB, Biolin Scientific AB, Biomedica Medizinprodukte GmbH, Addnode Group Aktiebolag (publ) and Will gård AB, and partner of Will gård AB.

Previous assignments: Chairman of the board of directors of Mediplast AB, member of the boards of directors of Addtech Nordic AB, SERNEKE Group AB (publ) and Elda Holding AB, CFO and authorised signatory of Addtech AB, Netwise AB and Acando AB, finance director at Ericsson AB, auditor at Arthur Andersen, and other managerial positions.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Executive management

The table below include the name, position and year of employment for each of the members of Nordic Waterproofing's executive management.

The executive management
Name	Position	Positions held since	Employed in the Group since
Martin Ellis	President and chief executive officer (CEO)	2015	2011
Per-Olof Schrewelius	Chief financial officer (CFO) and Head of IR	2020	2020
Bengt-Erik Karlberg	Head of Veg Tech	2018	2005
Mats Lindborg	Head of Nordic Waterproofing, Sweden	2011	1986
Esa Mäki	Head of Nordic Waterproofing, Finland	2017	2017
Paul Erik Rask	Head of Nordic Waterproofing, Denmark	2011	1992
Martin Tholstrup	Head of Taasinge Elementer	2017	2017
Thomas Zipfel	Head of SealEco	2011	2009

Further information on each of the members of executive management and their holdings of shares in Nordic Waterproofing Holding A/S, as of the date of the Prospectus, is set out below. Assignments in Group subsidiaries have been excluded.

Martin Ellis

Born in 1956. President and chief executive officer since 2015. Employed since 2011.

Education: Diploma from HEC Paris Business School, France, and attended Stern Business School in New York, USA, and Getulio Vargas Business School in São Paulo, Brazil.

Other current assignments: President of the European Waterproofing Association.

Previous assignments: Chairman of the board of directors of Nordic Waterproofing, and 30 years of experience from leading positions, including chief executive officer at Icopal and President of the Building Materials Division at Saint Gobain.

Shareholding in Nordic Waterproofing Holding A/S: 184,680 shares.

Per-Olof Schrewelius

Born in 1963. Chief Financial Officer (CFO) and Head of IR since 2020. Employed since 2020.

Education: Master of Science in Business Administration and Economics from Lund University, Sweden.

Other current assignments: -

Previous assignments: Member of the board of directors of A Bioscience Incentive AB, authorised signatory in Maquet Critical Care AB, and over 25 years of experience from different chief financial officer and finance controller positions in various industries at, among others, Alligator Bioscience AB, the Getinge group and the Sandvik group.

Shareholding in Nordic Waterproofing Holding A/S: 3,000 shares.

Bengt-Erik Karlberg

Born in 1969. Head of Veg Tech since 2018. Employed since 2005.

Education: Development Engineer (B.Sc.) from Halmstad University, Sweden, and trained reserve officer in the Royal Swedish Air Force.

Other current assignments: Chairman of the board of directors of Bra Vision Scandinavia AB, Monitoring i Katrineholm AB and Örken Invest AB.

Previous assignments: Holder of BEKTECH electronics, and over 20 years of experience of senior management, including at Veg Tech and Mekra Lang.

Shareholding in Nordic Waterproofing Holding A/S: 17,000 shares.

Mats Lindborg

Born in 1964. Head of Nordic Waterproofing Sweden since 2011. Employed since 1986.

Education: Four-year technical high school diploma in building and civil engineering from Erik Dahlbergs Gymnasium in Jönköping, Sweden.

Other current assignments: Chairman of the board of directors of MHT Takentreprenören i Syd Aktiebolag and Takkonsulten i Helsingborg AB, and member of the board of directors of Aktiebolag Tätskiktsgarantier i Norden.

Previous assignments: 30 years of experience in sales and marketing positions, including at Trelleborg Waterproofing. Deputy board member in Takrådet, Ek. för.

Shareholding in Nordic Waterproofing Holding A/S: 10,000 shares.

Esa Mäki

Born in 1969. Head of Nordic Waterproofing Finland since 2017. Employed since 2017.

Education: Master of Science in building economics and a Bachelor's degree in building construction technology from Tampere University, Finland.

Other current assignments: -

Previous assignments: Chief executive officer of Nesco Group and various managerial positions at Icopal Finland and other companies in the building material industry.

Shareholding in Nordic Waterproofing Holding A/S: 15,872 shares.

Paul Erik Rask

Born in 1962. Head of Nordic Waterproofing Denmark since 2011. Employed since 1992.

Education: Bachelor's degree in Business Administration from Aarhus University, Denmark, Graduate Diploma in Marketing Management from Aalborg University, Denmark, an Executive Master of Business Administration from Scandinavian International Management Institute in Copenhagen, Denmark, as well as Advanced Management Programme at INSEAD.

Other current assignments: -

Previous assignments: 30 years of experience of leading positions in sales and marketing, including at Trelleborg Phønix A/S.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Martin Tholstrup

Born in 1976. Head of Taasinge Elementer since 2017. Employed since 2015.

Education: Carpenter education from Svendborg Erhvervsskole, Denmark, and an engineering degree in building construction from Erhvervsakademiet Lillebælt, Denmark.

Other current assignments: Chief executive officer and owner of JM Trading ApS and MT Holding ApS, and chairman of the association Træ i Byggeriet.

Previous assignments: Member of the board of directors of AG Vindskupor AB, chief executive officer of AtticGroup A/S and AtticGroup AB, and 20 years' experience from development, sales and prefabrication within the construction sector.

Shareholding in Nordic Waterproofing Holding A/S: 1,890 shares.

Thomas Zipfel

Born in 1961. Head of SealEco since 2011. Responsible for the corresponding business area when it was a part of the Trelleborg group since 2009.

Education: Master of Science in electronics engineering from Industrie und Handelskammer in Bochum, Germany and studied an Executive Marketing Program and Executive Management Program at IFL, Stockholm School of Economics, Sweden.

Other current assignments: -

Previous assignments: 20 years of experience of managing positions, including at Trelleborg Waterproofing.

Shareholding in Nordic Waterproofing Holding A/S: 0 shares.

Other information about the board of directors and executive management

There are no family ties between any of the members of the board of directors or executive management.

There are no conflicts of interest, or potential conflicts of interest, between the obligations of members of the board of directors and executive management of Nordic Waterproofing and their private interests and/or other undertakings (but several of the members of the board of directors and executive management have financial interests in Nordic Waterproofing due to their shareholdings in Nordic Waterproofing Holding A/S).

Martin Tholsturp was a member of the board of directors of AG Vindskupor AB when the company was declared bankrupt on 11 May 2015. The bankruptcy was finalised on 19 January 2018. To Nordic Waterproofing's knowledge, no suspicions have been raised that any offences were committed in connection with the bankruptcy proceeding referred to above. Hannu Saastamoinen was a member of the board of directors of WR Refrigeration Ltd up to and including 2012. The company was liquidated during 2013–2018 and during this period certain claims for damages were made. The claims were dismissed and the liquidation process has now been completed.

During the last five years, none of the members of the board of directors or members of executive management described above have (i) been convicted for fraud-related offences, (ii) except from what is stated above, represented a company which has been declared bankrupt or filed for liquidation (other than voluntary liquidation), or been subject to administration under bankruptcy (iii) been the subject to accusations and/or sanctions by authorities or bodies authorised by law (including approved professional associations), or (iv) been prohibited by a court of law from being a member of any company's administrative, management or supervisory body or from holding a senior or overarching position of a company.

All members of the board of directors and executive management are available at the Company's address at Rönnowsgatan 12, 252 25 Helsingborg.

Auditor

Deloitte has been Nordic Waterproofing's auditor since the annual general meeting in 2019. Nordic Waterproofing Holding A/S auditor, Deloitte Statsautoriseret Revisionspartnerselskab, with address Weidekampsgade 6, DK-2300 Copenhagen, Denmark, is an authorised public accountant and a member of FSR – Danish auditors (the industry association for approved auditors in Denmark). Nordic Waterproofing Holding AB's auditor Deloitte AB, with address Hjälmaregatan 3, 201 23 Malmö, Sweden, is a registered firm of auditors and a member of FAR (industry association for accounting consultants, auditors and advisers in Sweden). Auditor-in-charge at Deloitte AB is Jeanette Roosberg, authorised auditor and member of FAR.

PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, with address Herredsvej 32, DK-7100 Vejle, Denmark, was Nordic Waterproofing Holding A/S auditor during the years 2014–2018. PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab is an authorised public accountant and a member of FSR – Danish auditors. PricewaterhouseCoopers AB, with address Anna Lindhs plats 4, 211 19 Malmö, Sverige, was Nordic Waterproofing Holding AB's auditor during the years 2011–2018. PricewaterhouseCoopers AB is a registered firm of auditors and a member of FAR.

Corporate governance

Framework for corporate governance

Nordic Waterproofing Holding AB is a Swedish public limited liability company. Prior to listing on Nasdaq Stockholm, the corporate governance in the Company has been based upon Swedish law and internal rules and instructions, and indirectly on the laws, rules and regulations governing the parent company Nordic Waterproofing Holding A/S. Once Nordic Waterproofing Holding AB has been listed on Nasdaq Stockholm, the Company will comply with Nasdaq Stockholm's Nordic Main Market Rulebook for Issuers of shares and apply the Swedish Corporate Governance Code (the "Code") and the statements of the Swedish Securities Council on good practices in the stock market.

The current parent company, Nordic Waterproofing Holding A/S, has been listed on Nasdaq Stockholm since 10 June 2016 and the Company comply with, inter alia, Nasdaq Stockholm's Nordic Main Market Rulebook for Issuers of shares, the Code and the statements of the Swedish Securities Council on good practices in the stock market. Despite the fact that Nordic Waterproofing Holding A/S is a Danish public limited liability company, meaning that corporate governance is based on Danish law, only minor deviations from the Code have been noted and explained by Nordic Waterproofing Holding A/S, as such the Company believes that the change in corporate governance in the parent company in connection with the Merger will be minimal.

The Code

The Code applies to all Swedish companies with shares listed on a regulated market in Sweden and shall be applied at the date of the listing of the Company's shares on Nasdaq Stockholm. The Code defines a set of norms for good corporate governance that exceeds the minimum requirements of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) and other regulations. The Code is based on the principle "comply or explain". It entails that the Company is not obliged to comply with every rule of the Code, but may choose alternative solutions that are deemed to better respond to the circumstances in the individual case, provided that the Company openly reports every such deviation, describe the chosen alternative solution and explain the reasons for this in the corporate governance report.

The Company will apply the Code from the date of the listing of the shares of Nordic Waterproofing Holding AB on Nasdaq Stockholm. Any deviations from the Code will be reported in the Company's corporate governance report, which will be prepared by Nordic Waterproofing Holding AB for the first time for the financial year 2020. The Company does not currently expect to report any deviation from the Code in the corporate governance report.

The general meeting

According to the Swedish Companies Act (2005: 551), the general meeting is the Company's highest decision-making body. At the general meeting, the shareholders exercise their voting rights on key issues, for example, adoption of income statements and balance sheets, appropriation of the Company's profits or losses, discharge of liability for the members of the board of directors and the CEO for the financial year, the appointment of members of the board of directors and auditor, and remuneration for the board of directors and the auditor.

The annual general meeting must be held within six months from the end of each financial year. In addition to the annual general meeting, extraordinary general meetings may be convened. According to the articles of association, general meetings are convened through announcement published in the Swedish Official Gazette (Sw. Post- och Inrikes tidningar) and by posting the notice of the Company's website. At the time of notice, an announcement with information that the meeting has been convened shall be published in Svenska Dagbladet.

The general meeting shall be held in Stockholm or Helsingborg municipality.

Right to attend general meetings

Shareholders wishing to participate in the proceedings of the general meeting shall be entered into the share register, maintained by Euroclear Sweden AB, no later than six working days prior to the general meeting, and notify the Company of their participation no later than on the date specified in the notice convening the meeting. Shareholders may attend general meetings in person or through a proxy and may also be accompanied by not more than two assistants. Usually, it is possible for a shareholder to register for the general meeting in several different ways, which are specified in the notice convening the meeting. Shareholders are entitled to vote for all shares held by the shareholder.

Nomination committee

Under the Code, all companies whose shares are listed on a regulated market in Sweden must have a nomination committee to prepare proposals regarding certain appointments by the general meeting. The main tasks of the nomination committee are to propose candidates for election of the board of directors, including the chairman of the board, and, where applicable propose auditors for election to the general meeting. When nominating persons for election to the board of directors, the nomination committee shall determine whether the persons nominated for election are considered independent of the Company, its executive management and the major shareholders of the Company. Furthermore, the nomination committee shall propose a candidate for election as chairman of the general meeting as well as submit proposals concerning the fees of the chairman of the board of directors, the other board members and the auditors.

According to current rules of procedure for the nomination committee, adopted by Nordic Waterproofing Holding AB on 12 August 2020, as a general principle, the Nomination Committee shall consist of four members representing the largest shareholders in the Company, as per the last banking day in August in the year before the Annual General Meeting, who wish to participate in the nomination committee. In addition to these four members, the chairman of the board of directors must also be a member of the nomination committee. The instructions for the nomination committee comply with the Code with respect to the appointment of committee members. The members of the nomination committee shall be published no later than six months prior to the annual general meeting.

Board of directors

The board of directors is the highest decision-making body after the general meeting. According to the Swedish Companies Act, the board of directors is responsible for the Company's organisation and the management of the Company's affairs, which means that the board of directors is responsible for, inter alia, setting targets and strategies, securing routines and systems for evaluation of set targets, continuously assessing the financial results and position, as well as evaluating the operational management. The board of directors is also responsible for ensuring that annual financial statements and interim financial statements are prepared in a timely manner. Moreover, the board of directors appoints the Company's CEO.

Members of the board of directors (other than employee representatives, if any) are appointed annually by the annual general meeting for the period until the end of the next annual general meeting. According to the Company's articles of association, to the extent appointed by the general meeting, the board of directors must consist of a minimum of four members and a maximum of eight members. According to the Code, no deputy members may be appointed. The board of directors currently consists of seven ordinary members. The members of the board of directors are presented in closer detail in the section "Board of directors, executive management and auditor".

According to the Code, the chairman of the board of directors is to be elected by the annual general meeting and have a special responsibility for leading the work of the board of directors and ensuring that the work of the board of directors is well organised and carried out in an efficient manner.

The board of directors applies written rules of procedure, which are revised annually and adopted by the inaugural board meeting every year. Among other things, the rules of procedure govern the practice of the board of directors, functions and the division of work between the members of the board of directors and the CEO. At the inaugural board meeting, the board of directors also adopts instructions for the CEO, including instructions for reporting.

The board of directors meets according to an annual predetermined schedule. In addition to these board meetings, additional board meetings can be convened to handle issues which cannot be postponed until the next ordinary board meeting. In addition to the board meetings, the chairman of the board and the CEO continuously discuss the management of the Company.

Audit committee

The board of directors has established an audit committee, which shall consist of three members. The current audit committee consists of: Riitta Palomäki (chairman), Allan Lindhard Jørgensen and Kristina Willgård. The members of the audit committee are also members of the audit committee of Nordic Waterproofing Holding A/S. Without it affecting the responsibilities and duties of the board of directors, the audit committee's main tasks include:

•	monitoring the Company's financial reporting, and providing recommendations and proposals to ensure the reliability of the reporting;

•	monitoring the efficiency of the internal controls, internal audits, and risk management, in respect of the financial reporting;

•
keeping itself informed regarding audit of the annual report and group accounts as well as regarding the conclusions of the Swedish Inspectorate of Auditors' (Sw. Revisorsinspektionen) quality control;

•
providing information to the board of directors regarding the results of the audit and the way the audit contributed to the reliability of the financial reporting, as well as the function filled by the committee;

•
reviewing and monitoring the impartiality and independence of the auditor and, in conjunction therewith, paying special attention to whether the auditor provides the company with services other than auditing services; and

•	assisting in conjunction with preparation of proposals to the general meeting's resolution regarding election of an auditor.

The members of the committee must not be employees of Nordic Waterproofing Holding AB. The majority of the members of the audit committee must be independent of the Company and the executive management. At least one member of the audit committee, who must be independent in relation to the Company and the executive management, must also be independent in relation to the Company's major shareholders. At least one member of the audit committee must also have relevant accounting or auditing experience.

All members of the audit committee will, following the execution of the Merger, be independent in relation to the Company and its management and the Company's major shareholders.

The Company may decide that the board of directors shall not have an audit committee, provided that the board fulfils the tasks of the audit committee.

Remuneration committee

The board of directors has established a remuneration committee. The remuneration committee shall consist of two members. The current remuneration committee consists of: Mats O. Paulsson (chairman) and Steffen Baungaard. The members of the remuneration committee are also members of the remuneration committee of Nordic Waterproofing Holding A/S. The Remuneration Committee's main function is to:

•
consider and make decisions as to the framework for the remuneration packages of the CEO of the Company, including but not limited to salary, salary increases, pension rights and any compensation or terminations payments, ensuring that the contractual terms are fair to the individual and the Company, that failure is not rewarded and that the duty to mitigate loss is fully recognised;

•
consider and make decisions on issues concerning principles for remuneration, remuneration and other terms of employment for the executive management, including evaluating whether the remuneration level and other terms of employment is in accordance with, and not exceeding, comparable market practice levels at any given time;

•
consider and make decisions on remuneration matters of material importance to the Company, including incentive programs and payments to the CEO of the Company. The decisions concerning the remuneration of the CEO, including any incentive programs shall be in accordance with, and not exceed, comparable market practice levels at any given time;

•
consider and make decisions on the targets (bonus levels and performance targets) for Company-operated performance related incentive programs for executive managers of the Company as well as monitor and evaluate the fulfilment of such targets;

•	monitor and evaluate programs for variable remuneration, both ongoing and those that have ended during the year, for the executive management;

•
monitor and evaluate the application of the guidelines for remuneration that the annual general meeting is legally obliged to establish, as well as the current remuneration structures and levels in the Company;

•	oversee the implementation of any pension, retirement, death, disability or life assurance scheme and any incentive schemes for executive managers of the Company; and

•	review its own terms of reference and effectiveness on the above, on an annual basis.

CEO and other executive management

The CEO is subordinate to the board of directors and is responsible for the Company's day-to-day management and operations of the business. The division of work between the board of directors and the CEO is set out in the rules of procedure for the board of directors and the CEO's instructions. The CEO is also responsible for preparing reports and compiling information from the executive management for the board meetings and for presenting such materials at the board meetings. According to the instructions for financial reporting, the CEO is responsible for the financial reporting in the Company and subsequently must ensure that the board of directors receives adequate information for the board of directors to be able to continuously evaluate the Company's financial position. The CEO must continuously keep the board of directors informed of developments and circumstances which can be assumed to be of significance to the Company's shareholders.

The CEO and other executive management are presented in further detail in the section "Board of directors, executive management and auditor".

Remuneration to the members of the board of directors and executive management

Remuneration to the members of the board of directors

Fees and other remuneration to the members of the board of directors, including the chairman of the board of directors, are resolved by the annual general meeting, based on proposals made by the board of directors and the nomination committee.

The general meeting of Nordic Waterproofing Holding AB has resolved that fees be payable for the 2020 financial year as follows: SEK 500,000 to the chairman of the board of directors and SEK 275,000 to each of the other board members. Nordic Waterproofing Holding AB has also resolved that remuneration to the chairman of the audit committee shall amount to SEK 100,000 and each member of the audit committee shall be paid SEK 50,000. Remuneration for the Chairman of the remuneration committee shall amount to SEK 50,000 and each member of the remuneration committee shall be paid SEK 25,000. The members of the board of directors are not entitled to any benefits following termination of their assignment as directors of the board. Resolutions regarding fees and remuneration for work carried out by the audit committee and remuneration committee are based on the corresponding resolution at the annual general meeting 2020 of Nordic Waterproofing Holding A/S, and are conditional upon fees and remuneration for committee work not being paid by Nordic Waterproofing Holding A/S to the corresponding members for the corresponding period.

Remuneration to the CEO and members of executive management

Remuneration to members of executive management shall be based on market standards in order to ensure that the Company attracts and retains competent executives. Members of executive management must be offered a salary based on market standards and on each person's responsibility, competence and performance.

Remuneration to the CEO consist of a fixed salary, variable salary and other benefits. The annual salary to the Company's CEO amounts to EUR 0.525 million together with a variable portion of at most 60 per cent of the annual salary. The remuneration to other members of the executive management consist of a fixed salary and pension, and the possibility to receive variable salary and other benefits. The variable salary to which the Company's CEO and CFO and the six business unit heads are entitled is capped at 60 per cent of their fixed salary.

In addition, the annual general meeting may resolve to offer long-term incentive schemes such as equity-based and share price-based incentive schemes. The purpose of these incentive schemes shall be to contribute to long-term value growth and provide a shared interest in value growth for shareholders and employees. For further information on Nordic Waterproofing Holding A/S incentive schemes, refer to section "Share capital and ownership structure – Share-based incentive programs".

Agreements regarding compensation after resignation

The Company has not entered into any agreements with members of an administrative, management or control bodies which entitles the member to a pension or similar benefits after resignation. The Company has no allocated or accrued amounts for pensions and similar benefits after resigning from employment or other assignments.

Overview of remuneration to board members and executive management in 2019

The table below provides an overview of the remuneration granted and paid by Nordic Waterproofing Holding A/S and its subsidiaries the members of the board of directors, the CEO and the other members of executive management for the financial year 2019.

(SEKM)	Fixed salary	Variable salary	Pension	Other benefits	Total
Members of the board of directors
Mats O. Paulsson	0.3	-	-	-	0.3
Steffen Baungaard (as of April 2019)	0.2	-	-	-	0.2
Jørgen Jensen (up to and including 2019)	0.1	-	-	-	0.1
Allan Lindhard Jørgensen	0.3	-	-	-	0.3
Riitta Palomäki	0.4	-	-	-	0.4
Kristina Willgård	0.3	-	-	-	0.3
Ulf Gundemark	0.5	-	-	-	0.5
CEO
Martin Ellis	5.6	3.3	-	-	8.9
Other members of the executive management	14.1	5.7	2.9	1.3	24.0
Total	21.8	9.0	2.9	1.3	35.0

Internal control and risk management

The Board's responsibility for the internal control framework is governed by the Swedish Companies Act (2005:551), the Annual Accounts Act and the Code. Internal control is a process affected by the board of directors, the audit committee, the CEO, the executive management and other employees which is intended to provide a reasonable assurance that the Groups objectives are met with respect to effective and efficient operations reliable reporting and compliance with applicable laws and regulations. Internal control with respect to financial reporting is an integral part of the overall internal control, using for example such control activities as segregation of duties, reconciliations, approvals, safeguarding of assets and control over information systems. Internal control of the financial reporting is intended to provide reasonable assurances regarding the reliability of external financial reporting as well as to ensure that external financial reporting is prepared in accordance with applicable law, applicable accounting standards and other requirements for listed companies.

The board of directors has the overall responsibility for the Group's internal control. This is executed formally through written rules of procedure which defines the board of directors' responsibilities and how these responsibilities are divided between board members, the committees of the board of directors and the CEO. For further information on the board of directors' division of work and on the tasks of the audit committee, refer to section "Corporate Governance – Board of directors" and "Corporate Governance – Board of directors – Audit committee".

Auditing

Pursuant to the Company's articles of association, the annual general meeting must appoint a certified public accountant to audit the Company's accounts. The Company's auditor is Deloitte AB. The Company's auditor is presented in more detail in the section "Board of directors, executive management and auditor". In 2019, the total remuneration of Nordic Waterproofing Holding A/S's auditor amounted to SEKT 3,200. The total remuneration of all auditors in the Group, during the same period, amounted to SEKT 4,100.

Share capital and ownership structure

General information

Pursuant to Nordic Waterproofing Holding AB's articles of association, the Company's share capital shall be not less than SEK 20,000,000 and not more than SEK 80,000,000. The number of shares shall be not less than 20,000,000 and not more than 80,000,000. As of the day of the Prospectus, Nordic Waterproofing Holding AB:'s share capital amounts to SEK 24,083,935 and there is a total of 24,083,935 shares in the Company. The shares are denominated in SEK, each with a quota value of SEK one (1).

The number of shares in Nordic Waterproofing Holding AB corresponds to the number of shares in Nordic Waterproofing Holding A/S as of the day of the Prospectus. In connection with the execution of the Merger, shareholders in Nordic Waterproofing Holding A/S will, as merger consideration, receive one share in Nordic Waterproofing Holding AB for every share held by the shareholder in Nordic Waterproofing Holding A/S (exchange ratio of 1: 1). For further information on the execution of the Merger, refer to sections "Background and reasons for the Merger" and "Merger Plan".

All shares in Nordic Waterproofing Holding AB have been issued pursuant to Swedish law. All issued shares have been fully paid and are freely transferable in accordance with applicable law. The shares are not subject to a mandatory offering, redemption rights or sell-out obligation. No public takeover offer has been made for the shares in Nordic Waterproofing Holding AB during the current or preceding financial year. As far as the board of directors is aware, there are no agreements or similar arrangements that may lead to a change of control in the Company.

Certain rights associated with the shares

The rights associated with the shares in Nordic Waterproofing Holding AB, including those pursuant to the articles of association, can only be amended in accordance with the procedures set out in the Swedish Companies Act (2005:551). Each share in Nordic Waterproofing Holding AB entitles the shareholder to one vote at the general meeting. Each shareholder is entitled to cast votes equal in number to the number of shares held by the shareholder in Nordic Waterproofing Holding AB. All shares in Nordic Waterproofing Holding AB give equal rights to dividends and the Company's assets and possible surpluses in the event of liquidation. If Nordic Waterproofing Holding AB resolves to issue new shares, shareholders shall as a general principle, as set out in the Swedish Companies Act (2005:551), have preferential rights to subscribe for such shares proportionally to the number of shares held prior to the issue.

Resolutions regarding dividend are passed by the general meetings. All shareholders registered as shareholders in the share register maintained by Euroclear Sweden on the record day adopted by the general meeting shall be entitled to receive dividends. Dividends are normally distributed to shareholders as a cash payment per share through Euroclear Sweden but may also be paid out in a manner other than cash (in-kind-dividend). If shareholders cannot be reached through Euroclear Sweden, such shareholder still retains its claim on the Company to the dividend amount, subject to a statutory limitation of ten years. Upon the expiry of the period of limitations, the dividend amount shall pass to Nordic Waterproofing Holding AB.

There are no restrictions on the right to dividends for shareholders domiciled outside of Sweden. Shareholders not resident in Sweden for tax purposes must normally pay Swedish withholding tax on dividends distributed by Nordic Waterproofing Holding AB, also refer to section "Tax considerations".

Pursuant to the Swedish Takeover Act (2006:451) any person who does not hold shares, or hold shares representing less than three tenths of the voting rights in a Swedish limited liability company whose shares are admitted to trading on a regulated market (the "Target Company"), and who through the acquisition of shares in the Target Company, alone or together with a closely related party, holds shares representing three tenths or more of the voting rights for all of the shares in the Target Company, is obliged to immediately disclose the size of his or her holdings in the Target Company and, within four weeks thereafter, make an offer to acquire the remaining shares in the Target Company (mandatory offer requirement).

A shareholder who personally, or through a subsidiary, holds more than 90 per cent of the shares in a Swedish limited liability company (the "Majority Shareholder") has the right to redeem the rest of the shares in the Target Company. The owners of the rest of the shares (the "Minority Shareholders") have a corresponding right to have their shares redeemed by the majority Shareholder. The formal procedure for the redemption of Minority Shareholders shares is regulated in the Swedish Companies Act (2005:551).

Dividend policy and dividends

The board of directors of Nordic Waterproofing Holding AB has adopted the following dividend policy.

Nordic Waterproofing's long-term intention is an annual dividend payout of more than 50 per cent of its net profit. The dividend proposal will be based on the company's financial position, investment needs, liquidity position as well as general economic and business conditions.

For the financial year of 2019, no dividend was paid to the parent company Nordic Waterproofing Holding A/S (2018: SEK 2,100 per share, 2017: SEK 1,500 per share).

Central securities register

The shares in Nordic Waterproofing Holding AB will at the time of the Admission be registered in a CSD register in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479). The register is managed by Euroclear Sweden AB, Box 191, SE-101 23 Stockholm. No share certificates have been issued for Nordic Waterproofing Holding AB's shares. The account operator is Avanza Bank. The ISIN code for the shares is SE0014731089.

Convertibles, warrants, etc.

As of the date of the Prospectus, there are no outstanding warrants, convertibles or other share-related financial instruments in Nordic Waterproofing Holding AB.

Share-based Incentive programs

The 2017, 2018, 2019 and 2020 annual general meetings resolved to authorise the board of directors to establish a Long-Term Incentive Program ("LTIP 2018", "LTIP 2019" and "LTIP 2020", and jointly referred to as the "Incentive Programs") offered to the CEO and other senior executives of the Group. According to the Incentive Programs, the participants shall be allotted, free of charge, performance share rights entitling them to allocations of shares in Nordic Waterproofing Holding A/S. Performance shares may be granted to the individual participant after a period of three years, provided that certain financial targets have been met. No amounts are paid or payable by the recipient on receipt of the right. The right carry neither rights to dividends nor voting rights. Performance shares may only be granted to the individual participant if the participant is still employed by the Nordic Waterproofing and has not given, or been served, notice during the three-year vesting period. The maximum number of shares that can be granted under the LTIP 2018, LTIP 2019 and LTIP 2020 are 98,595, 102,342 and 119,669, respectively. Nordic Waterproofing Holding A/S have acquired treasury shares in order to secure the allotment of shares and to secure and cover social security charges. As of 31 December 2019, Nordic Waterproofing Holding A/S held 200,000 treasury shares. For further information, refer to note 7 in Nordic Waterproofing's audited annual report for the financial year 2019, incorporated by reference into the Prospectus.

In connection with the execution of the Merger, Nordic Waterproofing Holding AB will succeed the obligations incumbent on Nordic Waterproofing Holding A/S towards the participants in respective incentive program. At the extraordinary general meeting of Nordic Waterproofing Holding AB, held on 12 August 2020, the board of directors was authorised to decide on the acquisition and transfer of treasury shares. For further information, refer to section "Authorisation for the board of directors" below.

Authorisation for the board

The extraordinary general meeting of Nordic Waterproofing Holding AB, held on 12 August 2020, resolved to authorise the board of directors, on one or more occasions, to decide on new share issues, with or without deviation from shareholders' preferential rights, until the next annual general meeting to be held in 2021. The number of shares issued pursuant to the authorisation may not exceed ten per cent of the total number of outstanding shares in Nordic Waterproofing Holding AB at the time of the board of directors' resolution on share issue. Issuance according to the authorisation may be made by way of cash payment, contributions in-kind or by way of set-off. Issuance against cash payment and set-off, with deviation from shareholders' preferential rights, shall be possible, provided that the issue is carried out on market terms.

The extraordinary general meeting of Nordic Waterproofing Holding AB, held on 12 August 2020, resolved to authorise the board of directors, on one or more occasions, to decide on the acquisition and transfer of treasury shares, until the next annual general meeting to be held in 2021. The acquisition and transfer of treasury shares may take place at Nasdaq Stockholm after the Admission. Acquisition of shares may take place at a price within the price interval registered at any given time. A maximum of so many shares may be acquired that the Company's holdings, after the acquisition, does not exceed one tenth of all shares in the Company. Payment for the acquired shares shall be made in cash. The intention is that the shares acquired within the framework of the authorisation will be transferred free of charge to participants in the Incentive Programs.

Share capital development

Nordic Waterproofing Holding AB's share capital, as of 24 January 2011, amounted to SEK 50,000, distributed among 50,000 shares, each with a quota value per share of SEK one (1). The table below shows historical changes to the share capital ever since:

Date of resolution	Date of registration with the Swedish Companies Registration Office	Transaction	Change in the number of shares	Total number of shares	Change in share capital (SEK)	Total share capital (SEK)	Quota value (SEK)
21 January 2011	24 January 2011	Incorporation	50,000	50,000	50,000	50,000	1.00
12 August 2020	18 August 2020	Consolidation of shares (50,000:1)151	49,999	1	-	50,000	50,000
12 August 2020	18 August 2020	Share split (1:24,083,935)152	24,083,934	24,083,935	-	24,083,935	0.002076
12 August 2020	18 August 2020	Bonus issue	-	24,083,935	24,033,935	24,083,935	1.00

The table below sets forth the historic changes in the share capital of Nordic Waterproofing Holding A/S since the incorporation of the Company.

Date of resolution	Date of registration with Erhvervsstyr elsen	Transaction	Change in the number of shares	Total number of shares	Change in share capital (DKK)	Total share capital (DKK)	Quota value (DKK)
24 January 2011	24 January 2011	Formation by cash consideration	8,000,000	8,000,000	80,000.00	80,000.00	0.01
28 January 2011	28 January 2011	New share issue against cash consideration	2,000,000	10,000,000	20,000.00	100,000.00	0.01
15 June 2011	23 August 2011	New share issue against cash consideration	256,751	10,256,751	2,567.51	102,567.51	0.01
29 February 2012	14 March 2012	New share issue against cash consideration	102,930	10,359,681	1,029.30	103,596.81	0.01
16 April 2012	7 May 2012	New share issue against cash consideration	1,098,264	11,457,945	10,982.64	114,579.45	0.01
17 April 2012	7 May 2012	New share issue against cash consideration	30,125	11,488,070	301.25	114,880.70	0.01
21 June 2012	5 September 2012	New share issue against cash consideration	50,352	11,538,422	503.52	115,384.22	0.01
20 September 2012	3 October 2012	New share issue against cash consideration	8,409	11,546,831	84.09	115,468.31	0.01

151	A consolidation of shares has been carried out in order to be able to carry out a subsequent share split.
152	A share split has been carried out to achieve the corresponding number of shares in the Company as in Nordic Waterproofing Holding A/S.

14 October 2014	11 November 2014	Division into share classes	-	A shares: 5,182,493 B shares: 52,349 C shares: 4,118,226 D shares: 41,598 E shares: 2,152,165 Total: 11,546,831	-	A shares: 51,824.93 B shares: 523.49 C shares: 41,182.26 D shares: 415.98 E shares: 21,521.65 Total: 115,468.31	0.01
6 May 2016	6 May 2016	Bonus issue	2,297,819,369 (pro rata to all share classes)	A shares: 1,036,498,600 B shares: 10,469,800 C shares: 823,645,200 D shares: 8,319,600 E shares: 430,433,000 Total: 2,309,366,200	22,978,193.69 (pro rata to all share classes)	A shares: 10,364,986 B shares: 104,698 C shares: 8,236,452 D shares: 83,196 E shares: 4,304,330 Total: 23,093,662	0.01
6 May 2016	6 May 2016	Change of the nominal value of each share	2,286,272,538 (pro rata to all share classes)	A shares: 10,364,986 B shares: 104,698 C-shares: 8,236,452 D shares: 83,196 E shares: 4,304,330 Total: 23,093,662	-	A shares: 10,364,986 B shares: 104,698 C shares: 8,236,452 D shares: 83,196 E shares: 4,304,330 Total: 23,093,662	1.00
6 May 2016	6 May 2016	Elimination of liquidation preference153	A shares: 12,351 B shares: 125 C shares: 9,814 D shares: 99 E shares: -	A shares: 10,377,337 B shares: 104,823 C shares: 8,246,266 D shares: 83,295 E shares: 4,304,330 Total: 23,116,051	A shares: 12,351 B shares: 125 C shares: 9,814 D shares: 99 E shares: -	A shares: 10,377,337 B shares: 104,823 C shares: 8,246,266 D shares: 83,295 E shares: 4,304,330 Total: 23,116,051	1.00
8 June 2016	8 June 2016	Cancellation of share classes154	-	23,116,051	-	23,116,051	1.00
14 June 2016	14 June 2016	Exercise of warrants	Ordinary shares: 967,884	Ordinary shares: 24,083,935	Ordinary shares: 967,884	Ordinary shares: 24,083,935	1.00

153
The articles of association of Nordic Waterproofing Holding A/S previously contained certain liquidation preferences to the A-D shares. The liquidation preferences were eliminated to achieve a share structure where all shares have equal rights.

154	The class A-E shares were converted into ordinary shares at a ratio of 1:1.

Ownership structure prior to and following the Merger

Prior to the execution of the Merger, and as of the date of the Prospectus, the parent company Nordic Waterproofing Holding A/S owns all 24,083,935 shares in Nordic Waterproofing Holding AB. No different voting rights exist.

Due to Nordic Waterproofing Holding AB having only one shareholder, there are no shareholder agreements or similar arrangements as regards to the shares in Nordic Waterproofing Holding AB. The board of directors is not aware of any agreements or similar arrangements, in addition to the Merger Plan, included in the section "Merger Plan", which may lead to a change in control of Nordic Waterproofing Holding AB and, as far as the board of directors is aware, there is no direct or indirect ownership that may lead to a change of control of Nordic Waterproofing Holding AB.

After the execution of the Merger, the ownership structure in Nordic Waterproofing Holding AB will be the same as the ownership structure in Nordic Waterproofing Holding A/S prior to the execution of the Merger. For further information on the execution of the Merger, refer to sections "Background and reasons for the Merger" and "Merger Plan".

The shares in Nordic Waterproofing Holding A/S are listed on Nasdaq Stockholm. Below is a summary of Nordic Waterproofing Holding A/S ownership structure as of 30 June 2020. No different voting rights exist.

Name	Number of shares	Share of capital	Share of votes
Svolder	3,120,501	13.0%	13.1%
Swedbank Robur Funds	2,117,589	8.8%	8.9%
Mawer Investment Management	2,014,642	8.4%	8.4%
Carnegie Funds	1,663,043	6.9%	7.0%
Handelsbanken Funds	1,552,159	6.4%	6.5%
Länsförsäkringar Funds	1,539,840	6.4%	6.4%
Alcur Funds	1,213,174	5.0%	5.1%
Third Swedish National Pension Fund	1,088,707	4.5%	4.6%
Prior & Nilsson Funds	843,717	3.5%	3.5%
Canaccord Genuity Wealth Management	567,343	2.4%	2.4%
Other shareholders	8,363,220	34.7%	34.2%
Total	24,083,935	100.0%	100.0%

The board of directors is not aware of any shareholder agreements or similar arrangements as regards to the shares in Nordic Waterproofing Holding A/S. Further, the board of directors is not aware of any agreements or similar arrangements which may lead to a change in control of Nordic Waterproofing Holding A/S and, as far as the board of directors is aware, there is no direct or indirect ownership that may lead to a change of control of Nordic Waterproofing Holding A/S.

Articles of association

Adopted by the annual general meeting on 12 August 2020.

Corporate registration number: 556839-3168

§ 1 Company name

The name of the company is Nordic Waterproofing Holding AB. The company is a public limited liability company.

§ 2 Registered office

The registered office of the company is situated in Helsingborg.

§ 3 Object of the company's business

The objects of the company are, directly or indirectly, to engage in research, manufacturing, trade, distribution of building material products and related services, and any other related activities, including holding shares in other entities and providing loans or financing to other group entities.

§ 4 Share capital and shares

The share capital shall be not less than SEK 20,000,000 and not more than SEK 80,000,000.

The number of shares shall be not less than 20,000,000 and not more than 80,000,000.

§ 5 Board of directors

The board of directors shall consist of not less than four (4) members and not more than eight (8) members and no deputy directors.

§ 6 Auditor

The company shall have not less than one (1) and not more than two (2) auditors and not more than two (2) deputy auditors. As auditor and, when applicable, deputy auditor, shall an authorised public accountant or a registered public accountant firm be elected.

§ 7 Notice of shareholders meeting

Notice of general meetings shall be given by publishing in the Swedish Official Gazette (Sw. Post- och Inrikes Tidningar) and be kept available on the company's website. At the time of the notice, an announcement with information that the notice has been issued shall be published in Svenska Dagbladet.

§ 8 Participation at shareholders meetings

Shareholders wishing to participate in the proceedings of the general meeting shall give notice of their intention to attend the meeting no later than the date specified in the notice convening the meeting. The latter day shall not be a Sunday, other public holiday, Saturday, Midsummer's Eve, Christmas Eve or New Year's Eve and shall not be more than the fifth weekday prior to the meeting. One or two assistants to the shareholder shall be entitled to attend the general meeting only if the shareholder has notified the company hereof in the manner set out above.

§ 9 Annual general meeting

The annual general meeting is held annually within six months of the end of the financial year.

The following matters shall be addressed at the annual general meeting:

1)	Election of chairman of the meeting;
2)	Preparation and approval of the voting register;
3)	Approval of the agenda;
4)	Election of one or two persons to attest the minutes of the meeting;
5)	Determination of whether the meeting was duly convened;
6)	Submission of the annual financial statement and the auditor's report and, where applicable, the consolidated financial statements and the auditor's report for the Group;
7)	Resolution regarding
a.	adoption of the income statements and the balance sheet and, where applicable, the consolidated income statement and the consolidated balance sheet,
b.	allocation of the company's profit or loss in accordance with the adopted balance sheet,
c.	discharge from liability for the members of the board of directors and the managing director;
8)	Determination of fees for members of the board of directors and the auditors;
9)	Election of the members of the board of directors, and auditors and, where applicable, deputy auditors;
10)	Other matter which are set out in the Swedish Companies Act (2005:551) or the company's articles of association.

§ 10 Financial year

The company's financial year is 0101-1231.

§ 11 Place for the general meetings

The general meeting may be held, in addition to where the company has its registered office, in the municipality of Stockholm.

§ 12 Registry of shares

The company's shares shall be registered in a Record day Register, according to the Swedish Central Securities Depositories and Financial Instrument Accounts Act (1998:1479).

Legal considerations and supplementary information

Group structure

Nordic Waterproofing Holding AB is a Swedish public limited liability company which was incorporated in Sweden on 21 January 2011 and registered with the Swedish Companies Registration Office on 24 January 2011. The company's corporate registration number is 556839-3168. The current name of the Company was registered on 18 August 2020. The board of directors registered office is situated in Helsingborg, Sweden, and the Company conducts its business in accordance with the Swedish Companies Act (2005: 551). The Company's ticker is NWG and the Company's LEI code is 5493000T8MZ5GQREJW94.

The objects of the Company are, directly or indirectly, to engage in research, manufacturing, trade, distribution of products and services, and any other related activities, including holding shares in other entities and providing loans or financing to other group entities. The Company's articles of association can be found in the in the section "Articles of Association". The Company's website is www.nordicwaterproofing.com. Information on the Company's website do not form part of the Prospectus (in addition to the information which is incorporated by reference into the Prospectus). Hyperlinks can be found in the Prospectus. The information on these websites does not form part of the Prospectus and has not been reviewed or approved by the Swedish Financial Supervisory Authority.

As of the date of the Prospectus, Nordic Waterproofing Holding A/S, the ultimate parent company in the Group listed on Nasdaq Stockholm, holds all outstanding shares in Nordic Waterproofing Holding AB, with corporate registration number 33395361.

In connection with the execution of the Merger, the shareholders of Nordic Waterproofing Holding A/S will, as Merger Consideration, receive one (1) share in Nordic Waterproofing Holding AB for every share held in Nordic Waterproofing Holding A/S. The ownership structure in Nordic Waterproofing Holding AB will stay the same after the execution of the Merger as Nordic Waterproofing Holding A/S prior to the execution of the Merger, since Nordic Waterproofing Holding AB is a wholly-owned subsidiary of Nordic Waterproofing Holding A/S, without any operations of its own, which in turn owns all subsidiaries that conduct the Group's overall operations. As a result of the Merger, Nordic Waterproofing Holding AB will become the new parent company in the Nordic Waterproofing group.

The table below illustrates Nordic Waterproofing's group structure and the Company's most important subsidiaries as of the date of the Prospectus. The table also shows the registered office of each subsidiary, its country of establishment and the Company's ownership interest in each company.

Subsidiaries (registered office, country)	Ownership in %
Nordic Waterproofing Group AB (Stockholm, Sweden)	100%
Distri Pond Invest NV (Laakdal, Belgium)	100%
Vervas Invest NV (Laakdal, Belgium)	100%
Distri Pond NV (Laakdal, Belgium)	100%
Pond Technics & Training BVBA (Laakdal, Belgium)	100%
Nordic Takvård AB (Helsingborg, Sweden)	100%
Nordic Waterproofing Holding DK ApS (Vejen, Denmark)	100%
Hetag Tagmaterialer A/S (Hedensted, Denmark)	100%
Nordic Waterproofing A/S (Vejen, Denmark)	100%
Hetag Tagdækning Sjælland A/S (Vejen, Denmark)	100%
Hetag Tagdækning Vest A/S (Vejen, Denmark)	100%
Taasinge Elementer A/S (Svendborg, Denmark)	90%
LV Elements SIA (Riga, Latvia)	100%
Nordic Build A/S (Svendborg, Denmark)	100%
Ringsaker Vegg- og Takelementer AS (Ringsaker, Norway)	75%
TE Montage A/S (Svendborg, Denmark) -	90%
Nordic Waterproofing AB (Trelleborg, Sweden)	100%
Nordic Waterproofing AS (Askim, Norway)	100%
Nordic Waterproofing Oy (Helsingfors, Finland)	100%
AL-Katot Oy (Helsingfors, Finland)	100%
KerabitPro Oy (Helsingfors, Finland)	100%
LA Kattohuolto Oy (Muurame, Finland)	100%
Nordic Waterproofing Property Oy (Helsingfors, Finland)	100%
SPT-Painting Oy (Lappeenranta, Finland)	100%
Nordic Waterproofing SpZoo (Lodz, Poland)	100%
SealEco AB (Värnamo, Sweden)	100%
SealEco BV (Dalfsen, Netherlands)	67%
SealEco AG (Herzogenbuchsee, Switzerland)	51%
SealEco Su Yalitim Teknolojileri A.Ş. (Nilüfer, Turkey)	100%
SealEco GmbH (Marsberg, Germany)	100%
SealEco Holding Belgium NV (Brecht, Belgium)	100%
SealEco Belgium NV (Brecht, Belgium)	100%
SealEco Ltd (London, United Kingdom)	100%
SealEco NV (Brecht, Belgium)	100%
Veg Tech AB (Alvesta, Sweden)	100%
Blomstertak AS (Ås, Norway)	60%
Nordiska Gröntak AB (Alvesta, Sweden)	100%
Veg Tech A/S (Gentofte, Denmark)	100%
Veg Tech Oy (Kyrkslätt, Finland)	100%

Furthermore, the Group also has shareholdings, usually a 40 per cent stake, in a number of franchise companies. The Group's shareholdings in the franchise companies may, from time to time, increase due to changes in the management and related ownership changes in these companies.

Agreements entered into in the course of the day-to-day business

In the course of their day-to-day business, entities in the Group have, inter alia, entered into agreements concerning the supply of raw materials for production and agreements concerning sales of the Group's products. A brief description of these types of agreements is provided below. However, as far as the Company is concerned, there are no specific agreement which is of material importance to the Group's operations as a whole, other than as described in the section "Legal considerations and supplementary information – Material agreements".

Supply agreements

Nordic Waterproofing's suppliers are primarily suppliers of raw materials and input goods. Some of the relationships with suppliers are governed by written or formal contracts, whilst other orders are placed with Nordic Waterproofing by means of meetings or email correspondence followed up by order confirmations or individual order statements. The written contracts generally have a short term of one- to two-year periods and do not necessarily contain clear supply undertakings for the supplier. In Nordic Waterproofing's opinion, the supply agreements have been entered into on terms customary in the industry.

Customer contracts

Nordic Waterproofing's products are sold primarily to installation companies, builders' merchants and end- users. The current customer contracts generally have a short term of one-year periods or are terminable on short notice. The customer contracts have generally been entered into on terms customary in the industry. The agreements contain, among other things, product warranties which, depending on the product and country, apply for a period of between five and 30 years.

Customer contracts entered into with builders' merchants have generally been entered into on standard terms applied by the builders' merchants; consequently, the contracts do not contain any undertakings as to volumes and customers are entitled to order products from competitors. In a number of the customer contracts, Nordic Waterproofing has provided an undertaking to deliver ordered products on short notice. In the event deliveries are not made on time, the customer is entitled to liquidated damages based on a fixed sum or based on the value of the delayed order.

A significant proportion of the sales to installation companies are made on the basis of orders, without a written contract, but often with reference to general industry terms and conditions. Despite the fact that the installation companies can enter into agreements with other suppliers, in Nordic Waterproofing's view the installation companies rarely choose to switch to another supplier because of their strong relationship with the Company. In the industry in which the Group operates, oral and non-formal agreements are fairly common. The installation companies are generally small, owner managed companies which do not consider formal agreements to be essential to the relationship. For further information, refer to section "Market overview – The distribution chain – Installation companies".

Since the customer contracts often have a short term or contain provisions permitting Nordic Waterproofing to renegotiate prices based on increases in prices of raw materials, the Group is able to implement price changes within three to nine months if the Group's production costs were to increase.

Material agreements

In the Company's opinion, there is no individual agreements which is of material importance to the Group's operations as a whole, other than the agreements described below.

Agreements with bitumen suppliers

Nordic Waterproofing's operations are dependent on bitumen. The Group has a bitumen supplier which, pursuant to local supply agreements, supplies most of the Group's bitumen requirements to Nordic Waterproofing's production facilities in Sweden and Finland. The agreement for Finland is valid until the end of 2020. The agreement for Sweden is valid until the end of 2020 and is intended to be renegotiated during the fourth quarter of 2020. Nordic Waterproofing continuously evaluates alternative bitumen suppliers and due to the Company's main supplier of bitumen being in corporate reorganisation, Nordic Waterproofing has supplemented the number of suppliers to secure the delivery of bitumen in the event that the Company's main supplier of bitumen can no longer meet its obligations. For further information on the Company's bitumen supplier, refer to section "Risk factors – Risks attributable to the Nordic Waterproofing Group's operations, industry and markets – Risks related to suppliers".

For the production facilities in Denmark, there is an agreement with the main Danish bitumen supplier that is valid until the end of 2020. The agreement with the former main Danish bitumen supplier has expired, but the terms of the agreement are still applied between the parties.

Supply agreements relating to rubber compounds

One of Nordic Waterproofing's two principal suppliers of rubber compounds provides special rubber products. In the Company's opinion, some costs would be incurred to replace this supplier on short notice and, at the same time, maintain the production of all components. The agreement with the said supplier is valid until the end of 2020.

The terms of Nordic Waterproofing's agreement with the other principal supplier of rubber compounds expires on 31 December 2020 and has been terminated for renegotiation which is expected to take place in the autumn of 2020.

Franchise agreements and shareholders' agreements with franchisees

The Danish company Nordic Waterproofing A/S owns direct minority interests in 19 Danish franchise companies, majority interests in one franchise company and also indirectly own one franchise company. Members of executive management of the franchise companies are majority shareholders of the franchise companies. The shareholders' agreements entered into between Nordic Waterproofing A/S and the franchisees provide, except regarding certain franchise companies, among other things, that the maximum dividend (under Danish law) must be distributed and that not less than 75 per cent of the dividend must be reinvested as a subordinated loan in the relevant franchise company. The obligation to reinvest the dividends applies until the relevant franchise company has sufficient equity to allow for the release of the security provided by Nordic Waterproofing for the benefit of the franchise companies to Nordea Bank Danmark A/S under each franchise company's relevant facility agreement. The shareholders' agreements are supplemented by franchise agreements entered into with each franchise company. The franchise agreements are terminable by the franchisee on 12 months' notice and by Nordic Waterproofing A/S on three years' notice.

Credit facility

On 29 June 2020, the Company entered into a credit facility agreement with Nordea Bank Abp, filial i Sverige as arranger (the "Lender"). According to the loan agreement, the Lender has undertaken to provide certain credit facilities (jointly referred to as the "Credit Facility") to secure the ongoing financing needs of the business. The Credit Facility amounts to EUR 115 million and have a maturity date in 3 years term and will be comprised of (i) a EUR 75 million long-term credit facility, and (ii) a EUR 40 million multi-currency revolving credit facility. The credit facility bear interest at a rate equal to the relevant IBOR (however, if the relevant IBOR is below zero (0), IBOR will be counted as zero (0)) plus a varying margin that will be based on the Company's net debt in relation to EBITDA. Furthermore, the Company is obliged to, in connection with the establishment of the Credit Facility, to pay certain fees to the Lender, including an arrangement fee and commitment fee and, in arrears of each financial quarter during the availability period, pay a customary commitment fee for the unutilised obligations under the revolving credit facility.

The Credit Facility is conditional upon the Company fulfilling certain financial covenants, including certain key figures, such as net debt/EBITDA ratio as well as interest coverage rate, which may not deviate negatively from certain levels specified in the agreement. The Credit Facility will not be secured; however, it will be subject to customary representations and warranties as well as negative covenants, including, inter alia, restrictions regarding pledging of the Company's assets, restrictions regarding indebtedness in the Company's subsidiaries and restrictions regarding divestments. If the Company does not fulfil its obligations under the Credit Facility, the Lender is entitled to declare the Credit Facility to be terminated and demand full repayment of all outstanding loans.

Permits and environmental matters

Nordic Waterproofing's production facilities are subject to reporting duties or permits pursuant to environmental regulations and permit regulations in each relevant country. Nordic Waterproofing has a voluntary permit (pursuant to the Swedish Environmental Code) for the production of bitumen-based waterproofing at the facility in Höganäs. The production at the facility in Värnamo requires a permit pursuant to the Swedish Environmental Code. Nordic Waterproofing has a shared environmental permit for this production, where SealEco AB and Trelleborg Sealing Profiles Sweden AB have divided the permitted production volumes under the permit between the two. In Denmark, Nordic Waterproofing has been granted two environmental permits for the production facilities in Vejen; one permit was granted in 1989 and the other in 2006. In 2000, in connection with the evaluation of the permit granted in 1989, the Danish supervisory authorities stated that the permit did not have to be renewed. A renewal was also considered in January 2016, however, the authorities concluded that a renewal was not necessary. Nordic Waterproofing has no current plans for changes, expansions or interruptions in operations that may result in a requirement for renewal of the permit. In Finland, an environmental permit has been granted for the production facility in Lojo. The Finnish environmental permit is valid until further notice. For further information, refer to section "Risk factors – Environmental permits and operations hasardous to the environment".

Contamination has been detected at two of the Group's properties in Denmark. Nordic Waterproofing is liable vis-à-vis the public authorities for contamination caused during Nordic Waterproofing's period of ownership, that is from 2001 and forward. If the contamination relates to the period prior to Nordic Waterproofing A/S ownership, the Danish supervisory authorities can claim that the former owner and polluter is liable for the contamination, which means that the former owner might, in turn, bring a claim against the Group on contractual grounds, as Nordic Waterproofing has undertaken to indemnify the former owner for environmental claims. However, due to a number of legal and factual circumstances, it may be difficult for the Danish authorities to argue that the former owner should be held liable for the contamination and for the former owner to pass on such liability to Nordic Waterproofing.

Disputes

Nordic Waterproofing conducts business in a number of countries and, in the course of its day-to-day business, Nordic Waterproofing may from time to time be subject to disputes, claims and administrative proceedings.

During the period between 20 November 2014 and 29 April 2020, Nordic Waterproofing A/S and other suppliers of waterproofing were the subject of an investigation by the Danish Competition and Consumer Authority (Dk. Konkurrence- og Forbrugerstyrelsen). The investigation concerned possible anti-competitive conduct in the Danish market through the development and application of product standards for roof sealing layers. On 29 April 2020, the authority closed the investigation without finding any violations of competition law or other irregularities. Competitors to Nordic Waterproofing have brought actions against the Company, and other waterproofing suppliers, by way of three civil law cases for the damage they claim to have suffered as a result of the actions investigated by the Danish Competition and Consumer Authority. Nordic Waterproofing considers each claim to be unfounded and has filed cross-actions.

Other than as stated above, the Company has not, during the last twelve months, been a party to any official proceedings, legal proceedings or arbitration proceedings (including proceedings that have not yet been determined or which, in the Company's knowledge, are likely to be initiated) which may have a material effect on the financial position or profitability of the Company.

Insurance

Nordic Waterproofing engages insurance brokers to purchase insurance. The Group holds, inter alia, the following insurance policies: general insurance and product liability insurance (including professional liability insurance for loss arising in the performance of consultancy services), transportation insurance, directors and officers liability insurance, commercial crime insurance, property and consequential loss insurance, business travel insurance and motor vehicle insurance. The insurance policies referred to above have been taken out at group level, with either Nordic Waterproofing Group AB or Nordic Waterproofing Holding AB as policyholder, and provide insurance coverage for the relevant policyholder and its subsidiaries. Nordic Waterproofing AB has also taken out liability insurance with Zurich Insurance plc (Ireland) together with Icopal AB, which, together with Nordic Waterproofing AB, owns Tätskiktsgarantier i Norden AB. The liability insurance covers claims brought against Nordic Waterproofing AB or Icopal AB pursuant to the liability undertakings issued by Tätskiktsgarantier I Norden AB on behalf of Nordic Waterproofing AB, Icopal AB and individual installation companies to the installation companies' end-users.

The insurance coverage for the insurance policies referred to above is subject to certain limits depending on the type of loss. In addition to the insurance policies listed above, the Group has a limited number of insurance policies at a local level. In Nordic Waterproofing's opinion, the insurance coverage is sufficient with regard to the Group's operations, the nature and the scope of the business. All of the policies have been entered into on market terms.

Real estate

With the exception of the properties on which the facility in Värnamo is located, Nordic Waterproofing owns all of the properties on which the Group's larger production facilities are located. The Group also owns several properties on which the Group's smaller production facilities are located.

In December 2012, the property situated at Park Allé 22 in Denmark underwent a subdivision and was divided up into two properties: Park Allé 22 and Park Allé 24. The property situated at Park Allé 24 was sold to K.H. Ejendomme A/S, and K.H. Ejendomme A/S was granted a right of first refusal to acquire the property Park Allé 22 at market value in the event Nordic Waterproofing directly or indirectly disposes of the property.

The production facility in Värnamo is leased by a company in the same group as one of Nordic Waterproofing's most important suppliers, which was previously in the same group as Nordic Waterproofing. The lease initially expired on 31 December 2018, after which the lease term is automatically extended in consecutive periods of three years unless the lease is terminated by either party at least 24 months prior to the end of the term. In addition, Nordic Waterproofing leases a number of office premises, small warehouses and sales offices.

In Nordic Waterproofing's opinion, all of the leases have been entered into on market terms in each relevant country.

Intellectual property rights

Nordic Waterproofing's most important intellectual property rights comprise its trademarks and domain names, which are protected by means of registration in a number of countries. The Group also owns a limited number of patents and utility models.

The Group's trademarks, which are registered by subsidiaries in various countries, include, inter alia, the following: PHØNIX TAG MATERIALER, PHØNIX TAG, HETAG TAGMATERIALER, HETAG TAGDÆKNING, BITU-KOMPAKT-SYSTEM, DIFFOTEX, NORDIC GREENERGY, NOWA SAFE, PRENOTAG PRENOTECH, TEAM KERABIT, KERABIT, ALU-POIKA, KATTO-PEKKA, MUOVI-POIKA, PYROK, KERABITPRO, KATTOMAATTI, ILMO, SAUMO, TREBOLIT, MATAKI, NORTETT and SEALECO. The trademarks are registered in a number of countries (varies between the different trademarks) in order to provide the Group with protection against passing off and trademark infringement, including in Sweden, Denmark, Finland, the EU, and the United States.

Nordic Waterproofing has also registered a number of domain names which mirror the Group's more important trademarks. The domain names are registered by different subsidiaries in the Group. According to the Company, the most important domain names are nordicwaterproofing.com, sealeco.com, mataki.com, mataki.se, trebolit.com, trebolit.se, phonixtagmaterialer.dk, phonixtag.dk, hetag.dk, kerabit.fi, kerabitpro.fi, nordicwaterproofing.fi, taasinge.dk, distripond.com and nordictakvard.com.

Transactions with closely-related parties

The Company has, as a related party, among other things, defined subsidiaries and certain associated companies, between which internal sales of goods and services take place. It is the Company's opinion that transactions with related parties are priced on market terms. Internal pricing between different companies in the Group are based on the "arm's length principle", that is the internal price correspond to price that would have been applied between two parties that are independent of each other, who are well informed and who have an interest in the transactions. For further information on transactions with related parties, refer to note 16 in Nordic Waterproofing's audited annual report for the financial year 2019, incorporated by reference into the Prospectus, and note 8 in Nordic Waterproofing's unaudited consolidated interim financial statement for the period January – June 2020, also incorporated by reference into the Prospectus. Regarding transactions with the Group's key persons, extensive payment of salaries, remuneration and pension commitments, and participation in the Group's incentive program, refer to notes 7 and 16 in Nordic Waterproofing's audited annual report for the financial year 2019, incorporated by reference into the Prospectus.

Approval of the Prospectus

The Swedish prospectus has been approved by the Swedish Financial Supervisory Authority, which is the competent authority under the Prospectus Regulation. The Swedish Financial Supervisory Authority approves the Prospectus only to the extent that it meets the requirements for completeness, comprehensibility, and consistency imposed by the Prospectus Regulation. The approval should not be regarded as any endorsement of the issuer or the quality of the securities referred to in the Prospectus. Investors should make their own assessment of whether it is appropriate to invest in the securities.

The Swedish Financial Supervisory Authority approved the Swedish prospectus on 11 September 2020. The validity period for the prospectus will expire on 11 September 2021. The obligation to supplement a prospectus in the event of significant new factors, material mistakes or material inaccuracies does not apply when a prospectus is no longer valid.

Costs attributable to the Merger and the Admission

Nordic Waterproofing's cost related to the Merger and the Admission to trading in the Company's shares are estimated to amount to approximately SEK 12 million. The costs are primarily attributable to costs for auditors, legal advisers and tax advisers, as well as listing costs to Nasdaq Stockholm and the Swedish Financial Supervisory Authority.

Tax considerations

Tax legislation of the investor's domicile and of the country where the Company has its registered office may have an impact on the income received from the securities.

In the following, certain Swedish tax consequences attributable to the Merger for Swedish tax resident private individual shareholders and Swedish tax resident limited liability company shareholders are summarised. In the following it is assumed that the Swedish shareholders will receive shares in Nordic Waterproofing Holding AB as merger consideration, unless otherwise explicitly stated.

The summary is based on the tax rules of Sweden as in effect on the date of this prospectus and is intended as general information for shares as from the time the shares have been made available for trade on Nasdaq Stockholm. It should be noted that applicable tax rules may be changed, also with retroactive effect.

The summary does not include:

•	Situations when shares are held in an investment savings account (Sw. investeringssparkonto (ISK)) or in an endowment insurance;

•	Situations where shares are held as inventory assets in a business;

•	Situations where shares are held by a partnership or by a limited partnership;

•
Special tax rules regulating non-taxable capital gains (or non-deductible capital losses) and dividends in the corporate sector, that may become applicable when investors hold shares in Nordic Waterproofing that are considered as held for business reasons from a tax perspective;

•	Special tax rules that may apply to shares in a company that is, or has been, considered as a close company, or to shares that have been acquired using such shares;

•	Foreign companies that conducts business in Sweden from a permanent establishment; or

•	The special tax rules applicable to certain investors (such as investment funds and insurance companies).

The summary does also not include applicable tax rules for private individuals and companies that conducts businesses in the form of the acquisition and disposal of shares. Tax consequences for each shareholder respectively will ultimately depend on the shareholders specific circumstances. Each presumptive investor should consult its own tax advisor about the tax consequences that the Merger may imply for the investor, including the applicability and the effect of foreign tax rules and double tax treaties. The summary is not intended to constitute exhaustive tax or legal advice.

Tax considerations in Sweden

Private individuals

For private individuals that are tax resident in Sweden capital gains, such as interest income, dividends, and other capital gains, are taxed as individual capital gains. The individual capital gains tax rate is 30 per cent.

Swedish tax resident private individuals receiving merger consideration in the form of shares in the surviving company, Nordic Waterproofing Holding AB, are considered to have disposed the shares in the absorbed company, Nordic Waterproofing Holding A/S. Private individuals that dispose of shares against renumeration on the form of shares does not, in accordance with the tax rules governing postponed taxation in connection with the exchange of shares, calculate any taxable capital gain or deductible capital loss. The merger consideration in the form of shares are instead considered as acquired to an amount corresponding to the acquisition cost of the disposed shares in Nordic Waterproofing Holding A/S. The exchange of shares does not trigger an obligation to declare the disposal of shares. Instead, the shares received in the exchange are taxed when these are disposed or in case the private individual moves to a foreign country not part of the EEA. In case there is also cash renumeration for the shares in Nordic Waterproofing Holding A/S, special tax rules apply. The Council for Advance Tax Rulings has in an advanced ruling stated that the Swedish tax rules on postponed taxation in connection with the exchange of shares does also include a downstream merger.

In the event of a future disposal of the shares in Nordic Waterproofing Holding AB the capital gains or losses will be calculated as the sales price reduced by the costs attributable to the disposal as well as the acquisition cost of the shares. The acquisition cost should be determined in accordance with the "average cost method" which implies that the actual acquisition cost for all shares of the corresponding series and type should be calculated jointly. The acquisition cost for listed shares can alternatively be determined by using the "standardised method" by which the acquisition cost is calculated as 20 per cent of the sales price reduced by the costs attributable to the disposal. The redemption of shares is considered as a disposal.

Capital losses on listed shares are fully deductible against capital gains that arise during the same year on shares and other listed securities that are taxed as shares (not including shares held in investment funds that contain Swedish receivables, so called interest funds). Capital losses that cannot be deducted against capital gains in this manner are deductible by 70 per cent. In case the total capital gains/losses is a deficit, reduction of the deficit is granted against personal income, business income and real estate tax and municipal real estate fees. A tax reduction is in such cases granted by 30 per cent of the deficit not exceeding SEK 100,000, and by 21 per cent of the remaining deficit. Such a deficit cannot be carried forward to the following year. Withholding tax of 30 per cent on dividends are applicable for private individuals tax resident in Sweden. The tax is normally withheld by Euroclear Sweden or, in the case of nominee-registered shares, by the nominee. Nordic Waterproofing does not withhold any tax unless it is required by law.

Limited liability companies

For limited liability companies, capital gains and dividends on listed shares, where the holding does not exceed 10 per cent av the votes for all shares or 10 per cent of the capital in a company resident in the European Union, are subject to taxation as business income. The corporate income tax rate is 21.4 per cent.

Capital gains and capital losses shall be calculated in accordance with the rules applicable for private individuals (refer to above). Capital losses on shares may only be deducted against capital gains on shares and other securities taxed as shared. Capital losses may under certain circumstances be utilised against capital gains in other group companies. A capital loss that cannot be utilised in a certain year may be carried forward indefinitely and deducted against capital gains on shares and other securities taxed as shares during following years.

To the extent that a limited liability company receives a capital gain due to a merger, the taxation may be postponed following a request thereof in the company's income tax return. In case postponed taxation is granted, the Tax Agency should determine the capital gain in the form of a deferral. The capital gains should be taxed no later than when the shares received as merger consideration are disposed or when the shares cease to exist. The company may at any point in its income tax return request that the deferral is reversed and subject to taxation. Deferrals are not granted for capital losses.

Shareholders that are not tax resident in Sweden

Shareholders that are not tax resident in Sweden are normally not subject to Swedish taxation on dividends on listed shares or on capital gains upon the disposal of shares. Shareholders may, however, be subject to taxation in its domicile. The redemption of shares is considered as a disposal. In case a non-Swedish tax resident company holds shares through a Swedish permanent establishment, dividends and capital gains are subject to Swedish taxation in accordance with the rules for Swedish tax resident companies. However, non-Swedish tax resident private individuals are according to a special rule subject to capital gains taxation in Sweden upon the disposal of shares held in Nordic Waterproofing in case the private individual has at any point during the calendar year in which the shares are disposed, or during the 10 preceding years, been residing or permanently stayed in Sweden. The applicability of this rule is, however, in many cases limited by double tax treaties.

Merger plan

The boards of directors of Nordic Waterproofing Holding AB (hereafter referred to as the "Transferee Company") and Nordic Waterproofing Holding A/S (hereafter referred to as the "Transferor Company") (the Transferee Company and the Transferor Company are below jointly referred to as the "Merging Companies") adopted a merger plan on 11 September 2020. The complete merger plan is available on the Company's website, www.nordicwaterproofing.com. The principal content of the terms of the merger plan is set out below.

Main features of the merger

The boards of directors of the Transferor Company and the Transferee Company have resolved to carry out a cross-border reverse merger (a so called down-stream merger), through which the Transferee Company shall absorb and assume all assets and liabilities of the Transferor Company.

The Merger will be completed when the Swedish Companies Registration Office has registered the Merger in the Swedish companies register (the "Merger Date"), whereby the legal consequences of the Merger enter into force. This date is expected to occur between 27 November 2020 and 7 December 2020, but may occur prior to 27 November 2020 or following 7 December 2020. In connection with this, the shareholders of the Transferor Company will become shareholders of the Transferee Company.

After the Danish Business Authority has received notice from the Swedish Companies Registration Office that the Merger has been registered in the Swedish companies register, the Danish Business Authority shall de-register the Transferor Company in the Danish commercial register. The Transferor Company is dissolved by way of the registration.

As the Transferor Company holds all shares of the Transferee Company, the merger consideration to the shareholders of the Transferor Company will be made up of shares of the Transferee Company. As the Transferee Company is intended to become the new parent company of the Group, the merger consideration has been determined with the objective to reflect the current ownership structure of the Transferor Company.

Objective of the merger

The Transferor Company is a Danish public limited liability company whose shares have been listed on Nasdaq Stockholm since 10 June 2016. The Group's current structure, with a Danish parent company listed on Nasdaq Stockholm, is relatively unusual and means that processes for corporate governance, regulatory compliance and tax administration become time-consuming and costly. The boards of directors of the Transferor Company and the Transferee Company have subsequently made the assessment that these processes would be simplified if the domicile of the Group's listed parent company was located in Sweden and that there are no operational or other compelling reasons to continue to have a Danish parent company.

After the execution of the Merger, the ownership structure in the Transferee Company will be the same as the ownership structure in the Transferor Company prior to the execution of Merger. The parent company's board of directors, management and the Group's operations will remain unchanged after the Merger, and no employees are expected to be affected by the Merger. The Merger is thus not considered to entail any significant changes for existing shareholders of the Transferor Company.

Merger consideration

There is a total of 24,083,935 shares in the Transferor Company and the Transferee Company, respectively. As the number of shares in the Transferee Company corresponds to the number of shares in the Transferor Company, no shares in the Transferee Company will be issued in connection with the Merger. Shareholders of the Transferor Company will receive one (1) share in the Transferee Company for each held share in the Transferor Company (the "Merger Consideration"). The exchange ratio (1:1) has been determined against the fact that the Transferee Company is a wholly-owned subsidiary of the Transferor Company which means that the value of all shares of the Transferee Company after the Merger reflects the value of all shares of the Transferor Company prior to the Merger. In the light of the above, there have been no particular difficulties in determining the Merger Consideration.

Apart from the Merger Consideration, no other consideration shall be distributed to the shareholders of the Transferor Company.

The Merger Consideration shall be given to those who are shareholders of the Transferor Company on or in close connection with the Merger Date.

The shares of the Transferee Company will be admitted to trading on Nasdaq Stockholm on or around the Merger Date. In connection with this, the trading in the shares of the Transferor Company on Nasdaq Stockholm will cease.

The Merger Consideration shall be provided on or in close connection with the Merger Date by registration of the number of shares in the Transferee Company that are attributable to each shareholder. The registration shall be made on the shareholder's or, if the shares of the Transferor Company are registered in the name of a nominee, the nominee's CSD account or a corresponding securities account. In connection with this, the ownership of the shares of the Transferee Company shall be recorded in the company's shareholder register and the corresponding shareholding in the Transferor Company be deregistered. Should there be a notice of pledge of shares of the Transferor Company at the time of the provision of the Merger Consideration, the notice of pledge will be retained for the corresponding number of shares of the Transferee Company.

The Merger Consideration will be given automatically, and no actions are required from the shareholders of the Transferor Company in relation thereto.

The shares of the Transferee Company which shareholders of the Transferor Company receive as Merger Consideration will entail such rights as follows from the section "Share capital and ownership structure – Certain rights associated with the shares" as of the Merger Day.

Likely repercussions of the merger on employment

The employment of the Transferor Company's chief executive officer will be transferred to another Group company in connection with the Merger. The Merging Companies do not expect that the Merger alone will have a negative or positive effect on the employment of the chief executive officer. There are no other employees in any of the Merging Companies. No participation according to the Swedish Act on Employees' Participation in Cross-Border Mergers (Sw. lag (2008:9) om arbetstagares medverkan vid gränsöverskridande fusioner) will be implemented.

Merger date for accounting purposes

The Merger is expected to be implemented with effect for accounting purposes as from 1 January 2020.

Treatment of holders of special rights

The Transferor Company has no outstanding warrants, convertibles or other securities that give holders rights to new shares or other special rights. Consequently, no holders of special rights in the Transferor Company need to be assured any rights in the Transferee Company.

The Transferee Company will not as a part of the Merger issue shares or other securities that give holders special rights in the Transferee Company or take other special measures to the benefit of shareholders or others.

It shall be noted that the Transferor Company's rights and obligations in relation to the Transferor Company's outstanding long-term incentive programs will, like the Transferor Company's other rights and obligations, be transferred to the Transferee Company in connections with the Merger.

Fees and other special advantages

No fees or other special advantages or rights shall be payable or granted in connection with the Merger to any independent expert, auditor, board member, member of a control or supervisory body, chief executive officer or other similar executive in any of the Merging Companies, other than fees to the auditor against invoice for the review of the merger plan and necessary statements and certificates.

Accounts as the basis for the Merger

The relevant date of the accounts of the Transferor Company which have formed the basis for the determination of the terms of the Merger is 30 June 2020.

Information regarding the decision-making process

The execution of the Merger presupposes that the merger plan is adopted by the general meeting of the Transferor Company and of the Transferee Company, respectively.

A resolution by the general meeting of the Transferor Company to approve the Merger shall be valid only where supported by shareholders holding not less than two-thirds (2/3) of the votes cast and the shares represented at the meeting. Shareholders that have voted against the Merger at the general meeting of the Transferor Company may require the Transferor Company to redeem their shares, provided that such requirement is made in writing against the Transferor Company no later than four weeks after the general meeting resolving the Merger. However, the shareholders in the Transferor Company will prior to the voting procedure on the completion of the Merger at the general meeting be requested to express if they wish to be redeemed, if the Merger is adopted by the general meeting of the Transferor Company, and the redemption of a shareholder is conditional upon such shareholder having expressed this wish at the general meeting prior to the voting procedure.

A resolution by the general meeting of the Transferee Company to approve the merger plan shall be valid only where supported by shareholders holding not less than two-thirds (2/3) of the votes cast and the shares represented at the meeting. A resolution by the general meeting of the Transferee Company to approve the merger plan will be conditional upon that not more than ten (10) per cent of the votes cast and the shares represented at the meeting in the Transferor Company oppose the Merger and, in connection therewith, request redemption of shares at the general meeting in the Transferor Company. If such approval is not given by the general meeting of the Transferor Company, the proposed Merger will lapse.

Documents incorporated by reference

The following documents and accounts are incorporated by reference into the Prospectus. Those parts of the documents below which are not referred to are either not relevant or reproduced elsewhere in the Prospectus.

The following documents are incorporated by reference:

•
Nordic Waterproofing Holding A/S unaudited consolidated interim financial statement for the period January – June 2020, where reference is made to financial key figures on page 1, quarterly data on page 11, income statement on page 14, balance sheet on page 15, changes in equity on page 15, cash flow analysis on page 16 and notes on pages 17–19.

•
Nordic Waterproofing Holding A/S audited annual financial statement for the financial year 2019, where reference is made to a multi-year overview on page 5, income statement on page 53, report on the consolidated comprehensive income on page 53, balance sheet on page 54, cash flow analysis on page 55, changes in equity on page 56, notes on pages 57–81 and auditor's report on pages 86–88.

•
Nordic Waterproofing Holding A/S audited annual financial statement for the financial year 2018, where reference is made to a multi-year overview on page 5, income statement on page 64, report on the consolidated comprehensive income on page 64, balance sheet on page 65, cash flow analysis on page 66, changes in equity on page 67, notes on pages 68–95 and auditor's report on pages 101–103.

•
Nordic Waterproofing Holding A/S audited annual financial statement for the financial year 2017, where reference is made to financial key figures on page 11, multi-year overview on page 13, income statement on page 48, balance sheet on page 49, cash flow analysis on page 50, changes in equity on page 51, notes on pages 52–75 and auditor's report on 80–82.

Documents incorporated by reference are, during the Prospectus' period of validity, available on Nordic Waterproofing website, www.nordicwaterproofing.com.

Except for information explicitly included in the Prospectus by reference above, information on the website, or any other specified website, is not included in the Prospectus and has not been reviewed or approved by the competent authority.

Document available for inspection

The following documents are, during the Prospectus' period of validity, available on the Company's website, www.nordicwaterproofing.com.

•	Nordic Waterproofing's articles of association; and
•	Nordic Waterproofing certificate of registration.

Definitions

Code means the Swedish Corporate Governance Code.

DKK means Danish kroner.

EUR means euro and EURM refers to millions of euros.

Euroclear Sweden means Euroclear Sweden AB (Box 7822, SE-103 97 Stockholm, Sweden).

IFRS means the International Financial Reporting Standards, as adopted by the European Union.

Merger means the cross-border reverse merger, by which Nordic Waterproofing Holding A/S is absorbed by its wholly-owned Swedish subsidiary Nordic Waterproofing Holding AB.

Merger Plan means the merger plan between Nordic Waterproofing Holding AB and Nordic Waterproofing Holding A/S, which has been prepared in connection with the Merger.

Merger Consideration means the consideration that shareholders in Nordic Waterproofing Holding A/S will be offered in the Merger, consisting of shares in Nordic Waterproofing Holding AB (each share held in Nordic Waterproofing Holding A/S entitles to one share in Nordic Waterproofing Holding AB).

Nasdaq Stockholm refers to the regulated market conducted by Nasdaq Stockholm Aktiebolag.

NOK refers to Norwegian kroner.

Nordic Waterproofing, the Company or the Group means, depending on the context, Nordic Waterproofing Holding AB, reg. no. 556839-3168, the group of which Nordic Waterproofing Holding A/S, reg. no. 33 39 53 61, is the parent company as of the date of the Prospectus, and of which Nordic Waterproofing Holding AB will become parent company after the execution of the Merger or subsidiaries in the group.

Prospectus means this Prospectus, which has been prepared in connection with the Admission to trading of the Company's shares on Nasdaq Stockholm.

SEK means Swedish kronor, SEKT refers to one thousand Swedish kronor, and SEKM refers to millions of Swedish kronor.

USD means US dollars.

Addresses

THE COMPANY

Nordic Waterproofing Holding AB
Rönnowsgatan 12
252 25 Helsingborg
Sweden
Telephone: +46 42 36 22 40
www.nordicwaterproofing.com

AUDITOR

Deloitte AB
Hjälmaregatan 3
201 23 Malmö
Sweden

LEGAL ADVISORS TO THE COMPANY

As to Swedish law Roschier Advokatbyrå AB Brunkebergstorg 2 111 51 Stockholm Sweden	As to Danish law Plesner Advokatpartnerselskab Amerika Plads 37 2100 Copenhagen Denmark